UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by Registrant:                            Filed by a Party other than the Registrant:

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to § 240.14a-12

National Technical Systems, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, no par value, of National Technical Systems, Inc.

(2)

Aggregate number of securities to which transaction applies: 11,697,729 shares of common stock; options to purchase 194,500 shares of common stock; warrants to purchase 300,000 shares of common stock; and 965,000 phantom stock appreciation rights.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined by multiplying 0.0001364 by $294,076,964, which is the sum of: (i) $269,047,767, which is the product of 11,697,729 outstanding shares of National Technical Systems, Inc. common stock and the merger consideration of $23.00 per share; (ii) $3,547,816, which is the product of outstanding options to purchase 194,500 shares of National Technical Systems, Inc. common stock and $18.2407, which is the amount equal to the excess of the merger consideration of $23.00 per share over the weighted average exercise price per share of such outstanding options; (iii) $6,675,000, which is the product of outstanding warrants to purchase 300,000 shares of National Technical Systems, Inc. common stock and $22.25, which is the amount equal to the excess of the merger consideration of $23.00 per share over the exercise price for such outstanding warrants; and (iv) $14,806,381, which is the product of outstanding phantom stock appreciation rights with respect to 965,000 shares of National Technical Systems, Inc. common stock and $15.3434, which is the amount equal to the excess of the merger consideration of $23.00 per share over the weighted average grant price of such outstanding phantom stock appreciation rights.

(4) Proposed maximum aggregate value of transaction: $294,076,964

(5) Total fee paid:
$40,112

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2013

NATIONAL TECHNICAL SYSTEMS, INC.

24007 VENTURA BOULEVARD

CALABASAS, CALIFORNIA 91302

You are cordially invited to attend a special meeting of the shareholders of National Technical Systems, Inc., a California corporation (“NTS,” the “Company,” “we,” “our” or “us”), which we will hold on [    ], 2013, at [    ], at [    ], local time.

On August 15, 2013, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) providing for the acquisition of the Company by Nest Parent, Inc. (“Parent”). Pursuant to the merger agreement, Nest Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), will merge with and into NTS, with NTS surviving the merger as a wholly-owned subsidiary of Parent (the “merger”). Following the merger, NTS will cease to be a publicly traded company. Parent and Merger Sub are affiliates of Aurora Capital Group.

At the special meeting, you will be asked to consider and vote upon the following: (i) a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “merger agreement proposal”); (ii) an advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of NTS in connection with the merger; and (iii) a proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

If the merger is completed, each share of NTS common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by NTS, Parent and Merger Sub and any of their respective direct and indirect subsidiaries and by holders who are entitled to and properly exercise dissenters’ rights under California law) will be cancelled and converted into the right to receive $23.00 in cash (the “per share merger consideration”), without interest and less applicable withholding taxes. The per share merger consideration represents a premium of approximately 39% to NTS’s closing stock price on August 15, 2013, the last full trading day before the public announcement of the merger.

The NTS board of directors formed a special committee of three disinterested and independent directors to, among other things, review and evaluate the merger agreement proposal. The NTS board of directors has unanimously, and in accordance with the unanimous recommendation of the special committee, approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of NTS and its shareholders. The NTS board of directors unanimously recommends that NTS shareholders vote “FOR” the merger agreement proposal. Additionally, the NTS board of directors unanimously recommends that NTS shareholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of NTS in connection with the merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

In considering the recommendation of the NTS board of directors, you should be aware that some of NTS’s directors and executive officers have interests in the merger that are different from, or in addition to, shareholders generally.

The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). You should read the entire proxy statement carefully, including the appendices, because it sets forth the details of the merger agreement and other important information related to the merger.

In connection with the entry into the merger agreement, on August 15, 2013, all of our executive officers and directors (other than Mr. Justin C. Jacobs), representing approximately 18% of our outstanding common stock as of the date thereof, entered into a voting agreement with Parent, agreeing to, among other things, vote all shares of our common stock owned of record and beneficially by such officers and directors in favor of the merger, the merger agreement and any other matters relating to and/or necessary for consummation of the merger and the other transactions contemplated in the merger agreement.

Your vote is very important. NTS cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of NTS common stock entitled to vote at the special meeting. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of NTS in connection with the merger, is subject to a separate shareholder vote, and approval of that proposal is not a condition to the completion of the merger. If you fail to vote on the merger agreement proposal, the effect will be the same as a vote “AGAINST” this proposal. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or on the Internet as soon as possible. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with your voting instruction card. If you do not submit your proxy, instruct your broker, bank or other nominee how to vote your shares, or vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, [    ], by calling [    ] (toll free).

On behalf of the NTS board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

William McGinnis
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement and the form of the proxy are first being sent to NTS shareholders on or about [    ], 2013.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION,

DATED SEPTEMBER 16, 2013

NATIONAL TECHNICAL SYSTEMS, INC.

24007 VENTURA BOULEVARD

CALABASAS, CALIFORNIA 91302

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of National Technical Systems, Inc., a California corporation (“NTS,” the “Company,” “we,” “our” or “us”), will be held on [    ], 2013, at [    ], at [    ] local time for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 15, 2013 (the “merger agreement”), by and among Nest Parent, Inc. (“Parent”), Nest Merger Sub, Inc. (“Merger Sub”) and NTS, and approve the transactions contemplated thereby, including the merger (this proposal is referred to as the “merger agreement proposal”);

2. To consider and vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of NTS in connection with the merger;

3. To consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal; and

4. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

The holders of record of NTS common stock, no par value per share, at the close of business on September 20, 2013, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. The affirmative vote of the holders of a majority of the outstanding shares of NTS common stock entitled to vote at the special meeting is required to approve the merger agreement proposal.

The NTS board of directors has unanimously, and in accordance with the unanimous recommendation of the special committee, approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of NTS and its shareholders. The NTS board of directors unanimously recommends that NTS shareholders vote “FOR” the merger agreement proposal, “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of NTS in connection with the merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

In considering the recommendation of the NTS board of directors, you should be aware that some of NTS’s directors and executive officers have interests in the merger that are different from, or in addition to, shareholders generally.

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of NTS common stock are held through a broker, bank or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of NTS common stock and a valid photo identification. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Whether or not you expect to attend the special meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card. You may revoke your proxy and vote in person at the special meeting if you desire. If you fail to vote on the merger agreement proposal, the effect will be the same as a vote “AGAINST” this proposal.

If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with your voting instruction card. If you do not submit your proxy, instruct your broker, bank or other nominee how to vote your shares, or vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

Dissenters’ rights are available under California law in connection with the merger. A copy of the applicable California statutory provisions is included as Annex C of the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights” in the accompanying proxy statement.

By Order of the Board of Directors,

Michael El-Hillow
Secretary

i

SUMMARY

This Summary highlights selected information contained in this proxy statement. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement (see “Where You Can Find Additional Information” on page 88), as this Summary may not contain all of the information that may be important to you in considering the proposed merger. The items in this Summary include page references directing you to a more complete description of that topic in this proxy statement.

Parties to the Merger (Page 26)

National Technical Systems, Inc. National Technical Systems, Inc., referred to as “NTS,” the “Company,” “we,” “our” or “us,” is a California corporation. NTS is a leading independent provider of testing, inspection and certification services in the United States, serving a number of end markets. NTS’s corporate headquarters are located in Calabasas, California. See “Parties to the Merger — National Technical Systems, Inc.” on page 26. Additional information about NTS is contained in its public filings, which are incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” on page 88.

Nest Parent, Inc. Nest Parent, Inc., referred to as “Parent,” is a Delaware corporation. Parent was formed in connection with the transactions contemplated by the merger agreement. Parent has not engaged in any business except in furtherance of this purpose. Parent is an affiliate of Aurora Capital Group, a Los Angeles-based private equity firm. See “Parties to the Merger — Nest Parent, Inc.” on page 26.

Nest Merger Sub, Inc. Nest Merger Sub, Inc., referred to as “Merger Sub,” is a California corporation and a wholly-owned subsidiary of Parent that was formed in connection with the transactions contemplated by the merger agreement. Upon the consummation of the merger, Merger Sub will be merged with and into NTS and will cease to exist. See “Parties to the Merger — Nest Merger Sub, Inc.” on page 26.

The Merger (Page 27)

Parent and NTS agreed to the acquisition of NTS by Parent under the terms of the merger agreement that is described in this proxy statement. Pursuant to the merger agreement, Merger Sub will merge with and into NTS, with NTS surviving the merger and continuing as a wholly-owned subsidiary of Parent. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read carefully the merger agreement in its entirety because it is the legal document governing the merger.

Merger Consideration (Page 28)

If the merger is completed, you will receive $23.00 in cash, without interest and less applicable withholding taxes, for each share of NTS common stock that you owned immediately prior to the effective time and for which you did not properly exercise dissenters’ rights. After the merger is completed, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a NTS shareholder. NTS shareholders will receive the per share merger consideration after exchanging their NTS stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to all NTS shareholders promptly after the effective time of the merger. See “The Merger Agreement — Payment Procedures” on page 66.

Treatment of Equity Awards and Treatment of Warrants (Page 67)

Pursuant to the merger agreement, at the effective time of the merger, and as a result of the merger:

•

each option to acquire NTS common stock (whether vested or unvested) that is outstanding at the effective time of the merger will become vested in full and will be cancelled in exchange for the right to receive (subject to any applicable withholding taxes) the per share merger consideration minus the exercise price per share of the option; provided that if the exercise price per share of an option is equal to or greater than the per share merger consideration, then the option will be cancelled without any cash payment being made in respect of such option;

•	each restricted share of NTS common stock (whether vested or unvested) that is outstanding at the effective time of the merger will vest in full and will be cancelled and convert into solely the right to receive (subject to any applicable withholding taxes) the per share merger consideration; and

•	each warrant to purchase NTS common stock that is outstanding at the effective time of the merger will be cancelled in exchange for the right to receive the per share merger consideration minus the exercise price per share of the warrant; provided that if the exercise price per share of a warrant is equal to or greater than the per share merger consideration, then the warrant will be cancelled without any cash payment being made in respect of such warrant.

In addition, pursuant to NTS’s 2010 Long-Term Incentive Plan (the “LTIP”), each vested phantom stock appreciation right will be cancelled in the merger in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of the excess of the per share merger consideration over the applicable grant price per phantom stock appreciation right. On October 23, 2012, the compensation committee of the NTS board of directors exercised its discretion to accelerate the vesting of all phantom stock appreciation rights in connection with a change of control occurring before October 23, 2014. Accordingly, all outstanding and unvested phantom stock appreciation rights are expected to vest in the merger and be cancelled in exchange for the aforementioned consideration.

Market Prices and Dividend Data (Page 20)

NTS common stock is quoted on the NASDAQ Global Market under the symbol “NTSC.” On August 15, 2013, the last full trading day before the public announcement of the merger, the closing price for our common stock was $16.58 per share and on [    ], 2013, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $[    ] per share.

Material U.S. Federal Income Tax Consequences of the Merger (Page 49)

U.S. Holders (as defined on page 49) of NTS common stock that exchange all of their shares of NTS common stock for cash (pursuant to the merger agreement) will recognize gain or loss on the exchange in an amount equal to difference between the amount of the cash received and that holder’s adjusted tax basis in the shares of NTS common stock exchanged therefor. Shareholders, including non-U.S. Holders (as defined on page 50) should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Reasons for the Merger and Recommendation of the NTS Board of Directors (Pages 36 and 38)

The NTS board of directors consulted with management, the NTS special committee and the special committee’s legal and financial advisors in connection with its evaluation of the merger agreement and the merger. After careful consideration of the various factors described in the section entitled “The Merger — Reasons for the Merger,” at a special meeting of the NTS board of directors on August 15, 2013, upon the unanimous recommendation of the NTS special committee, the NTS board of directors unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of NTS shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to the shareholders of NTS for adoption and approval and (iv) recommended that NTS’s shareholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

In considering the recommendation of the NTS board of directors, you should be aware that some of NTS’s directors and executive officers have interests in the merger that are different from, or in addition to, shareholders generally. See “The Merger — Interests of NTS Executive Officers and Directors in the Merger” beginning on page 52.

The NTS board of directors unanimously recommends that you vote “FOR” the merger agreement proposal; “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of NTS in connection with the merger; and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

Opinion of Financial Advisor to the NTS Special Committee (Page 39)

On August 15, 2013, the NTS special committee’s financial advisor, Houlihan Lokey Capital, Inc., or “Houlihan Lokey,” rendered an oral opinion to the NTS special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated August 15, 2013), as to, as of August 15, 2013, the fairness, from a financial point of view, of the $23.00 per share consideration to be received by the holders of NTS common stock in the merger pursuant to the merger agreement.

Houlihan Lokey’s opinion was directed to the NTS special committee and only addressed the fairness from a financial point of view of the $23.00 per share consideration to be received by the holders of NTS common stock in the merger pursuant to the merger agreement and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. NTS encourages its shareholders to carefully read the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the special committee, the board of directors, NTS or any shareholder as to how to act or vote with respect to the merger or related matters. See “The Merger — Opinion of Financial Advisor to the NTS Special Committee” on page 39.

Financing of the Merger (Page 47)

Parent has received an equity commitment letter, dated August 15, 2013, from Aurora Pacific Equity Partners, Inc., pursuant to which Aurora Pacific Equity Partners, Inc. has committed to make, or cause its affiliates to make, an equity contribution of $177.0 million to Parent. Parent has also received a debt commitment letter, dated August 15, 2013, from GCI Capital Markets LLC, referred to as “Golub,” pursuant to which Golub has committed to provide $152.5 million of first lien senior secured credit facilities and $55.0 million of second lien senior secured credit facilities. We refer to the equity and debt commitment letters as the “financing commitments.” We believe the aggregate proceeds to be distributed pursuant to the financing commitments, together with cash and cash equivalents available to Parent, will, in the aggregate, be sufficient for Parent to:

•	consummate the merger;

•	pay the merger consideration to NTS shareholders and to the holders of NTS options, warrants and phantom stock appreciation rights;

•	repay at the closing of the merger certain indebtedness of NTS and its subsidiaries;

•	pay certain fees, costs and expenses associated with closing the merger and the credit facilities; and

•	provide for working capital, capital expenditures and other corporate purposes following the merger.

Although consummation of the merger is not subject to a financing condition, the funding under the financing commitments is subject to conditions, including conditions that do not relate directly to the conditions to closing in the merger agreement. See “The Merger — Financing of the Merger” on page 47.

In addition, pursuant to the merger agreement, as an alternative to the credit facilities provided for in the debt commitment letter, Parent and Merger Sub may obtain substitute financing in the form of a single lien senior secured credit facility so long as the replacement of the credit facilities with the substitute financing would not be adverse in any material respect to NTS, taking the credit facilities and substitute financing as a whole. Parent and Merger Sub currently intend to utilize such substitute financing, and expect it to be in the form of a $183.0 million senior secured credit facility, comprised of a (i) $143.0 million term loan, advanced in full on the closing date, (ii) a $30.0 million delayed draw term loan, and (iii) a $10.0 million revolving loan facility.

Special Meeting of Shareholders; Voting by NTS Executive Officers and Directors (Pages 22 and 24)

Date, Time and Place. The special meeting of NTS shareholders will be held on [    ], 2013, at [    ], at [    ] local time to:

•	consider and vote upon the merger agreement proposal;

•	consider and vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of NTS in connection with the merger;

•	consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal; and

•	transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

Record Date and Voting Power. You are entitled to vote at the special meeting if you held shares of NTS common stock at the close of business on September 20, 2013, the record date for the special meeting. You will have one vote at the special meeting for each share of NTS common stock you owned at the close of business on the record date. [    ] shares of NTS common stock are entitled to be voted at the special meeting.

Vote Required. In order to approve the merger agreement proposal, holders of at least a majority of the outstanding shares of NTS common stock entitled to vote at the special meeting must vote in favor of this proposal. Approval, on a non-binding advisory basis, of specified compensation that may become payable to the named executive officers of NTS in connection with the merger requires the affirmative vote of a majority of the shares represented and voting at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum). Approval of the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal requires approval of a majority of the shares represented at the special meeting, either in person or by proxy, whether or not a quorum is present.

Voting Agreement. Each NTS executive officer and director other than Mr. Justin C. Jacobs (collectively, the “covered directors and officers”) has entered into a voting agreement with Parent (the “voting agreement”) with respect to all shares of NTS common stock owned of record and beneficially by the covered directors and officers, as set forth in the voting agreement, and any additional shares of common stock and any other voting securities of NTS which the covered directors and officers acquire record and/or beneficial ownership of after the date of the voting agreement (collectively, the “voting agreement shares”). The covered directors and officers collectively own approximately 18% of the outstanding shares of NTS common stock and have agreed to take the following actions, among others, during the term of the voting agreement: (1) vote all voting agreement shares in favor of the merger, the merger agreement and any other matters relating to and/or necessary for consummation of the merger and the other transactions contemplated in the merger agreement; (2) vote all voting agreement shares against any “acquisition proposal” as defined below on page 74; (3) vote all voting agreement shares against any other actions that would or could reasonably be expected to adversely affect or delay the merger; and (4) vote all voting agreement shares in favor of any proposal to adjourn the special meeting to a later date if a quorum is not present or if there are not sufficient votes for the adoption of the merger agreement. In addition, each covered director and officer has granted to Parent (and its executive officers and designees), pursuant to the voting agreement, an irrevocable proxy to vote the voting agreement shares in accordance with the foregoing.

Interests of NTS Executive Officers and Directors in the Merger (Page 52)

When considering the recommendation of the NTS board of directors that NTS shareholders vote in favor of the merger agreement proposal, you should be aware that NTS executive officers and directors have interests in the merger that are different from, or in addition to, the interests of NTS’s shareholders generally. See “The Merger — Interests of NTS Executive Officers and Directors in the Merger” for a description of such interests that may be different from, or in addition to, the interests of NTS shareholders generally.

The NTS board of directors knew about these interests and considered them, among other matters, when it determined that the merger agreement and the merger are fair to, advisable and in the best interests of NTS and its shareholders.

The following is a summary of certain interests of NTS executive officers and directors in the merger:

•	Positions with Surviving Corporation. Following the consummation of the merger, it is expected that the members of NTS’s senior management will hold substantially similar positions with NTS, as the surviving corporation in the merger. It is anticipated that following the merger, NTS’s executive officers will enter into employment agreements with NTS.

•	Stock Ownership. Certain NTS executive officers and directors beneficially own shares of NTS common stock. At the effective time of the merger, all shares of NTS common stock, including shares of restricted stock, held by NTS’s executive officers and directors will be cancelled in exchange for a right to receive an amount in cash (subject to any applicable withholding taxes) equal to the per share merger consideration of $23.00 per share.

•	Stock Options. Certain NTS executive officers and directors hold stock options granted pursuant to NTS’s 2002 Stock Option Plan, which was subsequently replaced by the 2006 Equity Incentive Plan. Each stock option that is outstanding and unexercised as of immediately prior to the effective time of the merger will be cancelled in the merger in exchange for the right to receive an amount in cash (without interest and subject to any applicable withholding taxes) equal to the product of (1) the excess, if any, of the per share merger consideration over the applicable exercise price per share of such stock option, and (2) the aggregate number of shares of common stock issuable upon exercise of such stock option. Each stock option that is currently outstanding, including those held by NTS directors and executive officers, has a per share exercise price below the per share merger consideration of $23.00 per share.

•	Restricted Stock. Certain NTS directors hold shares of restricted stock subject to stock awards granted pursuant to NTS’s 2006 Equity Incentive Plan. Pursuant to the terms of the merger agreement, each share of restricted stock will become fully vested. At the effective time of the merger, all shares of Company common stock will be cancelled in exchange for a right to receive an amount in cash (subject to any applicable withholding taxes) equal to the per share merger consideration of $23.00 per share.

•

Phantom Stock Appreciation Rights. Certain NTS executive officers hold phantom stock appreciation rights granted pursuant to NTS’s 2010 Long-Term Incentive Plan (the “LTIP”). Pursuant to the LTIP, each vested phantom stock appreciation right will be cancelled in the merger in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of the excess of the $23.00 per share merger consideration over the applicable grant price per phantom stock appreciation right. On October 23, 2012, the compensation committee of the NTS board of directors exercised its discretion to accelerate the vesting of all phantom stock appreciation rights in connection with a change of control occurring before October 23, 2014. Accordingly, all outstanding and unvested phantom stock appreciation rights are expected to vest in the merger and be cancelled in exchange for the aforementioned consideration.

•	Supplemental Employee Retirement Plan. Certain NTS executive officers are participants in NTS’s 2006 Amended and Restated Supplemental Executive Retirement Plan, as Amended and Restated effective as of December 31, 2008 (the “SERP”). All unvested benefits of the executive officers in benefits granted under the SERP will become fully vested for participants with ten or more years of service with NTS upon the closing of the merger. Douglas Briskie (Chief Strategy Officer), Derek Coppinger (Chief Operations Officer), William McGinnis (Chief Executive Officer) and Dwight Moore (Chief Marketing and Sales Officer) have ten or more years of service with NTS, and the benefits granted to them under the SERP will become fully vested in connection with the merger. All vested benefits under the SERP will become payable in connection with the closing of the merger pursuant to the terms of the SERP.

•	Change in Control Agreements. NTS has entered into change in control agreements with certain of its executive officers. The agreements provide that the executive officers could be entitled to certain severance benefits following a change in control of NTS, if either their employment is terminated by NTS without cause or they resign from their employment for good reason following certain adverse material changes to the terms of their employment. The merger qualifies as a change in control of NTS pursuant to the change in control agreements. Pursuant to the change in control agreement, if an executive officer experiences a qualifying termination of employment within twelve months following a change in control of NTS, he will receive a payment equal to two times his “annual compensation” (as defined in the change in control agreement), the same percentage of Company-paid health insurance benefits as were provided before the change in control for two years after termination of employment, and full accelerated vesting of all outstanding stock options. If the qualifying termination of employment occurs between twelve and twenty-four months following a change in control of NTS, the executive officer will receive a payment equal to one times his annual compensation, the same percentage of Company-paid health insurance benefits as were provided before the change in control for one year after termination of employment, and full accelerated vesting of all outstanding stock options. With respect to Michael El-Hillow, however, NTS’s Chief Financial Officer, upon a qualifying termination of employment within twelve months following a change in control of NTS, he will receive a payment equal to one times his “annual compensation” (as defined in the change in control agreement) and the same percentage of Company-paid health insurance benefits as were provided before the change in control for one year after termination of employment.

•	Raffy Lorentzian Letter Agreement. NTS entered into a Letter Agreement dated April 5, 2012 (the “Letter Agreement”) with Raffy Lorentzian, former Chief Financial Officer of NTS, regarding his separation from NTS, which occurred on July 31, 2012 (the “termination date”). Under the Letter Agreement, if a change in control event occurs within eighteen months following the termination date, Mr. Lorentzian will be entitled to payment of $220,420 (which is equal to one year’s base salary), or a prorated portion of that amount if the change in control event occurs between 19 and 36 months following the termination date. The merger qualifies as a change in control of NTS pursuant to the Letter Agreement. Based on a change in control occurring before February 2014, Mr. Lorentzian will receive a lump sum payment of $220,420 within 30 days of the closing of the merger.

•	In addition, pursuant to the terms of the merger agreement, Parent has agreed to cause the surviving corporation to indemnify NTS’s current and former directors and officers for six years following the effective time of the merger and to provide for director and officer liability insurance coverage for six years following the effective time. Parent has also agreed to cause the surviving corporation to provide certain post-closing employee benefits to continuing employees of NTS for twelve months following the effective time.

Conditions to the Merger (Page 78)

A number of conditions must be satisfied before the merger will be completed. These include, among others:

•	any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the “HSR Act,” shall have expired or been terminated;

•	the receipt of the approval of the merger agreement proposal by NTS shareholders;

•	the absence of any injunction or other court order or legal or regulatory restraint that prevents the consummation of the merger or any law or order that prohibits or makes the merger illegal;

•	the absence of any action by any governmental authority or by any other person that has a reasonable likelihood of success and that, if successful, would result in a material adverse effect (as defined in 67);

•	each party’s respective representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date) in the manner described in “The Merger Agreement — Conditions to the Merger”;

•	each party’s respective performance of its covenants in the manner described in “The Merger Agreement — Conditions to the Merger”; and

•	the absence since August 15, 2013 of any event or circumstance that has had or would reasonably be expected to have a material adverse effect.

Each of Parent, Merger Sub and NTS may waive any of the conditions to its respective obligation to consummate the merger at or prior to the effective time and complete the merger even though one or more of these conditions have not been met. Neither Parent nor NTS can give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur. Consummation of the merger is not subject to a financing condition.

Restrictions on Soliciting Other Acquisition Proposals (Page 72)

Under the merger agreement, NTS has agreed that it will not, and shall not permit or authorize any of its subsidiaries or representatives to, directly or indirectly:

•	initiate, solicit, endorse, propose, encourage or take any other action to facilitate (including by way of furnishing information) any proposals, offers or inquiries with respect to, that constitute, or would reasonably be expected to lead to, an “acquisition proposal” (as defined on page 74);

•	enter into, engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend or propose to approve, endorse or recommend, any acquisition proposal;

•	approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal or any proposal or offer that has a primary purpose of effectuating, or would reasonably be expected to lead to, an acquisition proposal;

•	make or authorize any statement, propose, resolve or agree to do any of the foregoing relating to any acquisition proposal;

•	make a “change in board recommendation” (as defined on page 74); or

•	terminate, waive, amend, release or modify any provision of any existing confidentiality agreement or standstill agreement to which we or any of our subsidiaries is a party with respect to any acquisition proposal or potential acquisition proposal.

Notwithstanding these restrictions, at any time prior to obtaining shareholder approval of the merger agreement proposal, NTS may provide information to a person making an acquisition proposal and also engage in negotiations and discussions with any such person if:

•	the NTS board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	the NTS board of directors determines, in good faith, based on the information then available and upon the recommendation of the special committee (after consultation with the special committee’s independent financial advisor and outside legal counsel), that such acquisition proposal constitutes a “superior proposal” (as defined on page 74);

•	such acquisition proposal is bona fide, written and not a result of a breach or violation of any of the restrictions in the merger agreement relating to acquisition proposals; and

•	NTS follows certain procedures set forth in the merger agreement.

Ability to Change Board Recommendation / Acquisition Proposals (Page 74)

The merger agreement provides that, subject to certain exceptions, the NTS board of directors may not take any of the following actions (any such action being referred to as a “change in board recommendation”):

•	withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of the merger agreement and the merger or the recommendation of the NTS board in favor thereof (the “board recommendation”) or take any action or make any statement in connection with the special meeting inconsistent with such approval or board recommendation;

•	adopt, approve, endorse, recommend, or otherwise declare advisable or propose to adopt, approve, endorse, recommend, or otherwise declare advisable, publicly or otherwise, any acquisition proposal;

•	fail to publicly reaffirm the board recommendation within three business days after Parent or Merger Sub so requests in writing;

•	fail to recommend against any acquisition proposal within five business days (other than an acquisition proposal described in next bullet below for which the Company shall have ten business days);

•	fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act, within ten business days after the commencement of any such acquisition proposal;

•	fail to include the board recommendation in the proxy statement to be distributed to shareholders in connection with the merger;

•	cause or permit NTS or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or contract constituting or relating to any acquisition proposal (other than a confidentiality agreement entered into in accordance with, and meeting the requirements described above under “The Merger Agreement — Restrictions on Soliciting Other Acquisition Proposals”);

•	make any other public statement that is inconsistent with the board recommendation; or

•	resolve, agree or propose to take any of the foregoing actions.

However, prior to obtaining shareholder approval of the merger agreement proposal, the NTS board of directors may, under specified circumstances change, its recommendation with respect to the merger agreement and, with respect to a “superior proposal” (as defined on page 74), terminate the merger agreement.

In general, the NTS board of directors may effect a change in board recommendation in response to either a superior proposal or an “intervening event” (as defined on page 76) if: (i) the NTS board of directors determines in good faith after consultation with outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties; and (ii) NTS follows certain procedures set forth in the merger agreement, including providing Parent with the matching and negotiation right provided for therein.

Additionally, at any time prior to obtaining shareholder approval of the merger agreement proposal, the NTS board of directors may terminate the merger agreement and concurrently enter into a definitive acquisition agreement with respect to a superior proposal if: (i) NTS receives an unsolicited bona fide written acquisition proposal from any person that is not withdrawn and that the NTS board of directors concludes in good faith constitutes a superior proposal and did not otherwise result from a breach of any of the restrictions in the merger agreement relating to acquisition proposals; (ii) NTS follows certain procedures set forth in the merger agreement, including providing Parent with the matching and negotiation right provided for therein; and (iii) concurrently with termination of the merger agreement, NTS pays Parent an $11.0 million termination fee.

Termination of the Merger Agreement (Page 79)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement proposal by NTS shareholders, in the following ways:

•	by mutual written consent of NTS and Parent;

•	by either NTS or Parent if:

•	the closing of the merger agreement shall not have been consummated by 5:00 p.m. Eastern time on February 15, 2014, referred to as the “end date,” except that such right to terminate is not available (i) to any party whose breach of any covenant or obligation under the merger agreement has been the proximate cause of, or resulted in, the failure of the closing to occur by the end date or (ii) to NTS if, at the time of such intended termination by NTS, either Parent or NTS could terminate the merger agreement because NTS shareholders shall have failed to approve the merger agreement proposal at the special meeting (after giving effect to all adjournments or postponements thereof);

•	NTS shareholders shall have failed to approve the merger agreement proposal at the special meeting (after giving effect to all adjournments or postponements thereof);

•	a (i) court or other governmental authority shall have issued a judgment, order or taken other action enjoining or otherwise prohibiting any of the transactions contemplated in the merger agreement and such judgment, order or other action shall have become final and nonappealable or (ii) if there shall be any applicable law that makes consummation of the merger illegal or otherwise prohibits it, provided that such right to terminate is not available to any party that does not use reasonable best efforts to contest, appeal and remove such judgment, order or other action;

•	by NTS if:

•

Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect, such that the closing conditions applicable to Parent or Merger Sub would not be satisfied, if occurring or continuing at the effective time, and such breach or failure to be true and correct is not cured by the earlier of the end date or 30 calendar days following receipt of written notice of such breach or failure (or such longer period to which NTS may agree), except that such right to terminate is not available to NTS if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of NTS contained in the merger agreement;

•	before receipt of the approval of the merger agreement proposal by NTS shareholders, (i) the NTS board of directors authorizes NTS to enter into a definitive acquisition agreement with respect to a superior proposal, (ii) NTS has complied with each of its obligations concerning the consideration of other acquisition proposals and (iii) NTS simultaneously enters into a definitive acquisition agreement with respect to such superior proposal and pays the $11.0 million termination fee to Parent; or

•	all of the following three events have occurred: (i) NTS has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, (ii) NTS has indicated in writing that it is ready, willing and able to consummate the merger on the second business day after the satisfaction or waiver of all conditions to the merger, and (iii) Parent and Merger Sub fail to consummate the merger within two business days of such date;

•	by Parent if:

•	the NTS board of directors effects a change in board recommendation (see “The Merger Agreement — Ability to Change Board Recommendation / Acquisition Proposals” above), NTS breaches or fails to perform any of its material obligations relating to the calling the special meeting of shareholders or the consideration of other acquisition proposals, or NTS or the NTS board of directors shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

•	excluding breaches covered by the previous bullet point, NTS has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of NTS shall have become untrue or incorrect, such that the closing conditions applicable to NTS would not be satisfied, if occurring or continuing at the effective time, and such breach or failure to be true and correct is not cured by the earlier of the end date or 30 calendar days following receipt of written notice of such breach or failure (or such longer period to which Parent may agree), except that such right to terminate is not available to Parent if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent contained in the merger agreement.

Fees and Expenses (Page 80)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Fees and Expenses”:

•	NTS may be obligated to pay to Parent a termination fee of $11.0 million;

•	NTS may be obligated to reimburse Parent and its affiliates for all of the reasonable out of pocket fees and expenses incurred by Parent or Merger Sub or on their behalf in connection with the merger agreement, up to a maximum of $7.5 million; or

•	Parent may be obligated to pay to NTS a “reverse” termination fee of $19.0 million.

Limited Guaranty (Page 81)

Concurrently with the execution of the merger agreement, Aurora Equity Partners IV L.P. and Aurora Overseas Equity Partners IV L.P. (each, a “guarantor” and, collectively, the “guarantors”) entered into a Limited Guaranty with NTS pursuant to which, among other things, each such guarantor has unconditionally agreed to guarantee, on a several and not joint basis, subject to the terms and conditions set forth in the Limited Guaranty, the obligations of Parent to make any payments required to be made by Parent under the merger agreement (other than payment of the merger consideration), up to a maximum amount equal to the guarantors’ respective pro rata portions of the $19.0 million “reverse” termination fee described above. The guarantors are affiliates of Parent.

Specific Performance (Page 81)

Parent and Merger Sub may sue in equity for specific performance and/or to obtain an injunction to prevent breaches of the merger agreement by NTS and to enforce specifically the terms and provisions of the merger agreement.

NTS is only entitled to specific performance (i) to cause Parent or Merger Sub to draw down the financing under the equity commitment letter, or to consummate the merger, provided certain conditions are satisfied (see “The Merger Agreement — Specific Performance”); and (ii) to cause Parent to draw down the debt financing (or, if substitute financing is obtained, to draw down on such substitute financing), provided certain conditions are satisfied (see “The Merger Agreement — Specific Performance”). Parent is under no obligation to bring an action against any of the parties to the debt commitment letter to fund the debt financing.

If the “reverse” termination fee has been paid by or on behalf of Parent, Merger Sub or the guarantors, then neither the Company nor any of its affiliates will be entitled to seek or obtain equitable relief, including specific performance to cause Parent to draw down on its financing commitments in the manner described above.

Regulatory Matters (Page 52)

While one of the mutual conditions to closing is that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) shall have expired or been terminated, Parent and NTS have determined that no filing is required under the HSR Act in connection with the transactions contemplated by the merger agreement.

Effect of the Merger (Page 27)

If the merger is completed, NTS common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and NTS will no longer file periodic reports with the SEC.

Dissenting Shareholder Rights (Page 63)

If you do not wish to accept the $23.00 per share merger consideration in the merger, you have the right under California law to demand that NTS repurchase your shares at the fair market value as determined under Section 13 of the California General Corporation Law. The shares subject to such purchase are called “dissenting shares.” In general, to preserve your dissenters’ rights, you must:

•	vote your shares of NTS common stock “AGAINST” approval of the merger agreement proposal;

•	deliver a written demand to NTS or its transfer agent for purchase of your shares, no later than the date of the special meeting;

•	submit the dissenting shares for endorsement in accordance with Section 1302 of the California General Corporation Law; and

•	comply with the other provisions of Chapter 13 of the California General Corporation Law.

The text of the California General Corporation Law governing dissenters’ rights is attached to this proxy statement as Annex C. Your failure to comply with the procedures described in Annex C will result in the loss of your dissenters’ rights.

Litigation Relating to the Merger (Page 62)

On August 23, 2013, one week after the announcement of the merger, a putative shareholder class action lawsuit, entitled Elias v. National Technical Systems, Inc., Case No. BC519271, was filed in the Superior Court of the State of California, Los Angeles County, against NTS, the members of NTS’s board of directors, Aurora Capital Group, Parent, and Nest Merger Sub, Inc. (“Merger Sub”). The lawsuit asserts a claim for breach of fiduciary duty against the members of NTS’s board of directors. The lawsuit also alleges that NTS has not provided sufficient information about the merger to shareholders. The lawsuit further asserts that NTS, Aurora Capital Group, Parent, and Merger Sub aided and abetted the alleged breaches of fiduciary duty. The lawsuit seeks to enjoin the consummation of the merger, damages, costs, attorneys’ and experts’ fees, and any other relief the court may deem proper. Each of the defendants believes that the lawsuit is without merit and intends to defend it vigorously. A status conference has been scheduled for November 6, 2013.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents NTS refers to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	The NTS board of directors has agreed to the acquisition of NTS by Parent under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, NTS shareholders must vote to approve the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “merger agreement proposal”). NTS will hold a special meeting of its shareholders to obtain this vote. You are receiving this proxy statement in connection with the solicitation of proxies to be voted at the special meeting or at any adjournments thereof to approve the merger agreement.

You should carefully read this proxy statement, including its annexes and the other documents we refer to in this proxy statement, because they contain important information about the merger, the merger agreement and the special meeting of NTS shareholders. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the merger agreement proposal. As a result of the merger, NTS will become a wholly-owned subsidiary of Parent, and NTS common stock will cease to be listed on the NASDAQ Global Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended.

You are also being asked to vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of NTS in connection with the merger, and to vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

Q:	How does the NTS board of directors recommend that I vote?

A:	The NTS board of directors unanimously recommends that you vote:

•	“FOR” the merger agreement proposal;

•	“FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of NTS in connection with the merger; and

•	“FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the appendices, please vote your shares of NTS common stock by either marking, signing and dating the enclosed proxy card and returning it in the postage prepaid envelope provided as soon as possible or promptly submitting your proxy by telephone or over the Internet following the instructions on the proxy card.

Q:	What happens if I abstain from voting?

A:	If you abstain from voting on the merger agreement proposal, it will have the same effect as a vote “AGAINST” this proposal.

Abstentions will have no effect on the outcome of the vote on the proposal to approve, on an advisory (non-binding) basis, the specified compensation that may become payable to the named executive officers of NTS in connection with the merger; however, approval of this proposal also requires the affirmative vote of a majority of the shares necessary to constitute a quorum and, therefore, abstentions could prevent the approval of the proposal because they do not count as affirmative votes.

Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting.

Q:	Will my shares be voted if I do not provide my proxy?

A:	Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the special meeting. However, the proposals to be voted upon at the special meeting are not considered “routine” matters and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions.

If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of determining the presence of a quorum or be voted if you do not provide a proxy or attend the special meeting and vote the shares yourself.

Q:	If my shares are held in “street name” by my broker, how do I vote?

A:	Your broker will vote your shares for you provided you instruct your broker how to vote your shares. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares. Failure to instruct your broker how to vote your shares will result in a broker non-vote.

Q:	What is a broker non-vote?

A:	Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (i) the broker has not received voting instructions from the beneficial owner of the shares and (ii) the broker lacks the authority to vote the shares at the broker’s discretion. Broker non-votes will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum on each of the proposals to be voted on at the special meeting. With respect to the merger agreement proposal, the shares represented by broker non-votes will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of NTS common stock entitled to vote must vote in favor of this proposal. “Broker non-votes” will have no effect on the proposal to approve, on an advisory (non-binding) basis specified compensation that may become payable to the named executive officers of NTS in connection with the merger because the affirmative vote of a majority of the shares represented at the meeting and voting is required to pass the proposal. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, if the shares held by the broker are voted on one or both of the other proposals but not on this proposal, but broker non-votes will have no effect on the outcome of this proposal if the shares held by the broker are not voted on any of the proposals.

Q:	What will I receive in the merger?

A:	As a result of the merger, NTS shareholders will receive $23.00 in cash, without interest and less applicable withholding taxes, for each share of NTS common stock they own immediately prior to the effective time of the merger, except for shareholders who properly exercise dissenters’ rights.

Q:	How does the per share merger consideration compare to the market price of NTS’s common stock prior to announcement of the merger?

A:	The per share merger consideration represents a premium of approximately 39% to NTS’s closing stock price on August 15, 2013, the last full trading day before the public announcement of the merger.

Q:	Will the merger be taxable to me?

A:	Yes. The exchange of shares of NTS common stock for cash by a U.S. Holder (as defined on page 49) will be taxable to such U.S. Holder. A U.S. Holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash it receives pursuant to the merger and its adjusted tax basis in its shares of NTS common stock exchanged therefor. The exchange of shares of NTS common stock by a non-U.S. Holder (as defined on page 50) could be subject to U.S. federal income tax under certain circumstances. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” on page 50. Shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from, or be in addition to, my interests as a shareholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the merger agreement proposal, you should be aware that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the principal terms of the merger agreement and in unanimously recommending that the merger agreement be approved by the shareholders of the Company. See “The Merger — Interests of NTS Executive Officers and Directors in the Merger” beginning on page 52.

Q:	When do NTS and Parent expect the merger to be completed?

A:	NTS and Parent are working to complete the merger as quickly as practicable. However, we cannot predict the exact timing of the completion of the merger because it is subject to a number of conditions. See “The Merger Agreement — Conditions to the Merger” beginning on page 78. We hope to complete the merger before the end of 2013.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], 2013, at [ ], at [ ] local time.

Q:	Who may attend the special meeting?

A:	Only shareholders of record who owned our common stock as of the close of business on September 20, 2013, the record date for the special meeting, or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of NTS common stock are held through a broker, bank or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of NTS common stock and a valid photo identification. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	Who may vote at the special meeting?

A:	Only holders of record of NTS common stock as of the close of business on September 20, 2013, the record date for the special meeting, may vote at the special meeting. As of the record date, NTS had [ ] outstanding shares of NTS’s common stock entitled to vote on the transaction.

Q:	What vote is required to approve the merger agreement proposal?

A:	In order to approve the merger agreement proposal, holders of at least a majority of the outstanding shares of NTS common stock entitled to vote thereon must vote in favor of this proposal.

Q:	What vote is required to approve, on an advisory (non-binding basis), specified compensation that may become payable to the named executive officers of NTS in connection with the merger?

A:	In order to approve, on an advisory (non-binding basis), the specified compensation that may become payable to the named executive officers of NTS in connection with the merger, a majority of the shares represented and voting at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) must approve the proposal.

Q:	What vote is required to approve the proposal to adjourn the special meeting to a later date, if necessary or appropriate?

A:	Approval of the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal requires approval of a majority of the shares represented at the special meeting, either in person or by proxy, whether or not a quorum is present.

Q:	Who is soliciting my proxy?

A:	This proxy solicitation is being made and paid for by NTS. In addition, we have retained [ ] to assist in the solicitation of proxies for a base fee not to exceed $[ ] plus reasonable out-of-pocket expenses. We have also agreed to indemnify [ ] for specified liabilities and expenses. Our directors, officers and employees may also solicit proxies by mail, in person or by telephone or other means of electronic communication. We will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and NTS will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. If you are submitting your proxy by completing and returning your proxy card, please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What is a “quorum”?

A:	A “quorum” will be present at the special meeting if the holders of a majority of the outstanding shares of NTS common stock entitled to vote on the record date are represented in person or by proxy. This quorum of NTS shares must be present at the special meeting, in person or by proxy, in order for the special meeting to be held.

Q:	If I have given a proxy, may I subsequently change my vote?

A:	Yes. Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by giving written notice of the revocation to the Secretary of NTS;

•	by properly submitting another proxy by mail, telephone or the Internet, with a later date; or

•	by voting in person at the special meeting (if your shares are registered directly on the books of NTS and not held through a broker, bank or other nominee).

Your attendance at the special meeting will not in and of itself constitute a revocation of your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or nominee to change those instructions.

Q:	Will I have dissenters’ rights as a result of the merger?

A:	Yes. You have the right to demand that NTS repurchase your shares at the fair market value determined under Section 13 of the California General Corporation Law. The shares subject to such purchase are called “dissenting shares.” In general, to preserve your dissenters’ rights, you must:

•	vote your shares of NTS common stock “AGAINST” approval of the merger agreement proposal;

•	deliver a written demand to NTS or its transfer agent for purchase of your shares, no later than the date of the special meeting;

•	submit the dissenting shares for endorsement in accordance with Section 1302 of the California General Corporation Law; and

•	comply with the other provisions of Chapter 13 of the California General Corporation Law.

The text of the California General Corporation Law governing dissenters’ rights is attached to this proxy statement as Annex C. Your failure to comply with the procedures described in Annex C will result in the loss of your dissenters’ rights.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for the special meeting is September 20, 2013, which is earlier than the date of the special meeting. If you held your shares of NTS common stock on the record date for the special meeting, you will retain your right to vote at the special meeting. If you transfer your shares of NTS common stock after the record date for the special meeting but prior to the date on which the merger is consummated, you will lose the right to receive the per share merger consideration for the shares of NTS’s common stock you have sold. The right to receive the per share merger consideration will pass to the person who owns your shares of NTS common stock when the merger is consummated.

Q:	What will happen to NTS. if the merger agreement is proposal is not approved?

A:	If the merger agreement proposal is not approved, the merger will not be consummated and NTS shareholders will not receive any payment for their shares. NTS will remain an independent public company, and NTS would expect to be operated by management in a manner similar to that in which NTS is being operated today. See “The Merger — Effect on NTS if the Merger is Not Completed.”

Q.	After the special meeting, how can I determine whether the merger agreement proposal has been approved by NTS shareholders?

A.	Promptly after the special meeting, NTS will issue a press release announcing whether the merger agreement proposal has been approved by holders of a sufficient number of outstanding shares of NTS common stock.

Q:	Should I send in my stock certificates now?

A:	No. After the effective time, you will receive written instructions informing you how to send in your stock certificates in order to receive the per share merger consideration. You will receive your cash payment as soon as practicable after receipt of the stock certificates representing the shares of NTS’s common stock that you own, together with the properly completed documents requested in the instructions. Please do not send any stock certificates with your proxy card.

Q:	Why am I being asked to approve specified merger-related compensation that may become payable to the named executive officers of NTS?

A:	The SEC recently approved new rules that require us to seek a vote, on an advisory (non-binding) basis, with respect to certain merger-related executive compensation arrangements, or “golden parachute” compensation that will be paid or may become payable to the Company’s named executive officers.

Q:	What will happen if the shareholders do not approve the “golden parachute” compensation at the special meeting?

A:	Approval of “golden parachute” compensation that the Company’s named executive officers will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is on an advisory basis and will not be binding on the Company. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the merger agreement is approved by the shareholders and the merger is completed, the “golden parachute” compensation will be paid or may become payable to the Company named executive officers to the extent provided in the merger agreement and in our related compensation plans and agreements.

Q:	Who can help answer my questions?

A:	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our proxy solicitor, [ ], as follows:

[INSERT PROXY SOLICITOR LOGO]

[Address Line 1]
[Address Line 2]
[(###) ###-#### (call collect)]
or
[Call Toll-Free (###) ###-####]
[Email Address]

FORWARD-LOOKING STATEMENTS

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on our and/or, where applicable, Parent’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning possible or assumed future results of operations (including the financial projections included in this proxy statement) and also include those preceded or followed by words such as “anticipates,” “believes,” “thinks,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. There may be events in the future that cannot be accurately predicted or over which there is no control. Shareholders should be aware that the occurrence of the events described in this proxy statement or in the documents incorporated herein by reference could have a material adverse effect on our business, operating results and financial condition or ability to consummate the transaction. Examples of these risks include, without limitation:

•	risk factors disclosed in NTS’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013, incorporated by reference in this proxy statement;

•	the incurrence of unexpected costs, liabilities or delays relating to the merger;

•	the failure to satisfy the conditions to the merger; and

•	the failure to obtain shareholder approval for the merger.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements.

MARKET PRICES AND DIVIDEND DATA

Market Price of NTS Common Stock

NTS common stock is traded on the NASDAQ Global Market under the symbol “NTSC.” The range of high and low sales prices as reported by the NASDAQ Global Market for each of the quarters of the fiscal years ended January 31, 2012 and 2013 and for the interim periods in our current fiscal year is presented below:

	Fiscal 2012
	High	Low
First Quarter	$8.00	$6.95
Second Quarter	$7.50	$5.06
Third Quarter	$6.19	$4.22
Fourth Quarter	$6.25	$4.02

	Fiscal 2013
	High	Low
First Quarter	$5.99	$4.81
Second Quarter	$7.40	$4.97
Third Quarter	$8.80	$6.19
Fourth Quarter	$8.35	$7.01

	Fiscal 2014
	High	Low
First Quarter	$10.00	$7.71
Second Quarter	$17.57	$9.34
Third Quarter (through September [ ], 2013)	$ [ ]	$ [	]

On August 15, 2013, the last full trading day prior to the public announcement of the proposed merger, NTS’s common stock closed at $16.58. On September [    ], 2013, the last practicable trading day prior to the date of this proxy statement, NTS’s common stock closed at $[            ].

Holders

As of the close of business on September [    ], 2013, there were [            ] holders of record of NTS common stock. The number of holders of record is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

Dividends

NTS did not pay any dividends in fiscal years 2012 and 2013 or during the interim periods of fiscal year 2014 through the date of this proxy statement. NTS does not have a policy regarding a regular dividend payment and any future dividends declared will be at the discretion of the NTS board of directors.

Under the merger agreement, NTS is prohibited from paying any dividend or other distribution on NTS’s common stock prior to the completion of the merger.

The credit facilities of NTS contain restrictions on its ability to make dividend distributions. Those restrictions include a requirement that any dividend or distribution would not trigger a default under any of the financial covenants and would amount to no more than 75% of our consolidated net income for the year in which the dividend distribution is being made.

In fiscal 2013, National Quality Assurance, Inc., which is owned 50% by NTS and 50% by Ascertiva Group Limited, paid a dividend of $200,000 to Ascertiva Group Limited.

In fiscal 2013, as part of NTS’s purchase of the 49.9% minority interest that it did not previously own of Unitek Technical Services, Inc., National Quality Assurance, Inc. paid a dividend of $4.5 million on a pro-rata basis to NTS and Ascertiva Group Limited.

Following the consummation of the merger, there will be no further public market for NTS’s common stock.

SPECIAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the NTS board of directors for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

The special meeting will be held on [                    ], 2013, at [        ], at [        ] local time.

Purpose of the Special Meeting

At the special meeting, we will ask the holders of NTS common stock to consider and vote on the following proposals:

1.	The merger agreement proposal;

2.	An advisory (non-binding) resolution, to approve specified compensation that may become payable to the named executive officers of NTS in connection with the merger; and

3.	A proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

At the special meeting, NTS may also transact such other business as may properly come before the special meeting or any adjournment thereof.

Record Date, Shares Entitled to Vote and Quorum

Only holders of record of NTS common stock at the close of business on September 20, 2013, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, [            ] shares of NTS common stock were issued and outstanding and held by approximately [            ] holders of record.

A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote on the record date shall constitute a quorum for the transaction of business at the special meeting. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

If a quorum is not present at the special meeting, the approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the affirmative vote of a majority of the shares of NTS common stock represented, in person or by proxy, at the special meeting.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of NTS common stock are held through a broker, bank or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of NTS common stock and a valid photo identification. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required; Abstentions and Broker Non-Votes

Each holder of NTS common stock is entitled to one vote for each share held of record on the record date.

Approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of NTS common stock entitled to vote on the proposal. Broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement proposal.

Approval, by non-binding, advisory vote, of specified compensation that may become payable to the named executive officers of NTS in connection with the merger requires the affirmative vote of a majority of the shares of common stock represented either in person or by proxy and voting upon the proposal, which shares voting affirmatively must also constitute at least a majority of the required quorum. Broker non-votes and abstentions have no effect on determining whether the affirmative vote constitutes a majority of the shares represented either in person or by proxy and voting upon the proposal. However, approval of this proposal also requires the affirmative vote of a majority of the shares necessary to constitute a quorum and, therefore, broker non-votes and abstentions could prevent the approval of the proposal because they do not count as affirmative votes.

Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the shares of common stock represented either in person or by proxy. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have the same effect as a vote “AGAINST” this proposal if the shares held by the broker are voted on one or both of the other proposals but not on this proposal, but broker non-votes will have no effect on the outcome of this proposal if the shares held by the broker are not voted on any of the proposals.

Voting of Proxies

After carefully reading and considering the information contained in this proxy statement, you should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed return envelope as soon as possible or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card so that your shares of common stock are represented at the special meeting, even if you plan to attend the special meeting in person. If you elect to submit your proxy by telephone or via the Internet, you will need to provide the control number set forth on the enclosed proxy card upon which you will be provided the option to vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. If no specification is indicated, all of your shares of common stock represented by valid proxies that have been submitted will be voted “FOR” the proposal to approve the merger agreement proposal, “FOR” the proposal to approve, by non-binding, advisory vote, specified compensation that may become payable to the named executive officers of NTS in connection with the merger and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy or submission of a proxy by telephone or over the Internet pursuant to the instructions on the proxy card does not preclude a shareholder from voting in person at the special meeting. Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by giving written notice of the revocation to the Secretary of NTS;

•	by properly submitting another proxy by mail, telephone or the Internet, with a later date; or

•	by voting in person at the special meeting (if your shares are registered directly on our books and not held through a broker, bank or other nominee).

Your attendance at the special meeting will not in and of itself constitute a revocation of your proxy.

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker to change your vote.

Recommendation of the NTS Board of Directors

The NTS board of directors unanimously recommends that you vote:

•	“FOR” the merger agreement proposal;

•	“FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of NTS in connection with the merger; and

•	“FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate.

Voting by NTS Executive Officers and Directors

As of the record date, NTS executive officers and directors as a group owned and were entitled to vote [        ] shares of NTS’s common stock, which represents approximately [    ]% of NTS’s total common stock outstanding on that date.

Each NTS executive officer and director other than Mr. Justin C. Jacobs (collectively referred to as the “covered directors and officers”) has entered into a voting agreement with Parent, referred to as the “voting agreement,” with respect to all shares of NTS common stock owned of record and beneficially by the covered directors and officers, as set forth in the voting agreement, and any additional shares of common stock and any other voting securities of NTS which the covered directors and officers acquire record and/or beneficial ownership of after the date of the voting agreement (collectively referred to as the “voting agreement shares”). The covered directors and officers collectively own approximately 18% of the outstanding shares of NTS common stock and have agreed to take the following actions, among others, during the term of the voting agreement: (1) vote all voting agreement shares in favor of the merger, the merger agreement and any other matters relating to and/or necessary for consummation of the merger and the other transactions contemplated in the merger agreement; (2) vote all voting agreement shares against any acquisition proposal; (3) vote all voting agreement shares against any other actions that would or could reasonably be expected to adversely affect or delay the merger; and (4) vote all voting agreement shares in favor of any proposal to adjourn the special meeting to a later date if a quorum is not present or if there are not sufficient votes for the adoption of the merger agreement. In addition, each covered director and officer has granted to Parent (and its executive officers and designees), pursuant to the voting agreement, an irrevocable proxy to vote the voting agreement shares in accordance with the foregoing.

Solicitation of Proxies

NTS will bear the cost of solicitation of proxies by us. In addition to soliciting shareholders by mail, NTS directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. NTS will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and NTS will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by NTS directors, officers and employees may also be made of some shareholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

NTS has retained the firm of [            ] to assist in the solicitation of proxies for a base fee not to exceed $[            ] plus reasonable out-of-pocket expenses, and have agreed to indemnify [            ] for specified liabilities and expenses.

Other Matters

NTS does not expect that any matter other than the proposals described in this proxy statement will be brought before the special meeting. If, however, the NTS board of directors properly presents other matters, each of the persons named as a proxy will vote in accordance with his judgment as to matters that he believes to be in the best interests of NTS shareholders. A proxy in the accompanying form or properly submitted by telephone or over the Internet will give authority to William C. McGinnis, our Chief Executive Officer, and Michael El-Hillow, our Chief Financial Officer, to vote on such matters at their respective discretion and they intend to do so in accordance with their best judgment on any such matter.

Adjournment of Special Meeting

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies or if a quorum is not present. Our bylaws provide that the special meeting, whether or not a quorum is present, may be adjourned by the affirmative vote of the majority of the shares represented at such meeting, either in person or by proxy. If the special meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the special meeting, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than 45 days from the date set for the special meeting, in which case the NTS board of directors shall set a new record date; notice of any such adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with our bylaws. At any adjourned meeting, NTS may transact any business which might have been transacted at the special meeting.

Householding of Special Meeting Materials

If you share an address with another shareholder, each shareholder at the same address may not receive a separate copy of this proxy statement, though each shareholder in the household will receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Upon such request, we will promptly deliver a separate copy of the proxy materials to you. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions:

•	If your shares are registered in your own name, please contact us at Investor Relations at National Technical Systems, Inc., 24007 Ventura Boulevard, Calabasas, CA 91302 or by calling (818) 591-0776 to inform us of your request.

•	If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

PARTIES TO THE MERGER

National Technical Systems, Inc.

24007 Ventura Boulevard

Calabasas, California 91302

(818) 591-0776

National Technical Systems, Inc., a California corporation, is a leading independent provider of testing, inspection and certification services in the United States, serving a number of end markets. During its more than 50 years in the business, NTS has built the dominant testing platform in the country, with no close second. NTS’s expansive geographic presence, experienced sales force, deep client relationships, breadth of capabilities and continuous innovation are unmatched by any competitor, making NTS a unique one-stop resource to meet its clients’ demanding and evolving requirements. NTS is accredited by numerous national and international technical organizations which allow NTS to have its test data accepted in most countries. NTS’s website is located at www.nts.com. Information on the NTS website is not a part of this proxy statement.

Additional information about NTS is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 88.

Nest Parent, Inc.

c/o Aurora Capital Group

10877 Wilshire Blvd., 21st Floor

Los Angeles, CA 90024

(310) 551-0101

Nest Parent, Inc., a Delaware corporation, was formed in connection with the transactions contemplated by the merger agreement. It has not engaged in any business except in furtherance of this purpose. Parent is an affiliate of Aurora Capital Group, a Los Angeles-based private equity firm. Founded in 1991, Aurora Capital Group currently manages over $2 billion of private equity capital, pursuing two distinct strategies: acquiring healthy middle-market companies through Aurora Equity Partners IV and acquiring companies in need of restructuring through Aurora Resurgence Fund, L.P. Aurora Capital Group’s website is located at www.auroracap.com. Information on this website is not a part of this proxy statement.

Nest Merger Sub, Inc.

c/o Aurora Capital Group

10877 Wilshire Blvd., 21st Floor

Los Angeles, CA 90024

(310) 551-0101

Nest Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Nest Parent, Inc., was formed in connection with the transactions contemplated by the merger agreement. It has not engaged in any business except in furtherance of this purpose.

THE MERGER

This section describes material aspects of the merger agreement and the merger. While NTS believes that the description covers the material terms of the merger agreement and the merger, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement and the other documents referred to in this proxy statement, including the full text of the merger agreement, a copy of which is attached as Annex A hereto, for a more complete understanding of the merger agreement and the merger.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into NTS, with NTS continuing as the surviving corporation. As a result of the merger, NTS will become a wholly-owned subsidiary of Parent, and NTS common stock will no longer be publicly traded. In addition, NTS common stock will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and we will no longer file periodic reports with the SEC on account of NTS common stock. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, referred to as the “effective time,” will occur upon the filing of a certificate of merger with the Secretary of State of the State of California (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on NTS if the Merger is Not Completed

If the merger agreement proposal is not approved by NTS’s shareholders or if the merger is not completed for any other reason, NTS shareholders will not receive any payment for their shares of common stock. Instead, NTS will remain an independent public company, our common stock will continue to be listed and traded on the NASDAQ Global Market and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of our common stock. In addition, if the merger is not completed, NTS expects that management will operate the business in a manner similar to that in which it is being operated today and that NTS shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it traded as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, the NTS board of directors will continue to evaluate and review our business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement proposal is not approved by NTS shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to NTS will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, NTS may be required to reimburse Parent’s expenses or pay Parent a termination fee, or may be entitled to receive a “reverse” termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement — Effect of Termination of the Merger Agreement” beginning on page 80.

Merger Consideration

If the merger is completed, you will receive $23.00 in cash, without interest and less applicable withholding taxes, for each share of NTS common stock that you own immediately prior to the effective time and for which you have not properly exercised dissenters’ rights. After the merger is completed, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a NTS shareholder. NTS shareholders will receive the per share merger consideration after exchanging their NTS stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to all NTS shareholders promptly after the effective time of the merger.

Background of the Merger

The NTS board of directors (also referred to as the “board of directors” or the “board”), with input from senior management, regularly reviews and assesses opportunities to increase shareholder value as part of its ongoing evaluation of NTS’s business. In fiscal 2010, the board adopted a five year strategic plan for NTS designed to deliver shareholder value through growth in the Company’s revenues and net income. The plan contemplated both organic revenue growth from existing businesses, as well as from strategic add-on acquisitions. Following the adoption of the plan, we aggressively pursued acquisitions, acquiring Mechtronic Solutions, Inc. (2010), Lightning Technologies, Inc. (2011), Ingenium Testing, LLC (2011), Garwood Laboratories Inc. (2012) and Unitek Systems, Inc. (in which we acquired a 50.1% interest in 2009 and the remaining 49.9% interest in 2012). The plan also contemplated leveraging economies of scale and market position from our growth in revenue to increase gross margins and profitability.

From time to time, NTS has also received inquiries from financial sponsors and industry participants regarding possible business combination transactions with the Company. On or about June 28, 2010, a director of a private equity fund (referred to as “Financial Buyer A”), at a meeting with our Chairman Don Tringali, orally expressed interest to Mr. Tringali in engaging in exclusive negotiations to acquire all of NTS’s outstanding common stock at a price of $8.70 per share. The trading price for our common stock on the NASDAQ Global Market had ranged from $5.20 to $5.65 for most of the three months leading up to the offer, and over the 10 trading days prior to June 28, 2010 rose to a closing price of $6.89 on June 25, 2010 (the last trading day before the oral offer from Financial Buyer A).

The board of directors considered the oral offer proposed by Financial Buyer A at a special meeting of the board on July 6, 2010 and determined that the offer was not in the best interest of our shareholders. The board believed that the shareholders would recognize better value if the Company continued to execute its five year strategic plan. On July 7, 2010, the board of directors sent a letter to Financial Buyer A thanking it for its interest in the Company, but declining to enter negotiations.

Despite the board of directors’ decision not to enter negotiations, on July 13, 2010 Financial Buyer A sent a written non-binding term sheet to the board proposing to enter into exclusive negotiations to acquire all of the Company’s outstanding common stock at a price of $9.00 per share. The board of directors elected not to enter exclusive negotiations, but given the persistent interest of Financial Buyer A in the Company, the board determined that it would be advisable to explore the opportunities Financial Buyer A presented for NTS and its shareholders. Over the next several months, NTS board members engaged in periodic discussions and meetings with Financial Buyer A.

At about the time NTS received the non-binding term sheet from Financial Buyer A, certain of NTS’s larger shareholders also began expressing their interest in a sale of the Company to the NTS board. On July 16, 2010, at the annual meeting of shareholders, a number of shareholders attended the meeting to express their dissatisfaction with both the price at which the Company’s common stock was trading as well as the limited liquidity of its trading market. They encouraged the board to evaluate options to sell the Company.

On September 8, 2010, a group of our shareholders (referred to collectively as the “13D Group”), including Dr. Jack Lin, who was one of our founders and a director at the time, filed a Schedule 13D with the SEC. The

Schedule 13D disclosed the 13D Group’s beneficial ownership of approximately 23% of our common stock and made reference to the 13D Group’s past recommendations to the board to commence a sale process. In this regard, the Schedule 13D also disclosed the 13D Group’s retention of M&A Capital, LLC as its exclusive financial advisor in connection with a potential sale of the shares held by the group “whether effected in one transaction or multiple transactions, and including, without limitation . . . .in a change of the financial structure, control or ownership of all or a portion of the Company.”

On September 21 and 22, 2010, the board of directors met at a regularly scheduled meeting. On the first day of the meeting, the board continued its evaluation of Financial Buyer A’s July proposal. On the following day, the board reviewed an update of management’s five year strategic plan, discussing organic growth expectations and growth by acquisitions and the basis for the underlying assumptions. They also evaluated potential gross margins, the impact of executive compensation on the plan and possible risks to the plan.

On November 19, 2010, NTS received correspondence from Tom Murphy, an investment banker with M&A Capital LLC, indicating that since the 13D Group had filed its Schedule 13D with the SEC on September 9, 2010, he had been approached by other NTS shareholders who favored a sale of the Company and who, together with the 13D Group, owned in excess of a majority of our common stock outstanding at the time. Mr. Murphy stated in his letter that “based upon the unsolicited communications from these other shareholders, we are convinced that an overwhelming majority of NTS’s shareholders support a sale of the Company for at least $9.50 per share.”

At a special meeting of the board of directors that took place on December 7 and 8, 2010, the board of directors continued its evaluation of Financial Buyer A’s July proposal as well as the request from shareholders that the board evaluate a sale of the Company. The directors considered the Company’s prospective value under alternative growth scenarios. Ultimately, after extensive discussion, the board determined that a sale to Financial Buyer A was not in the best interests of NTS’s shareholders at that time and that the shareholders would be better served by the Company continuing to focus on maximizing shareholder value through pursuit of margin expansion and add-on acquisitions as outlined in the Company’s five year strategic plan. The board adopted resolutions formally rejecting the terms proposed by Financial Buyer A in its term sheet. Dr. Jack Lin was the only director to vote in favor of pursuing a potential sale to Financial Buyer A.

On April 7, 2011, Dr. Jack Lin resigned from the NTS board of directors. That same day, the 13D Group filed soliciting material with the SEC disclosing that it intended to nominate an alternate slate of director nominees at the upcoming 2011 annual meeting of shareholders. The soliciting material also stated that the nominees were aligned with the 13D Group in desiring to explore strategic alternatives, including a strategic sale of the Company in order to maximize shareholder value.

In order to infuse the Company with additional capital to pursue its acquisition strategy, on June 27, 2011, the Company entered into a securities purchase agreement with Mill Road Capital, L.P. whereby, in exchange for $14 million, the Company issued to Mill Road Capital L.P.: (i) 933,333 shares of the Company’s common stock; (ii) a 5-year 15% subordinated note in the original principal amount of $7 million; and (iii) a warrant to purchase up to 300,000 shares of the Company’s common stock. In connection with the financing, the Company agreed to grant Mill Road Capital L.P. the right to nominate a director to the Company’s board of directors provided it maintained a minimum ownership of 5% the Company’s common stock. Mill Road Capital, L.P. designated Mr. Justin C. Jacobs as its initial representative on the board of directors. The Company used the net proceeds from the financing for additional strategic acquisitions (including Ingenium Testing in July 2011).

On August 11, 2011, NTS mailed its definitive proxy statement for the 2011 annual meeting of shareholders, which was scheduled to be held on September 27, 2011. The proxy statement included three shareholder proposals, each of which the NTS board recommended a vote “against.” Two of the shareholder proposals were submitted by the 13D Group: a bylaw amendment to fix the size of NTS’ board of directors at nine members, and a second bylaw amendment to provide that the size of NTS’s board of directors could only be modified by a shareholder vote. The third proposal, proposed that the board of directors hire an investment banker to search for a potential buyer of NTS to maximize shareholder value, was submitted by a shareholder who was not a member of the 13D Group. The 13D Group waged a proxy contest in connection with the meeting, nominating an alternative slate of three directors and urging all shareholders to support each of the three aforementioned shareholder proposals.

On September 1, 2011, the Company acquired Lightning Technologies, Inc. (LTI), a provider of testing and engineering services located in Pittsfield, Massachusetts. LTI operated an engineering services and testing laboratory, specializing in the field of lightning protection. The acquisition expanded the Company’s non-defense industry businesses, particularly its aerospace business.

The 2011 annual meeting of shareholders was held on September 27, 2011. The board of directors’ slate of nominees was elected at this meeting, and each of the three shareholder proposals was defeated. However, the proxy holder for the 13D Group did not arrive at the annual meeting until after the polls had closed, and had not previously delivered the proxies he held to the inspector of elections. If the 13D Group had delivered all of its proxies to the inspector of elections prior to the polls closing, the shareholder advisory proposal urging management to retain an investment banking firm and evaluate the potential sale of NTS would have been approved. Following the meeting, NTS issued a press release reporting the voting results of the meeting, in which it stated that the board of directors was “committed to addressing the liquidity concerns brought to [it] by shareholders” and “was open to any strategic options that can maximize value and provide shareholders with the liquidity they desire.”

On December 7, 2011, the board of directors held a regular meeting. At that meeting the board discussed elements of the Company’s strategic growth plan: organic growth, innovation and strategic acquisitions. The board reviewed initiatives in the Company’s innovation program aimed at increasing high gross margin businesses. They also reviewed the acquisition portion of the strategy and discussed the timing and size of acquisitions needed to meet the five year strategic plan. The directors also acknowledged the shareholder request to evaluate the engagement of an investment banker, and requested that Mr. Bill McGinnis, a director and NTS’s Chief Executive Officer, along with Messrs. John M. Gibbons and Justin C. Jacobs identify six prospective investment banking firms with relevant experience in the testing and certification, or aerospace and defense industries for the board of directors to interview.

On January 31 and February 1, 2012, the board of directors met with management for a strategic planning session. During these meetings, the board reviewed and evaluated such things as market dynamics, competition, merger and acquisition activity in the testing and certification industry, business and execution risks, and shareholder communications to the board. The board also discussed with management questions concerning the Company’s opportunities, challenges and goals for fiscal 2013.

On February 2, 2012, the board of directors held a regular meeting. The directors reviewed the key information and strategic initiatives discussed at the strategic planning session. The board also discussed the potential retention of an investment banking firm. Mr. McGinnis reported that he, along with Messrs. Gibbons and Jacobs, had started the process of identifying potential financial advisors for the full board to interview. They were asked to continue with the evaluation and request that the candidates attend upcoming board of director meetings, to allow the full board to evaluate the candidates and obtain current information regarding market dynamics and other views on strategic alternatives for the Company.

Between February and June 2012, the board of directors held preliminary discussions with six prospective financial advisors. The board asked the financial advisors to review the Company’s current position and to discuss potential strategic alternatives for the Company, including strategic growth, a secondary offering of our common stock and a sale of the Company. Each of the prospective financial advisors had substantially similar observations regarding the Company’s strategic alternatives: (i) continuing the Company’s growth strategy would require additional equity capital to finance acquisitions, which may be dilutive to existing shareholders; (ii) in order to address the shareholder liquidity issues the Company would likely have to increase its public float either through a secondary public offering or a series a private placements, each of which presented risks related to the prospective pricing and terms because of the thin trading market and low historical trading prices for the Company’s common stock; and (iii) based on preliminary analysis of prior sale transactions in the industry, a sale of the Company could provide shareholders with a substantial premium to current trading prices. Following those meetings, the board began to focus its strategic efforts on a sale of the Company.

On April 17, 2012, the Company acquired all of the outstanding common stock of Garwood Laboratories, Inc., with testing facilities in Pico Rivera and San Clemente, CA. The acquisition expanded the Company’s client relationships and market share in Southern California as well as the greater Western U.S. region.

On or about April 20, 2012, Mr. Bill McGinnis, was contacted by Aurora Capital Group partners, Messrs. John Mapes and Michael Marino. Messrs. Mapes and Marino briefly introduced their firm and its activity in the aerospace and defense industry to Mr. McGinnis. They suggested that the group meet in person, noting both firms being based in the greater Los Angeles area. On April 30, 2012, Mr. McGinnis and Mr. Doug Briskie, NTS’s Chief Strategy Officer, met with Messrs. Mapes and Marino. At this meeting, the group discussed aerospace and defense industry trends and NTS’s business generally. Messrs. Mapes and Marino also noted at this meeting Aurora Capital Group’s general interest in exploring potential investment opportunities in the aerospace and defense industry.

Over the course of the next month, representatives of Aurora Capital Group expressed further interest to Mr. McGinnis in learning more about the Company and from time to time contacted Mr. McGinnis to further discuss industry trends and NTS’s business generally.

On or about May 22, 2012, Mr. McGinnis received a request from Aurora Capital Group to enter into a non-disclosure agreement in order to allow for a more fulsome review of NTS’s business operations, including access to material non-public information relating to NTS. Representatives of Aurora Capital Group noted to Mr. McGinnis that they were impressed with the Company and interested in a potential acquisition of NTS.

That same day, Mr. McGinnis informed Mr. Donald Tringali, Chairman of the NTS board of directors, of Aurora Capital Group’s request to enter into a non-disclosure agreement with the Company. Mr. Tringali discussed the request with other directors, and the consensus of the directors was that it would be in the best interest of the Company and its shareholders to defer entering into a non-disclosure agreement with Aurora Capital Group until the Company was actively engaged in a process with other potential bidders to solicit interest in a sale of the Company. Accordingly, the Company denied Aurora Capital Group’s request to enter into a non-disclosure agreement, and similarly denied it access to any non-public information relating to the Company.

On July 19, 2012, the board of directors received a preliminary non-binding indication of interest from Aurora Capital Group to acquire the Company for $9.50 per share, in cash, together with a request from Aurora Capital Group for NTS to enter into exclusive negotiations with it for a potential sale of the Company. Aurora Capital Group indicated in its preliminary non-binding indication of interest that it had been following the Company, was impressed with its leadership position and technical capabilities in engineering and testing services and believed that Aurora Capital Group was uniquely positioned to support further growth and development of the Company and to also expeditiously consummate a transaction that provided for certainty and shareholder value. For the three months prior to July 19, 2012, NTS’s common stock had traded in a range of $5.19 to $7.15 on the NASDAQ Global Market, closing at $7.15 on July 18, 2012, the day before the proposal.

The NTS board of directors reviewed Aurora Capital Group’s proposal at its regularly scheduled board meeting on July 24 and July 25, 2012. In connection with that review, and the board’s evaluation of a possible strategic transaction, the board discussed with legal counsel the fiduciary duties of directors in the context of a possible sale or other change of control transactions. The agenda for this meeting also included a further review of potential strategic alternatives for the Company and further meetings with the six prospective financial advisors that the board had met with previously. Following further discussion with each of the six prospective financial advisors, the board narrowed the field to two, one of which was Houlihan Lokey Capital, Inc., referred to as “Houlihan Lokey.” The directors instructed management to meet again with the two remaining prospective financial advisors before the board of directors made a final selection. The board also declined to pursue negotiations with Aurora Capital Group, electing instead to evaluate any sale of the Company in the context of a marketed auction process.

On October 24, 2012, the board of directors held its next regular meeting. At that meeting, the board of directors again evaluated whether to investigate a possible sale of the Company. The directors received a report from management concerning the Company’s progress against its operating budget for the fiscal year, as well as its progress against the five year strategic plan. They discussed the Company’s expected organic growth and acquisition growth, and the assumptions underlying that growth, including the size of available acquisition targets and the capital that would be required to complete such acquisitions. The board also reviewed its prior discussions with the prospective financial advisors at recent board meetings regarding the prospects of a sale transaction. Following discussion regarding the same, the board determined that it would be advisable to form a special committee of disinterested and independent directors (referred to as the “special committee”) whose purpose would be to (i) manage the process of seeking strategic alternatives for the Company, (ii) review and evaluate any potential transaction between the Company and a third party and (iii) take such other actions with respect thereto as authorized by its charter. A special committee was so formed later in the meeting and two disinterested and independent directors of the board were appointed as its initial members: John M. Gibbons and Donald J. Tringali. Those members were given authority to select a third member from the Company’s other disinterested and independent directors, and subsequently appointed John Foster to serve as the third member of the special committee. Pursuant to its charter, the special committee was granted broad authority to, among other things, (i) manage the Company’s efforts to seek and evaluate strategic alternatives, (ii) review and evaluate the terms and conditions, and determine the advisability of, any potential transaction, (iii) negotiate the terms and conditions of a potential transaction, and (iv) recommend to the full board of directors what action, if any, should be taken with respect to a potential transaction. The special committee charter also authorized the special committee to retain counsel and a financial advisor to advise and assist the special committee. At the meeting, Mr. Jacobs, the director representative of Mill Road Capital, L.P., indicated that Mill Road Capital, L.P. wished to preserve its rights as a possible bidder in any sale transaction. As a result, Mr. Jacobs asked not to be considered as a potential member of the special committee and indicated that he planned to recuse himself from portions of any board meetings in which discussions of a sale of NTS were to take place. The special committee subsequently engaged Houlihan Lokey to serve as its financial advisor to assist with exploring a sale of the Company.

On November 8, 2012, the Company purchased the 49.9% minority interest that it did not previously own of Unitek Technical Services, Inc., a consolidated subsidiary. The initial 50.1% interest in Unitek was obtained on November 30, 2009 to broaden the Company’s service offerings to include supply chain management.

During November and December 2012, meetings occurred among Houlihan Lokey, NTS management and the special committee and preparation commenced of the marketing materials that would be used in the solicitation of indications of interest for a sale of the Company. The special committee had initially intended to commence a sale process early in 2013. However, uncertainty over the federal budget and the impact of sequestration on NTS’s aerospace and defense business resulted in a determination by the special committee on January 23, 2013 to delay the solicitation process until the impact of sequestration became more clear.

In May 2013, the special committee met and determined that since market conditions were stabilizing, it was time to initiate the solicitation process. The special committee worked with Houlihan Lokey and management to develop a list of prospective bidders, including both potential strategic bidders comprised of companies that were in the testing and certification industry, or for whom expansion into the testing and certification industry would be a logical extension of their core business, and prospective financial buyers that might have an interest in the Company’s business and had the financial resources to complete a transaction of the size contemplated.

In June 2013, in accordance with the special committee’s directives, Houlihan Lokey contacted 194 prospective bidders, consisting of 53 strategic buyers and 141 financial buyers, including Aurora Capital Group and Financial Buyer A. A “teaser” memorandum was distributed to the 114 prospective bidders that expressed interest. The teaser did not identify NTS by name but invited interested parties to enter into a confidentiality agreement and receive a confidential information memorandum concerning the Company’s business and prospects. Confidentiality agreements were secured with 114 prospective bidders (21 of which were strategic buyers and 93 of which were financial buyers), including Aurora Capital Group who entered into a confidentiality agreement on June 5, 2013. The confidential information memorandum was distributed to prospective bidders beginning in June 2013.

Interested bidders were invited to submit indications of interest by July 15, 2013. In the indications of interest, bidders were asked to state an anticipated purchase price based on a cash-free, debt -free enterprise value. Eighteen prospective bidders (4 of which were strategic and 14 of which were financial) submitted indications of interest. The average of the indications submitted by this group, in the special committee’s view, translated to a per share price of approximately $16.45 per share.

The special committee reviewed each of the indications of interest with Houlihan Lokey on July 18, 2013. After discussion, the special committee elected to proceed with seven prospective bidders, one of which was strategic and the other six of which were financial, including Aurora Capital Group. Financial Buyer A submitted an indication of interest in connection with the process, but the bid price was among the lower bids received and Financial Buyer A was not among the seven bidders selected to participate in the next round. The decision on which bidders progressed to the next round was based primarily on the value provided in the indication of interest, with additional consideration given to the bidder’s ability to fund and close the transaction, including financial resources, reputation and experience in completing deals of this size. The seven bidders who were selected to proceed to the next round submitted indications which translated in the special committee’s view to per shares prices of approximately $16.45 to $20.53 per share. Aurora Capital Group submitted the highest initial indication of interest among the 18 that were received, with a proposal which translated in the special committee’s view to a per share purchase price of $20.53 per share, a 216% increase to the per share price proposed by Aurora Capital Group in July 2012.

In connection with its indication of interest, Aurora Capital Group requested that the Company enter into immediate negotiations on an exclusive basis. As an inducement, in addition to its leading price, Aurora Capital Group stated that it was willing and able to sign a definitive agreement and consummate a transaction on an expedited basis. The special committee discussed this request with its legal and financial advisors. After careful consideration, the special committee determined that even though Aurora Capital Group’s indication of interest offered certain advantages in terms of price and timing over the others received, it would be in the best interest of NTS and its shareholders to allow the other 6 bidders to continue in the process and move forward with their due diligence. The special committee denied Aurora Capital Group’s request for exclusivity. The special committee, however, believed that it would be advisable for the Company to commence negotiations regarding a transaction on a non-exclusive basis with Aurora Capital Group.

On July 19, 2013, in accordance with the special committee’s directives, Houlihan Lokey informed Aurora Capital Group of the Company’s willingness to commence negotiations on a non-exclusive basis but also that for an agreement on a transaction to be reached, Aurora Capital Group would be required by the special committee to substantially increase its already leading price and there could be no financing contingency in the definitive merger agreement.

Beginning on July 19, 2013, Parent, a wholly-owned subsidiary of Aurora Pacific Equity Partners, Inc. and an affiliate of Aurora Capital Group, commenced its confirmatory due diligence review of NTS. Parent’s review included legal, accounting, and financial due diligence, more directed and targeted interactions with, and inquiries of, management regarding the business, and a management presentation beginning on July 23, 2013. The other six bidders were also offered the opportunity to schedule management presentations with NTS. Those presentations commenced on July 24, 2013. The other bidders were also provided access to the same diligence materials as Parent.

On July 25, 2013, Sheppard Mullin Richter & Hampton, LLP (also referred to as “Sheppard Mullin”), counsel to the special committee, reviewed with the special committee a draft merger agreement to be used in connection with the sale process. Following such review, the special committee approved the delivery of the draft merger agreement to Gibson, Dunn & Crutcher LLP (also referred to as “Gibson Dunn”), counsel to Parent. Later that day, representatives from Sheppard Mullin delivered the draft merger agreement to Gibson Dunn.

On August 2, 2013, Gibson Dunn returned a mark-up of the draft merger agreement to Sheppard Mullin.

On August 4, 2013, the special committee met telephonically with representatives of Sheppard Mullin and Houlihan Lokey to review Gibson Dunn’s mark-up of the draft merger agreement. At the meeting, representatives of Sheppard Mullin reviewed the key terms of the draft merger agreement, and received instruction from the special committee on its position with respect to such terms, including the fiduciary out, conditions to closing, termination rights and termination fee.

Between August 5, 2013 and August 15, 2013, the parties continued to negotiate the terms of the draft merger agreement and the related ancillary agreements, with Gibson Dunn and Sheppard Mullin exchanging multiple drafts and holding telephonic conference calls almost on a daily basis to discuss open terms in the draft merger agreement and their client’s respective positions. Among the provisions most highly negotiated were the fiduciary out, conditions to closing, termination rights and termination fee. During this period, Sheppard Mullin kept the special committee and full board of directors fully apprised of the status of its negotiations and received direction and input from the special committee on all key terms in the draft merger agreement.

On August 9, 2013, the one strategic bidder withdrew from the process, citing a lack of fit with its core business. The remaining six bidders, including Parent (all of which were financial buyers) continued to diligence the Company and, in the case of Parent, continued negotiations on the draft merger agreement.

On August 9, 2013, the board of directors (other than Mr. Jacobs) met to receive an update from the special committee. Mike El-Hillow, Chief Financial Officer, was in attendance as well as representatives of Sheppard Mullin and Houlihan Lokey. The special committee reviewed the status of the sale process in general, including the decision of the sole remaining strategic bidder to withdraw. Messrs. McGinnis and El-Hillow, along with the representatives of Houlihan Lokey, discussed each of the remaining bidders, including the results of management meetings and the level of activity in the due diligence process. The board, in consultation with Houlihan Lokey, discussed whether any of the remaining bidders was likely to offer a higher price than Parent. They discussed the values in the initial indications of interest relative to prior sale transactions in the industry. The board considered the financial position and prior acquisition history of the bidders. The board also weighed the risk of deferring a potential sale to Parent while the remaining bidders continued their due diligence, including the risk that Parent would withdraw its offer, that the business could encounter unforeseen difficulties, and that changes in the capital markets would make it more difficult or costly for a financial buyer to finance a transaction. Representatives of Sheppard Mullin then reviewed with the board the latest draft merger agreement, highlighting key terms, the status of the negotiations, including a comparison of the special committee’s position to the terms agreed to or in the case of open items, Parent’s position as compared to the special committee’s position. The board provided Sheppard Mullin with input on the open issues and asked Sheppard Mullin to revise the merger agreement in accordance with its directive.

On August 11, 2013, Parent indicated to Houlihan Lokey its preliminary proposal to raise its bid to $22.04 per share. Over the course of the day, Houlihan Lokey (with input from the special committee) and Parent engaged in discussions regarding the amount per share to be paid by Parent. The special committee directed Houlihan Lokey to request that Parent increase the proposed merger consideration to $23.00 per share, and this request was relayed in accordance with the special committee’s directives.

On August 12, 2013, Parent informed Houlihan Lokey that it had received authorization to increase its proposed merger consideration to $23.00 per share, subject to reaching agreement on final terms in the draft merger agreement. On August 12, 2013, the special committee met with representatives of Sheppard Mullin to review the latest draft merger agreement. Sheppard Mullin informed the special committee that agreement had been reached on all key terms in the draft merger agreement other than the amount of the termination fees. Sheppard Mullin reviewed with the special committee each party’s position with respect to the amount of termination fees and received guidance from the special committee on how to reach resolution on this open point.

After several further discussions and negotiations, on August 14, 2013, representatives of Sheppard Mullin and Gibson Dunn confirmed agreement on the termination fees. The parties agreed that the termination fee would be $11.0 million or approximately 4% of equity value, and the reverse termination fee would be $19.0 million, or approximately 7% of equity value. Sheppard Mullin thereafter provided the board with an updated draft of the merger agreement, reflecting the agreed-to termination fees, together with a summary of key deal terms and the resolution agreed to on each such term as well as drafts of the equity commitment letter, debt commitment letter and limited guaranty.

As a condition to signing the merger agreement, Parent required the directors and executive officers of NTS to sign a voting agreement agreeing, among other things, for so long as the merger agreement is in effect, to vote their shares in favor of the merger, vote against any alternative transaction, and vote against any other actions that would reasonably be expected to adversely affect or delay merger. The voting agreement also provides Parent with an irrevocable proxy to vote the shares of those individuals that executed a voting agreement. Per Sheppard Mullin’s request, the voting agreement terminates upon the termination of the merger agreement. On August 14, 2013, Sheppard Mullin sent a draft of the voting agreement to all directors and executive officers of NTS, except for Mr. Jacobs who had not been part of the discussions concerning the potential transaction.

Separately, on August 14, 2013, Sheppard Mullin telephoned Mr. Jacobs, stating that the Company was close to reaching an agreement on a transaction and that the buyer had requested Mill Road’s execution of a voting agreement and an amendment to its warrant agreement in connection with the transaction to clarify that the warrant would automatically exercise and terminate upon an acquisition of the Company. On August 15, 2013, Mill Road executed the warrant amendment, but declined to enter the voting agreement without additional negotiation of its terms.

On August 15, 2013, the special committee met telephonically to review the final terms of the draft merger agreement. Representatives of Sheppard Mullin and Houlihan Lokey attended the meeting. The representatives of Sheppard Mullin reviewed the draft merger agreement, including incorporation of the final terms on termination fees. They also reviewed the terms of the equity commitment letter, debt commitment letter and limited guaranty. At the same meeting, Houlihan Lokey reviewed with the special committee Houlihan Lokey’s financial analysis of the $23.00 per share consideration to be received by holders of NTS common stock in the proposed merger and rendered an oral opinion to the special committee, which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated August 15, 2013, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the $23.00 per share consideration to be received by the holders of NTS common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to those holders.

The special committee, in consultation with Houlihan Lokey, also considered whether any of the other bidders was likely to deliver a superior bid. The special committee took note of the fact that the five remaining bidders were all financial buyers. Given that financial buyers are generally constrained in bidding by leverage capacity and the desire to exceed a threshold internal rate of return on capital, the special committee believed that none of the remaining bidders were likely to offer a premium to Parent’s proposed merger consideration of $23.00 per share. The special committee also considered the risk of continuing the process, including the risks that Parent would withdraw its bid, of execution in the business, of a change in debt capital markets, and of changes in customer demand, any of which could have a material impact on the Company’s business and the price per share in any sale. Following this analysis, the special committee unanimously determined to recommend that the board of directors approve the merger agreement and the merger.

On the evening of August 15, 2013, the board of directors met telephonically. Also participating were representatives of Sheppard Mullin and Houlihan Lokey. The representatives of Sheppard Mullin reviewed the terms of the draft of the merger agreement and described changes to such agreement since the last meeting of the board of directors, including final resolution of deal terms on the conditions to closing, fiduciary out, termination rights and termination fees. They also reviewed the terms of the equity commitment letter, debt commitment letter and limited guaranty that had been negotiated in connection with the proposed transaction. At the same meeting, Houlihan Lokey reviewed with the board of directors the financial analysis of the $23.00 per share consideration that it had reviewed with the special committee and informed the board that its opinion to the special committee had been rendered. The board also discussed, in consultation with Houlihan Lokey, the status of the other bidders and the special committee’s analysis that the other bidders were unlikely to produce a bid at a premium to Parent’s, as well as the risks involved in deferring acceptance of Parent’s offer.

After discussing each of the above matters in full and considering each of the factors set forth below in “The Merger — Reasons for the Merger,” the NTS board of directors unanimously determined that the merger agreement, and the merger are fair to and in the best interests of NTS and its shareholders, approved the merger and merger agreement and recommended that NTS’s shareholders vote to approve the merger agreement at any meeting of shareholders of NTS to be called for the purposes of acting thereon.

After the board’s meeting on August 15, 2013, Parent finalized the debt commitment letter with its lenders and the parties finalized the merger agreement, the equity commitment letter and the limited guaranty. Late in the evening, the parties executed those agreements in connection with the transaction.

On August 16, 2013, prior to the opening of trading of NTS common stock on the NASDAQ Global Market, NTS issued a press release announcing the execution of the merger agreement and filed a Current Report on Form 8-K with the SEC reporting on the entry into the merger agreement.

Reasons for the Merger

The NTS board of directors consulted with management, the special committee and the special committee’s legal and financial advisors in connection with its evaluation of the merger agreement and the merger. In reaching its decision to unanimously approve the merger, and to unanimously recommend that NTS’s shareholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger, the board of directors considered the following factors and potential benefits of the merger, each of which it believes supported its decision:

1. Strategic Alternatives. The board of directors considered strategic alternatives to increase shareholder value other than a sale of NTS, including (i) continued execution of its organic growth strategy and acquisition strategy and (ii) a secondary offering of common stock to raise growth capital and increase the public float and shareholder liquidity, and concluded that the merger is more favorable to NTS’s shareholders than such strategic alternatives.

2. Shareholder Monetization of Investment. The board of directors considered that the merger allows NTS’s shareholders to monetize their investment in the Company in the near future, providing shareholders with the value certainty and liquidity of cash, while avoiding risks and uncertainties, including those relating to the following: risks related to the Company’s business including its ability to meet its operating goals; economic risks including changes that would impact demand for the Company’s services in key industries such as aerospace and defense; competitive risks; changes in interest rates and capital markets risks that may impact the Company’s cost of capital or the price at which its common stock trades; and market risks related to the Company’s limited float and the impact on the trading price and liquidity in the Company’s common stock.

3. Consideration to Be Paid and Capital Structure. The board of directors considered that the consideration to be paid in the merger is all cash, and includes payment for all outstanding common stock, stock options, warrants and phantom stock appreciation rights.

4. Unlikelihood of a Superior Offer to Parent’s. The belief of the board of directors, after consideration in consultation with management and its advisors, that continuing discussions with other bidders, or soliciting interest from additional third parties, would be unlikely to lead to an equivalent or better offer and that deferring acceptance of Parent’s proposed offer could lead to the loss of such offer.

5. Market Price of NTS’s Common Stock. The board of directors considered the current and historical market prices of NTS common stock, and the fact that the per share merger consideration represents a premium to the market price of NTS common stock, including a premium of approximately 38.7% over the closing price on August 15, 2013, the last full trading day prior to the public announcement of the merger agreement, a premium of 40.7% over the average closing price for the one-week period ended August 15, 2013, a premium of 42.4% over the one-month average closing price for the period ended August 15, 2013, and a premium of 133.2% over the one-year average closing price for the period ended August 15, 2013. The board of directors further considered that, if NTS were to remain an independent, publicly traded company, the potential effects of our strategic growth plan and current capital market conditions would make it difficult for NTS common stock to achieve the price provided for in the merger agreement in the foreseeable future.

6. Opinion of Financial Advisor to the Special Committee. The board of directors considered the financial analysis reviewed by Houlihan Lokey with the special committee, and the oral opinion provided to the NTS special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated August 15, 2013) to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the $23.00 per share consideration to be received by the holders of NTS common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to those holders. See “The Merger—Opinion of Financial Advisor to the Special Committee” on page 39.

7. Widely Marketed Auction Process. The special committee had engaged in a broad market solicitation, including contacts by the special committee’s financial advisor at the instruction of the special committee with 194 prospective bidders, consisting of 53 strategic buyers and 141 financial buyers, distribution of the “teaser” memorandum to 114 prospective bidders that expressed interest and confidentiality agreements were secured with 116 parties.

8. Likelihood the Merger Would Be Completed. The board of directors considered the likelihood that the merger would be completed, based on, among other things:

•	the absence of a financing condition in the merger agreement, the fact that Parent had obtained committed debt and equity financing for the merger, the number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and obligation of Parent to use its reasonable best efforts to obtain debt financing;

•	the absence of significant required regulatory approvals;

•	that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay NTS a $19.0 million “reverse” termination fee, without NTS having to establish any damages; and

•	the reputation and financial capacity of Aurora Capital Group.

9. Ability to Consider and Enter into an Agreement with Respect to a Superior Proposal. The merger agreement provides:

•	NTS with the ability, under certain circumstances, to provide information to third parties regarding unsolicited acquisition proposals, if the board of directors has determined, among other things, in good faith following procedures specified in the merger agreement that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	the board of directors with the ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions, including simultaneous payment of a $11.0 million termination fee; and

•	the ability of the board of directors under certain circumstances, following procedures specified in the merger agreement, to withdraw, qualify or modify its recommendation that NTS’s shareholders vote to approve the merger agreement and merger.

10. Availability of Statutory Dissenter Rights. The availability of dissenting shareholder rights under the California General Corporation Law to holders of NTS common stock who comply with all of the requirements and procedures under the California General Corporation Law, which allows such holders to seek appraisal of the fair market value of their shares of NTS common stock as determined in California Superior Court.

11. Termination Date. The fact that the termination date under the merger agreement allows for time that is expected to be sufficient to complete the merger agreement.

The board of directors also considered and balanced against the potential benefits of the transaction various risks and other potentially negative factors concerning the transaction, but determined that these factors were outweighed by the factors supporting the transaction. These risks included the following: the risk that the transaction will not close and the Company will have incurred substantial transaction related expenses; the risk that if the transaction closes the shareholders will not participate in future appreciation and would forego a possibly superior price if the Company’s performance exceeded expectations; and the fact that an all-cash transaction would be taxable to the Company’s shareholders that are U.S. holders for federal income tax purposes.

The foregoing includes the material factors considered by the board of directors. In view of its many considerations, the board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of the board of directors may have given different weights to the various factors considered.

After considering the factors discussed above, upon the unanimous recommendation of the special committee, the board of directors unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of NTS shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to the shareholders of NTS for adoption and approval and (iv) recommended that NTS’s shareholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. NTS’s board of directors is comprised of nine directors, six of whom are independent.

Recommendation of the NTS Board of Directors

The NTS board of directors, in accordance with and upon the unanimous recommendation of a special committee of independent directors, has unanimously approved, and declared to be in the best interests of NTS and its shareholders the merger agreement and the transactions contemplated thereby, including the merger. The NTS board of directors unanimously recommends that NTS shareholders vote “FOR” the merger agreement proposal, “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of NTS in connection with the merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

When you consider the recommendation of the NTS board of directors, you should be aware that the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of the Company’s shareholders generally. See “The Merger — Interests of NTS Executive Officers and

Directors in the Merger.” The board of directors was aware of and considered these interests in evaluating and negotiating the merger agreement, and in unanimously recommending that the merger agreement be approved by the shareholders of the Company.

Opinion of Financial Advisor to the Special Committee.

On August 15, 2013, Houlihan Lokey rendered an oral opinion to the special committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated August 15, 2013) as to, as of August 15, 2013, the fairness, from a financial point of view, of the $23.00 per share consideration to be received by the holders of NTS common stock in the merger pursuant to the merger agreement.

Houlihan Lokey’s opinion was directed to the special committee and only addressed the fairness from a financial point of view of the $23.00 per share consideration to be received by the holders of NTS common stock in the merger pursuant to the merger agreement and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the special committee, the board of directors, NTS or any shareholder as to how to act or vote with respect to the merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed an execution version of the merger agreement;

2.	reviewed certain publicly available business and financial information relating to NTS that Houlihan Lokey deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of NTS made available to Houlihan Lokey by NTS, including financial projections (and adjustments thereto) prepared by NTS management relating to NTS for the fiscal years ending 2014 through 2018;

4.	spoke with certain members of NTS management and certain representatives and advisors of NTS regarding the business, operations, financial condition and prospects of NTS, the merger and related matters;

5.	compared the financial and operating performance of NTS with that of other public companies that Houlihan Lokey deemed to be relevant;

6.	considered publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for NTS common stock, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

8.	considered the third-party solicitation process conducted by the special committee, with Houlihan Lokey’s assistance, with respect to a possible sale of NTS, including the special committee’s authorization of negotiations with Parent leading to the merger while such process was otherwise at a less advanced stage with other potential buyers; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, NTS management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management as to the future financial results and condition of NTS, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of NTS since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading. In addition, Houlihan Lokey relied upon, without independent verification, the assessments of NTS management as to defense spending and other industry trends and prospects and the potential impact thereof on NTS, and Houlihan Lokey assumed, at the direction of NTS, that there would be no developments with respect to any such matters that would affect Houlihan Lokey’s analyses or opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or NTS that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the merger agreement, when executed, would not differ in any respect from the execution version of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of NTS or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. With respect to NTS’s unused land in Santa Clarita, California, or the “Santa Clarita Property,” Houlihan Lokey relied upon, without independent verification, the proposed purchase price offered in a non-binding letter of intent received by NTS from a third party for purposes of Houlihan Lokey’s analyses or opinion. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which NTS was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which NTS was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of the opinion. Houlihan Lokey did not express any opinion as to the price or range of prices at which shares of NTS common stock may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the special committee (in its capacity as such) and, at the special committee’s request, the board of directors (in its capacity as such) in connection with their evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the special committee, the board of directors, NTS, any securityholder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the special committee, the board of directors, NTS, its securityholders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the $23.00 per share merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of NTS, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might have been available for NTS or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of NTS’s or any other party’s securityholders or other constituents vis-à-vis any other class or group of NTS’s or such other party’s securityholders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of securityholders or other constituents), (vi) whether or not NTS, its securityholders, Parent or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of NTS, Parent or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the per share merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the special committee, on the assessments by the special committee, the board of directors, NTS and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to NTS, the merger or otherwise.

In preparing its opinion to the special committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses described below is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such opinions is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of NTS. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to NTS or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial projections for NTS provided by NTS management and the implied reference range values indicated by Houlihan Lokey’s financial analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, such analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of NTS. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the special committee and the board of directors in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the per share merger consideration or of the views of the special committee, the board or NTS management with respect to the merger or the per share merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between NTS and Parent, and the decision to enter into the merger agreement was solely that of the board or directors.

The following is a summary of the material financial analyses reviewed by Houlihan Lokey with the special committee and, at the special committee’s request, the board of directors relating to Houlihan Lokey’s opinion rendered on August 15, 2013. The order of the financial analyses summarized below does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create an incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	enterprise value — the value of the relevant company’s outstanding equity securities (taking into account its outstanding options, warrants and other convertible securities) based on the relevant company’s closing stock price, plus net debt (calculated as outstanding indebtedness and preferred stock less the amount of cash and cash equivalents on its balance sheet), as of a specified date.

•	transaction value — the implied enterprise value of the relevant target company based on the announced transaction equity price and other public information available at the time of the announcement.

•	adjusted EBITDA — the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items.

Implied reference range values indicated by Houlihan Lokey’s financial analyses reflect, among other things, reductions for estimated liabilities per NTS management relating to obligations under NTS’s Long Term Incentive Plan and Supplemental Executive Retirement Plan in the event of a change of control transaction and earnout and holdback obligations from NTS’s prior acquisitions of Lightning Technologies, Inc. and Garwood Laboratories, Inc. In addition, an assumed value for the Santa Clarita Property was utilized per NTS management based on the proposed purchase price offered in the non-binding letter of intent received by NTS from a third party, net of associated moving expenses and capital gains taxes as estimated by NTS management. The book value of Ascertiva Group Limited’s non-controlling interest in NQA, Inc. was not utilized given that cash flows attributable to that interest were deducted from the cash flows of NTS reflected in the financial projections provided by NTS management.

Selected Companies Analysis. Houlihan Lokey considered certain financial data for NTS and selected companies in the testing and certification industry with publicly traded equity securities that Houlihan Lokey deemed relevant. Enterprise values derived from the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of August 14, 2013. Accordingly, this information may not reflect current or future market conditions. Estimates of next fiscal year, or NFY, adjusted EBITDA for the selected companies listed below were based on publicly available research analyst estimates for the selected companies and were calendarized to reflect a December year end where appropriate.

The financial data reviewed included:

•	enterprise value as a multiple of latest 12 months, or LTM, adjusted EBITDA; and

•	enterprise value as a multiple of estimated NFY adjusted EBITDA.

The selected companies and resulting low, high, median and mean data for the selected companies were:

•	ALS Limited

•	Bureau Veritas SA

•	Eurofins Scientific SA

•	Exponent Inc.

•	Intertek Group plc

•	Mistras Group, Inc.

•	SGS SA

•	Team, Inc.

	Enterprise Value/ LTM Adjusted EBITDA	Enterprise Value/ NFY Adjusted EBITDA
Low	8.9x	8.2x
High	17.6x	14.4x
Median	13.6x	13.1x
Mean	13.0x	12.1x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied multiple ranges of 10.0x to 11.0x LTM adjusted EBITDA and 9.5x to 10.5x NFY adjusted EBITDA, respectively, to NTS’s LTM ended April 30, 2013 adjusted EBITDA and estimated fiscal year ending January 31, 2014 adjusted EBITDA based on the financial projections for NTS provided by NTS management. The selected companies analysis indicated implied per share reference ranges for NTS of $17.76 to $19.95 based on the selected range of LTM adjusted EBITDA multiples and $17.24 to $19.49 based on the selected range of NFY adjusted EBITDA multiples, as compared to the $23.00 per share merger consideration.

Selected Transactions Analysis

Houlihan Lokey considered certain financial data for selected publicly-announced transactions in the testing and certification industry that Houlihan Lokey deemed relevant. Generally, transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the public announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions.

The financial data reviewed included, among other things, enterprise value as a multiple of, to the extent publicly available, LTM adjusted EBITDA. The selected transactions and resulting low, high, median and mean data for the selected transactions were:

Announcement Date	Acquiror	Target
6/17/2013	AXA Private Equity	TRESCAL SA
5/9/2013	Sankyu, Inc.	Japan Industrial Testing Co., Ltd. (1)
2/8/2013	ALS Limited	Severn Trent Analytical Services (1)
2/7/2013	Cobepa	Socotec (1)
5/20/2012	Precision Castparts	Dickson Testing (1)
1/9/2012	Sigma-Aldrich Fine Chemicals, Inc.	BioReliance Corporation (1)
12/22/2011	DNV	Kema (1)
9/2/2011	NTS	Lightning Technologies, Inc. (1)
8/16/2011	Underwriters Laboratories	Nutmeg Holdings and STR International (1)
7/8/2011	NPM Capital N.V.	Kiwa N.V. (1)
6/30/2011	Campbell Brothers	Stewart Holdings Group Limited (1)
6/8/2011	Chequers Capital	Serma Technologies (1)
3/7/2011	Intertek Group plc	Moody International Limited (1)
2/24/2011	Eurofins Scientific SA	Lancaster Laboratories, Inc.
12/9/2010	Applus	Velosi Limited
11/23/2010	3i Group	Stork Materials Technology
11/3/2010	Team	Quest Integrity Group
7/22/2010	SAI Global Limited	Integrity Interactive Corporation
6/22/2010	Bureau Veritas SA	Inspectorate Holdings Plc
5/18/2010	Australian Laboratory Services Pty. Ltd.	Ammtec Limited
2/5/2010	Bridgepoint Advisers Limited/ European Private Equity Fund IV, L.P.	LGC Limited

Enterprise Value/ LTM Adjusted EBITDA
Low	6.9x
High	12.9x
Median	10.2x
Mean	10.0x

(1)	Excluded from low, high, median and mean data. LTM adjusted EBITDA for target company was not publicly available.

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied multiple ranges of 10.0x to 11.0x LTM adjusted EBITDA to LTM ended April 30, 2013 adjusted EBITDA for NTS. The selected transactions analysis indicated an implied per share reference range for NTS of $17.76 to $19.95, as compared to the $23.00 per share merger consideration.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of NTS by calculating the estimated net present value of the unlevered, after-tax free cash flows that NTS was forecasted to generate through January 31, 2018 based on the financial projections for NTS provided by NTS management. Houlihan Lokey calculated terminal values for NTS by applying a range of perpetuity growth rates of 3.5% to 4.5% to NTS’s estimated fiscal year ending 2018 unlevered free cash flow, adjusted to normalize certain items. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 12.5% to 14.0%. The discounted cash flow analysis indicated an implied per share reference range for NTS of $14.10 to $19.31, as compared to the $23.00 per share merger consideration.

Other Matters

Houlihan Lokey was engaged by the special committee to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to the special committee (in its capacity as such) regarding the fairness, from a financial point of view, of the consideration to be received by the holders of NTS common stock in the merger pursuant to the merger agreement. The special committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Houlihan Lokey is entitled to a fee of approximately $7.6 million for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter, a portion of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein, and approximately $7.1 million of which is contingent upon the consummation of the merger. NTS has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain potential liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, NTS, one or more affiliates of Aurora Capital Group, or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

An affiliate of Houlihan Lokey has in the past provided certain financial advisory services to an affiliate of Aurora Capital Group, for which such affiliate of Houlihan Lokey received and is entitled to receive compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to NTS, Parent, Aurora Capital Group or one or more securityholders, affiliates and/or portfolio companies of investment funds affiliated or associated with Aurora Capital Group, referred to collectively as “Aurora Entities,” other participants in the merger or certain of their respective affiliates or securityholders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Aurora Capital Group, other participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Aurora Entities, other participants in the merger or certain of their respective affiliates or securityholders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, NTS, Parent, the Aurora Entities, other participants in the merger or certain of their respective affiliates or securityholders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Certain Financial Information

In the course of the discussions described under “—Background of the Merger,” the Company provided Parent and certain other potential purchasers that signed confidentiality agreements selected, non-public financial projections for fiscal years 2014 through 2018 prepared by our senior management. Such projections were also provided to the board of directors, the NTS special committee and its financial advisor, Houlihan Lokey, in connection with the board’s and the special committee’s respective consideration of the merger. We have included a summary of these projections below to give our shareholders access to certain nonpublic information provided to Parent, the board of directors, the NTS special committee and its financial advisor. NTS does not as a matter of course make public projections as to future performance or earnings. These financial projections constitute forward-looking statements. See “Forward-Looking Statements.”

NTS advised the recipients of the financial projections that such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions made by our senior management regarding the Company’s business, industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict and are beyond the Company’s control. In addition, the financial projections included the assumption that NTS would be able to secure substantial additional capital in order to finance its projected growth, though there are no agreements or arrangements in place to provide such capital at this time. In recognition of such limitations, NTS believes Parent and the other potential purchasers applied their own independent judgment to the projections and formulated a valuation for the Company based on their independent investigation of the Company’s historical performance and their views and assumptions as to the Company’s future prospects.

The financial projections were prepared by NTS’s senior management in good faith and on a reasonable basis based on the best information available to our management at the time of their preparation. The financial projections, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. Neither NTS’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Except as required by law, NTS does not intend to update these financial projections or to make other projections public in the future.

In addition, because the financial projections cover multiple years, such information by its nature becomes less predictive with each successive year and becomes subject to increasing uncertainty in the years beyond 2014. While presented with numeric specificity, the assumptions upon which the financial projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions, many of which are difficult to predict accurately and are beyond the control of NTS’s senior management. See the risk factors included in our most recent filings on Form 10-Q and Form 10-K. Also, the economic and business environment can and do change quickly, which add a significant level of unpredictability and execution risk. It is expected that differences between actual and projected results will occur, and actual results may be materially greater or less than those contained in the projections. If the merger is not consummated, the Company may not be able to achieve these financial projections. There can be no assurance that the projections, or the assumptions underlying the projections, will be realized. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the financial projections included in this proxy statement.

The financial projections included the following : (i) net revenues of $184.9 million, $197.9 million, $212.8 million, $231.4 million, and $254.1 million for fiscal years 2014, 2015, 2016, 2017 and 2018, respectively; (ii) gross profit of $53.0 million, $60.8 million, $68.2 million, $79.0 million, and $92.8 million for fiscal years 2014, 2015, 2016, 2017 and 2018, respectively; (iii) operating income of $14.9 million, $27.2 million, $32.8 million, $41.6 million and $52.9 million for fiscal years 2014, 2015, 2016, 2017 and 2018, respectively; (iv) EBITDA of $25.7 million, $38.8 million, $45.2 million, $55.0 million, and $67.6 million for fiscal years 2014, 2015, 2016, 2017 and 2018; and (iv) Adjusted EBITDA of $31.0 million, $36.6 million, $42.7 million, $52.0 million and $64.1 million for fiscal years 2014, 2015, 2016, 2017, and 2018, respectively.

EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. The Company provided this information to Parent and certain other potential purchasers because it believed it could be useful to potential bidders in evaluating, on a prospective basis, the Company’s operating performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the projections may not be comparable to similarly titled amounts used by other companies. EBITDA is calculated as net income (earnings), plus interest, taxes, depreciation and amortization.

Adjusted EBITDA described above included, among other things, addbacks of amounts for public company costs, the Company’s Supplemental Executive Retirement Plan and stock-based compensation. The addbacks relating to public company costs, the Company’s Supplemental Executive Retirement Plan and stock-based compensation were not included in the financial projections provided to Houlihan Lokey by the Company for purposes of the financial analysis performed in connection with Houlihan Lokey’s opinion to the NTS special committee, which financial projections included (i) Adjusted EBITDA of $27.5 million, $33.0 million, $38.9 million, $48.2 million and $60.2 million for fiscal years 2014, 2015, 2016, 2017, and 2018, respectively; and (ii) unlevered free cash flows of $8.9 million, $16.7 million, $16.4 million, $22.1 million and $27.8 million for the remainder of fiscal 2014 and for fiscal years 2015, 2016, 2017 and 2018, respectively.

You should not regard the inclusion of these projections in this proxy statement as an indication that NTS, Parent or any of their respective affiliates, advisors or other representatives considered or consider the projections to be necessarily predictive of actual future events. None of NTS, Parent or any of their respective affiliates, advisors or other representatives has made or makes any representations regarding the ultimate performance of NTS compared to the information contained in the projections. NTS made no representation to Parent in the merger agreement or otherwise, concerning the financial projections.

Financing of the Merger

The Company and Parent estimate that the total amount of funds necessary to consummate the merger is approximately $352.7, including amounts required to: (i) make payments under the merger agreement to NTS shareholders and to holders of outstanding NTS options, warrants and stock appreciation rights, (ii) repay at the closing of the merger certain indebtedness of NTS and its subsidiaries; and (iii) pay certain fees, costs and expenses associated with closing the merger and the debt facilities. Parent expects this amount to be funded by a combination of equity and debt financing arranged by Parent. Parent has obtained equity and debt financing commitments described below in connection with the merger.

There are no conditions precedent or contingencies, whether oral or written, related to the funding of the full amount of the equity and debt financings, other than as expressly set forth in the equity and debt financing commitment letters.

Equity Financing

Parent has received an equity commitment letter, dated August 15, 2013, from Aurora Pacific Equity Partners, Inc., pursuant to which Aurora Pacific Equity Partners, Inc. committed to make, or cause its affiliates to make, an equity contribution of $177.0 million to Parent, the proceeds of which will be used as a source of funds required to fund the merger consideration and to pay related fees and expenses.

The obligation to fund all or any part of the equity contribution pursuant to the equity commitment letter is conditioned upon (i) the satisfaction or waiver at the closing of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement, (ii) the prior or substantially concurrent funding contemplated under the debt financing described below and (iii) the simultaneous occurrence of the closing in accordance with the terms of the merger agreement.

Debt Financing

Parent has received a debt commitment letter, dated as of August 15, 2013, referred to as the “debt commitment letter,” from GCI Capital Markets LLC, referred to as “Golub.” The debt commitment letter contemplates that Golub will provide $152.5 million first lien senior secured credit facilities and $55.0 million second lien senior secured credit facilities, referred to as the “debt facilities,” the proceeds of which will be used (i) to provide funds to consummate the merger, (ii) to repay at the closing of the merger certain indebtedness of NTS and its subsidiaries, (iii) to fund certain fees, costs and expenses associated with closing the merger and the debt facilities and (iv) to provide for working capital, capital expenditures and other corporate purposes following the merger.

The debt commitment letter will expire if either the closing of the debt facilities or the funding of the initial loans thereunder has not occurred on or before February 15, 2014.

The consummation of the debt financing is subject to the following conditions, among others:

•	consummation of the merger (or shall be consummated concurrently with the making of the initial loans on the closing date of the merger) in accordance with the merger agreement, without amendment, update, modification or waiver of certain terms and provisions as described in the debt commitment letter;

•	execution of financing documents related to the debt financing;

•	receipt of all required security interests, perfected in favor of Golub;

•	receipt by Parent of net cash proceeds (and contribution of such net cash proceeds to Merger Sub) of new cash equity capital contributions on terms reasonably acceptable to Golub in an amount that as of the closing date represents no less than 40% of the total cash capitalization as defined in the debt commitment letter;

•	receipt of a closing date pro forma balance sheet of Parent, the Merger Sub and their respective subsidiaries;

•	receipt of unaudited financial statements for NTS and its subsidiaries for the most recent month-end and to be more no more than 45 days prior to the closing date;

•	satisfaction by Parent, Merger Sub and their respective subsidiaries (including NTS and its subsidiaries) of certain funded consolidated senior debt to EBITDA ratios on the closing date;

•	since August 15, 2013, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect (as defined in the merger agreement);

•	receipt of all material governmental, regulatory and shareholder consents and approvals (if any) (other than those of Golub or any lender described in the debt commitment letter) necessary to consummate the closing of the debt facilities and to make the initial loans under the debt facilities on the closing date;

•	no pending or threatened litigation or other proceedings (private or governmental) with respect to the debt facilities that could reasonably be expected to materially and adversely affect any of the debt facilities, Golub or any lender described in the debt commitment letter.

•	repayment of the indebtedness of NTS and its subsidiaries to the extent provided in the debt commitment letter, and the termination of related security interests;

•	the accuracy of the representations and warranties contained in the financing document as of the closing date in accordance with the standard set forth in the debt commitment letter;

•	there must be no default or event of default in existence at the closing date under the financing documents, or immediately after giving effect to the consummation of the transactions contemplated thereby and the funding of all of the loans;

•	delivery of all OFAC, Patriot Act and other applicable anti-money laundering and “know your customer” rules and regulations regarding NTS, Parent and Merger Sub; and

•	payment to Golub and each of the lenders of all invoiced fees, costs, expenses and other amounts payable on or prior to the closing date pursuant to the debt commitment letter and/or any and all applicable financing documents.

Pursuant to the merger agreement, as an alternative to the debt financing, Parent and Merger Sub may obtain substitute financing in the form of a single lien senior secured credit facility so long as the replacement of the debt financing with the substitute financing would not be adverse in any material respect to NTS, taking the debt financing and substitute financing as a whole. Parent and Merger Sub currently intend to utilize such substitute financing and expect it to be in the form of a $183.0 million senior secured credit facility, comprised of a (i) $143.0 million term loan, advanced in full on the closing date, (ii) a $30.0 million delayed draw term loan, and (iii)a $10.0 million revolving loan facility.

Limited Guaranty

Concurrently with the execution of the merger agreement, Aurora Equity Partners IV L.P. and Aurora Overseas Equity Partners IV L.P. (each, a “guarantor” and, collectively, the “guarantors”) entered into a Limited Guaranty with NTS pursuant to which, among other things, each such guarantor has unconditionally agreed to guarantee, on a several and not joint basis, subject to the terms and conditions set forth in the Limited Guaranty, the obligations of Parent to make any payments required to be made by Parent under the merger agreement (other than payment of the merger consideration), up to a maximum amount equal to the guarantors’ respective pro rata portions of the $19.0 million “reverse” termination fee described in “The Merger Agreement — Fees and Expenses.” The guarantors are affiliates of Aurora Capital Group.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion describes certain United States federal income tax consequences to NTS’s shareholders who are U.S. Holders and non-U.S. Holders (each as defined below) as a result of the exchange of their shares of NTS’s common stock for cash pursuant to the merger agreement. This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this proxy statement (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular shareholder or to shareholders subject to special rules (including, without limitation, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to the alternative minimum tax, persons who hold shares of NTS’s common stock as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired shares of NTS’s common stock as compensation, including upon the exercise of employee stock options, U.S. Holders that have a functional currency other than the United States dollar, and dissenting shareholders who perfect their appraisal rights (to the extent available under California law)). This summary assumes that shareholders hold their shares of NTS’s common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein, and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

As used herein, the term “U.S. Holder” means a beneficial owner of NTS’s common stock that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code has the authority to control all substantial decisions of the trust, or, if the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of NTS’s common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) who is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds shares of NTS’s common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of NTS’s common stock, and each partner in such partnership, should consult its own tax advisors regarding the tax consequences resulting from the exchange of their shares of NTS’s common stock for cash pursuant to the merger agreement.

Each shareholder is encouraged to consult his, her or its own tax advisor as to the particular United States federal income tax consequences to such shareholder of exchanging his, her or its shares of NTS’s common stock solely in exchange for cash pursuant to the merger agreement, and the effect of any state, local and foreign tax laws and other tax consequences with respect to such exchange.

Exchanging U.S. Holder

A U.S. Holder that exchanges shares of NTS’s common stock for cash pursuant to the merger will be treated for U.S. federal income tax purposes as having sold such stock in a taxable sale. Such U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of NTS’s common stock surrendered therefor. Generally, a U.S. Holder’s tax basis in shares of NTS’s common stock will be equal to the cost of such shares to the U.S. Holder. Any gain or loss recognized by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period of the surrendered shares exceeds one year as of the date of the exchange. If a U.S. Holder acquired different blocks of NTS’s common stock at different times and at different prices, gain or loss must be calculated separately for each block. Long-term capital gains recognized by a non-corporate shareholder are subject to tax at reduced rates. There are limitations on the deductibility of capital losses.

Certain U.S. Holders (e.g., an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax) will be subject to an additional 3.8% Medicare tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to any gain in respect of its disposition of our common stock pursuant to the merger.

Exchanging Non-U.S. Holder

Any gain realized by a non-U.S. Holder on a sale of NTS’s common stock for cash pursuant to the merger agreement generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	shares of NTS’s common stock constitute “United States real property interests” by reason of NTS’s status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for NTS’s shares. NTS believes that it is not and has not been a USRPHC during the five-year period preceding the merger.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition of NTS’s common stock generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition of NTS’s common stock, which may be offset by certain U.S. source capital losses.

A Non-U.S. Holder is encouraged to consult his, her or its own tax advisor regarding the United States federal income tax consequences of exchanging his, her or its shares of NTS’s common stock solely in exchange for cash pursuant to the merger agreement, as well as the applicability and effect of state, local, foreign and other tax laws.

Reporting and Backup Withholding

Payments made in connection with the merger to holders of NTS’s common stock may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 28%) may apply to the amount paid to certain shareholders who are not “exempt” recipients. To prevent such backup United States federal income tax withholding, a U.S. Holder who does not otherwise establish an exemption from backup withholding must provide us with such shareholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, the IRS Form W-9. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters

Except for the filing of the certificate of merger (including the plan of merger) and amended and restated articles of incorporation with the Secretary of State of the State of California at or before the effective time, NTS is unaware of any material federal, state or foreign regulatory requirements or approvals that would be necessary for the consummation of the merger. The certificate of merger and amended and restated articles of incorporation will not be filed until immediately prior to the effective time.

While one of the mutual conditions to closing is that any applicable waiting period under the HSR Act shall have expired or been terminated, the parties have determined that no filing is required under the HSR Act in connection with the transactions contemplated by the merger agreement.

Interests of NTS Executive Officers and Directors in the Merger

When considering NTS’s board of directors’ recommendation that Company shareholders vote in favor of the merger agreement proposal, you should be aware that NTS’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of its shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. NTS’s board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of NTS and its shareholders.

Positions with Surviving Corporation

Following the consummation of the merger, it is expected that the members of NTS’s senior management will hold substantially similar positions with NTS, as the surviving corporation in the merger. Further, each of the NTS executive officers is anticipated to have an employment agreement with the surviving corporation.

Stock Ownership

Certain NTS executive officers and directors beneficially own shares of NTS common stock. For a more detailed description of these stockholdings, see “Security Ownership of Certain Beneficial Owners and Management” on page 86.

The following table sets forth the cash consideration that NTS directors and executive officers, individually and as a group, will be entitled to receive under the merger agreement in consideration for the cancellation of common stock held by them. For purposes of the table below, it is assumed that the number of shares of common stock of NTS reflects the individual holdings of each director and executive officer as of August 15, 2013 and it is further assumed that none of the directors or executive officers will acquire or dispose of any shares of common stock prior to the closing of the merger.

Name	Number of Shares of Common Stock (1)		Consideration for Cancellation of Common Stock
Douglas Briskie	36,000		$828,000
Aaron Cohen	1,323,699	(2)	$30,445,077	(2)
Derek Coppinger	7,960		$183,080
Michael El-Hillow	—		—
John Foster	17,933		$412,459
John M. Gibbons	66,944		$1,539,712
Justin Jacobs	—	(3)	—	(3)
Robert I. Lin	196,359		$4,516,257
Raffy Lorentzian	31,935		$734,505
William McGinnis	150,892		$3,470,516
Dwight Moore	29,856		$686,688
Donald J. Tringali	158,332		$3,641,636
Norman S. Wolfe	47,276		$1,087,348
Daniel C. Yates	53,233		$1,224,359

Directors and Executive Officers as a Group	2,120,419		$48,769,637

(1)	Such amounts include restricted shares for which acceleration shall vest for the following directors and executive officers in connection with merger as described below: Foster, 5,445; Gibbons, 5,445; Lin, 5,445; Tringali, 10,887; Wolfe, 5,445 and Yates, 5,445.
(2)	Such shares include 1,019,316 shares held by Gilcy Partners Ltd., a limited partnership, and 5,400 shares held by the Cohen Family Trust, for which Mr. Cohen has an indirect pecuniary interest.
(3)	Mr. Jacobs is the board designee of Mill Road Capital, L.P., which beneficially owns (a) 1,362,556 shares of NTS common stock, and (b) warrants to purchase 300,000 shares of NTS common stock that will be cancelled in connection with the merger in exchange for the right to receive the product of (i) the per share merger consideration minus the exercise price per share of the warrant and (ii) the number of shares of NTS common stock underlying the warrant. Mr. Jacobs does not possess a pecuniary interest in any of our shares of common stock or warrants owned by Mill Road Capital, L.P.

Stock Options

Certain NTS executive officers and directors hold stock options granted pursuant to NTS’s 2002 Stock Option Plan, which was subsequently replaced by the 2006 Equity Incentive Plan. The 2002 Stock Option Plan is administered by the compensation committee of the board of directors of NTS (the “Compensation Committee”) and authorized NTS to grant incentive and non-qualified stock options to employees and directors. Pursuant to the terms of the 2002 Stock Option Plan, upon a change in control of NTS, NTS and any successor corporation may agree to, among other things, terminate the 2002 Stock Option Plan, cancel all outstanding options effective as of the date of the change in control and pay the optionees the difference between the fair market value of a share as of the date of the change in control and the per share exercise price, multiplied by the number of unexercised shares to which the option relates, subject to certain restrictions relating to “parachute payments,” as described in Section 280G of the Internal Revenue Code.

All of NTS’s outstanding stock options under the 2002 Stock Option Plan were fully vested prior to the execution of the merger agreement. The merger qualifies as a change in control of NTS pursuant to the 2002

Stock Option Plan. Pursuant to the terms of the merger agreement, each stock option that is outstanding and unexercised as of the closing of the merger will be cancelled in the merger in exchange for an amount in cash (without interest and subject to any applicable withholding taxes) equal to the product of (1) the excess, if any, of the per share merger consideration over the applicable exercise price per share of such stock option, and (2) the aggregate number of shares of common stock issuable upon exercise of such stock option; provided that if the exercise price per share of an option is equal to or greater than the per share merger consideration, then the option will be cancelled in the merger without any cash payment being made in respect of such option. Each stock option that is currently outstanding, including those held by NTS directors and executive officers, has a per share exercise price below the per share merger consideration of $23.00.

The following table sets forth the cash consideration that NTS directors and executive officers, individually and as a group, will be entitled to receive under the merger agreement in consideration for the cancellation of stock options held by them. For purposes of the table below, it is assumed that the number of shares subject to stock options reflects the individual holdings of each director and executive officer as of August 15, 2013 and it is further assumed that none of the options will be exercised prior to the closing of the merger.

Name	Number of Shares Subject to Stock Options	Exercise Price per Share	Consideration for Cancellation of Stock Options	Total Consideration Per Individual
Douglas Briskie	5,000	$4.56	$92,200	$411,400
	17,500	$4.76	$319,200
Aaron Cohen	7,500	$5.016	$134,880	$179,280
	2,500	$5.24	$44,400
Derek Coppinger	5,000	$4.56	$92,200	$329,320
	13,000	$4.76	$237,120
Michael El-Hillow	—	—	—	—
John Foster	—	—	—	—
John M. Gibbons	2,500	$4.56	$46,100	$92,575
	2,500	$4.41	$46,475
Justin Jacobs	—	—	—	—
Robert Lin	—	—	—	—
Raffy Lorentzian	—	—	—	—
William McGinnis	15,000	$4.56	$276,600	$732,600
	25,000	$4.76	$456,000
Dwight Moore	5,000	$4.56	$92,200	$411,400
	17,500	$4.76	$319,200
Donald Tringali	—	—	—	—
Norman S. Wolfe	2,500	$4.56	$46,100	$92,575
	2,500	$4.41	$46,475
Dan Yates	—	—	—	—

Directors and Executive Officers as a Group	123,000		$2,249,150	$2,249,150

Restricted Stock

Certain NTS directors hold shares of restricted stock subject to stock awards granted pursuant to NTS’s 2006 Equity Incentive Plan. The restricted stock vests over a period of four years on an annual basis on the anniversary of the grant date. The 2006 Equity Incentive Plan is administered by the Compensation Committee and authorizes NTS to grant incentive and non-qualified stock options as well as stock awards to employees or non-employee directors. Pursuant to the terms of the 2006 Equity Incentive Plan, if there is a change in control, the board of directors of NTS may, among other things, provide for the cancellation of all or any part of the awards for a cash payment to the participants. The merger qualifies as a change in control of the company pursuant to the 2006 Equity Incentive Plan. Pursuant to the terms of the merger agreement, each share of restricted stock will become fully vested in connection with the merger. At the closing of the merger, all shares of Company common stock outstanding immediately prior to the effective time will be cancelled in exchange for an amount in cash (subject to any applicable withholding taxes) equal to the per share merger consideration of $23.00 per share.

The following table sets forth the cash consideration that NTS directors and executive officers, individually and as a group, will be entitled to receive under the merger agreement in consideration for the cancellation of restricted stock held by them. For purposes of the table below, it is assumed that the number of shares of restricted stock reflects the individual holdings of each director as of August 15, 2013 and it is further assumed that there is no granting, forfeiture, or vesting of shares of restricted stock prior to the closing of the merger.

Name	Number of Shares of Restricted Stock (1)	Consideration for Cancellation of Restricted Stock
Douglas Briskie	—	—
Aaron Cohen	—	—
Derek Coppinger	—	—
Michael El-Hillow	—	—
John Foster	5,445	$125,235
John M. Gibbons	5,445	$125,235
Justin Jacobs	—	—
Robert I. Lin	5,445	$125,235
Raffy Lorentzian	—	—
William McGinnis	—	—
Dwight Moore	—	—
Donald J. Tringali	10,887	$250,401
Norman S. Wolfe	5,445	$125,235
Daniel C. Yates	5,445	$125,235

Directors and Executive Officers as a Group	38,112	$876,576

(1)	Such shares are also included in the stock ownership of the directors and executive officers as described in the Stock Ownership table above on page 86.

Phantom Stock Appreciation Rights

Certain NTS executive officers hold phantom stock appreciation rights granted pursuant to NTS’s 2010 Long-Term Incentive Plan (the “LTIP”). The LTIP is administered by the Compensation Committee and provides its participants with the right to earn additional incentive cash compensation.

Awards under the LTIP consist of either phantom stock full-value awards and/or phantom appreciation-only awards. Settlement of awards generally occurs within 90 days of the earlier of: the fourth anniversary of the year of grant, a change in control of NTS, or certain qualifying terminations of employment.

NTS has the option to pay up to 50% of the value of the award, as long as NTS is publicly traded, through delivery of vested shares of NTS’s common stock valued on the basis of the prior trading day’s closing price. On October 23, 2012, the Compensation Committee of the NTS board of directors exercised its discretion to accelerate the vesting of all phantom stock appreciation rights in connection with a change of control occurring before October 23, 2014.

The merger qualifies as a change in control of NTS pursuant to the LTIP. Accordingly, in connection with the merger, the outstanding phantom stock appreciation rights will be cancelled in the merger in exchange for an amount in cash (subject to any applicable withholding taxes) equal to the product of (1) the excess of the $23.00 per share merger consideration over the applicable grant price per phantom stock appreciation right, and (2) the aggregate number of such phantom stock appreciation rights. Each phantom stock appreciation right that is currently outstanding, including those held by NTS executive officers, has a per share exercise price below the per share merger consideration of $23.00.

The following table sets forth the cash consideration that NTS directors and executive officers, individually and as a group, will be entitled to receive under the merger agreement in consideration for the cancellation of phantom stock appreciation rights. For purposes of the table below, it is assumed that the number of phantom stock appreciation right reflects the individual holdings of each director and executive officer as of August 15, 2013 and it is further assumed that there is not additional granting or vesting of phantom stock appreciation rights prior to the closing of the merger.

Name	Number of Phantom Stock Appreciation Rights	Grant Price per Share	Consideration for Cancellation of Phantom Stock Appreciation Rights	Total Consideration Per Individual
Douglas Briskie	125,000	$7.50	$1,937,500	$1,937,500
Aaron Cohen	—	—	—	—
Derek Coppinger	105,000	$7.50	$1,627,500	$1,891,700
	20,000	$9.79	$264,200
Michael El-Hillow	125,000	$7.50	$1,937,500	$1,937,500
John Foster	—	—	—	—
John M. Gibbons	—	—	—	—
Justin Jacobs	—	—	—	—
Robert I. Lin	—	—	—	—
Raffy Lorentzian	—	—	—	—
William McGinnis	250,000	$7.50	$3,875,000	$3,875,000
Dwight Moore	142,000	$7.50	$2,201,000	$2,201,000
Donald J. Tringali	—	—	—	—
Norman S. Wolfe	—	—	—	—
Daniel C. Yates	—	—	—	—

Directors and Executive Officers as a Group	767,000		$11,842,700	$11,842,700

Supplemental Employee Retirement Plan

Certain NTS executive officers are participants in NTS’s 2006 Amended and Restated Supplemental Executive Retirement Plan, as Amended and Restated Effective as of December 31, 2008 (the “SERP”), which is an unfunded nonqualified deferred compensation plan under the Internal Revenue Code of 1986, as amended. The SERP is administered by the Compensation Committee and provides its participants with the right to earn additional deferred cash compensation.

NTS credits an amount on behalf of SERP participants each year and such amount is based upon a participant’s salary, years to retirement and date of entry into the SERP. This amount may vary from participant to participant and from year to year as determined by the Compensation Committee. Accumulated credit balances accrue interest which is compounded monthly at an annualized rate of 5.5%.

Credits under the SERP vest on the basis of 20% per full year of continued service. Participants will forfeit any unvested benefits as of the date of termination of employment or other termination events, except that all unvested benefits shall become fully vested if termination of employment is due to retirement, death or disability of a participant. In the event a participant’s service is terminated for cause, his SERP benefit and any future benefit payments are subject to immediate forfeiture.

Additionally, all unvested benefits will become fully vested for participants with ten or more years of service with NTS upon a change of control of NTS. The merger qualifies as a change of control of NTS pursuant to the SERP. Under the terms of the SERP, the vested benefits will be paid in five substantially equal installments commencing within 90 days following the change of control. Messrs. Briskie, Coppinger, McGinnis, and Moore have ten or more years of service with NTS and the benefits granted to them under the SERP will become fully vested in connection with the merger.

The following table sets forth the cash consideration that NTS directors and executive officers, individually and as a group, will be entitled to receive as of July 31, 2013 under the merger agreement in consideration for the payment of benefits under the SERP. The figures below include both benefits which have already vested prior to the merger and benefits whose vesting will be accelerated in connection with the merger.

Name	SERP Benefits ($)
Douglas Briskie	270,371
Aaron Cohen	—
Derek Coppinger	200,727
Michael El-Hillow	—
John Foster	—
John M. Gibbons	—
Justin Jacobs	—
Robert I. Lin	—
Raffy Lorentzian	—
William McGinnis	670,194
Dwight Moore	307,207
Donald J. Tringali	—
Norman S. Wolfe	—
Daniel C. Yates	—

Directors and Executive Officers as a Group	1,448,499

Change in Control Agreements

NTS has entered into change in control agreements with certain of its executive officers. The agreements provide that the executive officers could be entitled to certain severance benefits following a change in control of NTS, if either their employment is terminated by NTS without cause or they resign their employment for good reason following certain adverse material changes to the terms of their employment. The terms “cause” and “good reason” are defined in each executive officer’s change in control agreement. The merger qualifies as a change in control of NTS pursuant to the change in control agreements.

Pursuant to the change in control agreement, if an executive officer experiences a qualifying termination of employment within twelve months following a change in control of NTS, he will receive a payment equal to two times his “annual compensation” (as defined in the change in control agreement), the same percentage of Company-paid health insurance benefits as were provided before the change in control for two years after termination of employment, and full accelerated vesting of all outstanding stock options.

If the qualifying termination of employment occurs between twelve and twenty-four months following a change in control of NTS, the executive officer will receive a payment equal to one times his annual compensation, the same percentage of Company-paid health insurance benefits as were provided before the change in control for one year after termination of employment, and full accelerated vesting of all outstanding stock options.

With respect to Michael El-Hillow, however, NTS’s chief financial officer, upon a qualifying termination of employment within twelve months following a change in control of NTS, he will receive a payment equal to one times his “annual compensation” (as defined in the change in control agreement) and the same percentage of

Company-paid health insurance benefits as were provided before the change in control for one year after termination of employment.

Payment of severance benefits are conditioned on the executive officer providing NTS with a release of claims and executing a separation agreement with NTS which must become effective within 55 days after termination of employment and not revoking such release. The cash severance will be paid in a single lump sum payment between the 55th and 70th day after termination of employment. In addition, the severance benefits for an executive officer will be reduced if the executive officer would retain a greater amount of after-tax benefits by avoiding the imposition of golden parachute excise taxes under Code Sections 280G and 4999.

Notwithstanding any provision to the contrary, under the change in control agreements, NTS has no obligation to make any payment or offer any benefits to an executive officer if his employment is terminated prior to a change in control, or if his employment is terminated within a certain period following a change in control for cause, death, disability, retirement or resignation other than for good reason.

The following table sets forth each of NTS’s executive officers with whom NTS has entered into such change in control agreements, as well as the cash severance payment and the value of the health insurance benefits that would be due to such executive officer upon a qualifying termination of employment within twelve months following the merger and within twelve and twenty-four months following the merger. It is assumed for purposes of this proxy statement that the amounts to be paid set forth below do not account for any possible reductions to avoid the imposition of taxes under Code Sections 280G and 4999. The following table sets forth the cash consideration that NTS directors and executive officers, individually and as a group, will be entitled to receive as of August 22, 2013 under the merger agreement in consideration for the payment of benefits under the change in control agreements. Since all outstanding stock options were fully vested prior to the execution of the merger agreement, there is no accelerated vesting of stock options being providing as a result of the merger. NTS non-employee directors are not entitled to any such payments.

Name	Severance Benefit Upon Qualifying Termination of Employment Within Twelve Months of the Merger (1)
	Cash ($)	Health Benefits ($)	Total ($)
Douglas Briskie	702,282	17,829	720,111
Derek Coppinger	628,431	37,277	665,708
Michael El-Hillow	335,765	17,260	353,025
Raffy Lorentzian	—	—	—
William McGinnis	1,096,521	49,907	1,146,428
Dwight Moore	761,928	37,277	799,205

Directors and Executive Officers as a Group	3,524,927	159,550	3,684,477

(1)	In the event that the executive officer experiences a qualifying termination of employment between twelve and twenty-four months after the merger, such executive officer will receive half of the cash and health benefits described in the above columns (other than with respect to Mr. El-Hillow, who will not receive any benefits if such a termination occurs during such time period).

Letter Agreement

NTS entered into a Letter Agreement dated April 5, 2012 (the “Letter Agreement”) with Raffy Lorentzian, former Chief Financial Officer of NTS, regarding his separation from NTS, which occurred on July 31, 2012. In exchange for the severance payments, Mr. Lorentzian agreed to provide a release of claims with respect to his employment with NTS.

Under the Letter Agreement, if a change in control event occurs within eighteen months following the termination date, Mr. Lorentzian will be entitled to payment of $220,420 (which is equal to one year’s base salary), or a prorated portion of that amount if the change in control event occurs between 19 and 36 months following the termination date. Such payment will be made within 30 days following the change in control event.

The merger qualifies as a change in control of NTS pursuant to the Letter Agreement. Based on a change in control occurring before February 2014, Mr. Lorentzian will receive a lump sum payment of $220,420 within 30 days of the closing of the merger.

Indemnification and Insurance

The merger agreement contains the following provisions with respect to the indemnification of, and maintenance of liability insurance policies covering, the directors and officers of NTS.

Until the sixth anniversary of the effective time of the merger, Parent shall cause the surviving corporation to fulfill and honor in all respects the obligations of NTS to its current and former directors and officers pursuant to any indemnification provisions under NTS’s articles of incorporation, bylaws and any indemnification agreement which was provided to Parent between NTS and its current and former directors and officers and that was in effect as of August 15, 2013 with respect to claims arising out of acts or omissions occurring prior to the effective time of the merger. Each of NTS’s directors and executive officers are party to an indemnification agreement with NTS as of August 15, 2013.

Prior to the effective time of the merger, Parent is required to purchase directors’ and officers’ liability insurance coverage for a period of six years after the effective time of the merger for NTS’s current directors and officers for acts or omissions occurring prior to the merger. The material terms of such insurance coverage, including coverage and amount, are required to be no less favorable in any material respect to such directors and officers than NTS’s existing policies as of August 15, 2013. However, Parent is not required to pay annual premiums for such liability insurance in excess of 200% of the amount of the annual premiums paid by NTS for fiscal year 2013 for such purpose, provided that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 200% amount.

Employee Benefits

For twelve months after the effective time of the merger (or if earlier, the date of the employee’s termination of employment), Parent will cause the surviving corporation and its subsidiaries, as applicable, to provide the employees of NTS and its subsidiaries who remain employed immediately after the effective time of the merger with base salary and target cash bonus opportunities (but not equity-based compensation) that are, in the aggregate, no less favorable to the base salary and target cash bonus opportunities provided by NTS and its subsidiaries on the date of the merger agreement. The employees covered by this provision will remain at-will employees in all respects.

The employees of NTS and its subsidiaries that continue to provide service after the effective date may become eligible to participate in employee benefit plans, programs, policies, and arrangements that are sponsored or maintained by Parent. Parent will use commercially reasonable efforts to, or will cause the surviving corporation to, recognize all service of such employees, as if such service were with Parent or any of its subsidiaries for purposes of eligibility to participate, vesting and benefit levels based on seniority. However, such service will not be recognized (i) for benefit accrual purposes under any Parent benefit plan that is a defined benefit pension plan, or (ii) to the extent that such recognition would result in a duplication of benefits.

Golden Parachute Compensation Arrangements

As discussed above, NTS has entered into various compensatory agreements with its named executive officers that specify certain payments and benefits to be provided upon various circumstances, including, among other things, upon a qualifying termination of employment or a change in control of NTS. In accordance with the

SEC’s compliance rules regarding golden parachute compensation, the Golden Parachute Compensation table below sets forth the estimated amounts of compensation that each named executive officer could receive as a result of the proposed merger transaction. The estimates below are based in part on the following assumptions:

•	before taking into account any acceleration of vesting provided at the closing of the merger, whether or not an equity compensation award is vested is determined as of the day before the closing of the merger;

•	the merger, which will constitute a change in control of NTS, hypothetically closed on August 26, 2013, the latest practicable date prior to the filing of this proxy statement and all then unvested equity compensation awards became vested immediately prior to such closing;

•	the price per share of Company common stock paid in the merger was $23.00 which is the per share price payable under the merger agreement; and

•	each named executive officer hypothetically experienced a qualifying involuntary termination of employment (as discussed in more detail above) as of the end of the day on which the merger hypothetically closed, except for Raffy Lorentzian, whose employment terminated on July 31, 2012.

Certain of the amounts payable may vary depending on the actual date of completion of the merger and any qualifying involuntary termination of employment, and may be subject to additional conditions, as described in greater detail below. No named executive officer is entitled to any tax reimbursement payments from NTS.

Golden Parachute Compensation

Named Executive Officer	Cash (1)(2)($)	Equity (3)($)	Pension/ NQDC (4)($)	Perquisites/ Benefits ($)(5)	Total ($)(6)
William McGinnis	1,096,521	2,906,250	269,378	49,907	4,322,056
Dwight Moore	761,928	1,650,750	124,676	37,277	2,574,631
Douglas Briskie	702,282	1,453,125	108,673	17,829	2,281,909
Raffy Lorentzian	220,420	—	—	—	220,420

(1)	Cash. William McGinnis, Dwight Moore and Douglas Briskie are parties to change in control agreements that provide for severance benefits if the officer’s employment is involuntarily terminated after a change in control (see the section above entitled “Change in Control Agreements”). The actual magnitude of the severance benefits depends on how soon after the change in control the termination event occurs.

The figures in this column represent an estimated value of payment(s) equal to the product of two times the executive’s aggregate cash compensation for the twelve months ending August 22, 2013, which would be paid in a lump sum within 70 days of the termination of employment.

Payment of the compensation and/or benefits provided by the change in control agreements described in the table below is conditioned on (i) the executive executing a separation agreement containing a release of all claims against NTS its directors, officers and affiliates (a “Release”) within 55 days of his termination date and (ii) the executive not breaching or revoking the Release, as discussed in more detail above in the section entitled “Change in Control Agreements.”

As described in the section above entitled “Change in Control Agreements,” the change in control agreements provide that if the total payments received by a named executive officer in connection with a change in control are subject to excise tax under the “golden parachute” rules of Internal Revenue Code Section 280G, such payments will be reduced so that no such excise tax will apply if the executive would be financially better off on a net after-tax basis. For purposes of the above table, it has been assumed that no reduction was effected.

Except for the amount allocated to Raffy Lorentzian pursuant to his Letter Agreement as described further in footnote 2, amounts included in this column are all “double trigger” in nature; namely, eligibility to receive these amounts requires both the occurrence of a change in control and a qualifying involuntary termination of employment within a specified period of time following such change in control.

(2)	Raffy Lorentzian is party to a Letter Agreement that provides for payment if a change in control occurs within three years following Mr. Lorentzian’s termination date (see the section above entitled “Letter Agreement” for further information about the Letter Agreement). Mr. Lorentzian’s employment was terminated as of July 31, 2012. Although Mr. Lorentzian is not currently an employee of NTS, he is considered a named executive officer for the mostly recently completed fiscal year end.

The value in this column for Mr. Lorentzian is a lump sum payment equal to one year’s base salary, as provided under the Letter Agreement. This amount is “single trigger” in nature; namely, eligibility to receive this amount only requires the occurrence of a change in control within a specified period of time following Mr. Lorentzian’s termination date.

(3)	Equity. The merger agreement provides, among other things, that all outstanding and unvested stock options and phantom stock appreciation rights shall become fully vested and exercisable immediately prior to the closing of the merger and shall be cancelled and converted into the right to receive consideration upon the closing of the merger.

The figures in this column represent the aggregate payments to be made in respect of unvested phantom stock appreciation only rights with a per share exercise price that is less than the per share merger consideration, for which vesting will be fully accelerated in connection with the merger, as described in greater detail above in “The Merger — Interests of NTS Executive Officers and Directors in the Merger.” All of the stock options held by the named executive officers are fully vested and therefore are not included in this table.

Amounts included in this column are all “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence, and being employed as, of a change in control.

(4)	Pension/NQDC. Messrs. McGinnis, Moore, and Briskie are participants in NTS’s 2006 Supplemental Executive Retirement Plan, as amended (the “SERP”), as described above in “The Merger — Interests of NTS Executive Officers and Directors in the Merger.” Under the SERP, each participant who has completed ten or more years of service with NTS at the time of a change of control shall receive full vesting of the unvested contributions that were made by NTS under the SERP on behalf of the participant. Messrs. McGinnis, Moore, and Briskie have each provided service to NTS for more than ten years and therefore qualify to receive this acceleration of vesting benefit. Under the SERP, payment of benefits is scheduled to occur in five annual pro rata installments commencing within 90 days following the change of control.

Amounts included in this column are all “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence, and being employed as, of a change in control.

Payments to Raffy Lorentzian under the SERP are not reflected in this column as his benefits have already vested and annual payments began following his termination of service on July 31, 2012.

(5)	Perquisites/benefits. As described above in footnote 1 to this Golden Parachute Compensation table, William McGinnis, Dwight Moore and Douglas Briskie are parties to change in control agreements that provide for severance benefits, including continued participation by the executive and his eligible dependents in health insurance benefit plans for up to 24 months following the termination date.

The figures in this column represent an estimated value of continued participation by the executive and his eligible dependents in health insurance benefit plans for 24 months following the termination date as provided under the change in control agreement.

Amounts included in this column are all “double trigger” in nature; namely, eligibility to receive these amounts requires both the occurrence of a change in control and a qualifying involuntary termination of employment following the change in control.

(6)	Total. The following table shows, for each named executive officer, the golden parachute compensation amounts which are single trigger or double trigger in nature.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
William McGinnis	3,175,628	1,146,428
Dwight Moore	1,775,426	799,205
Douglas Briskie	1,561,798	720,111
Raffy Lorentzian	220,420	—

Litigation Relating to the Merger

On August 23, 2013, one week after the announcement of the merger, a putative shareholder class action lawsuit, entitled Elias v. National Technical Systems, Inc., Case No. BC519271, was filed in the Superior Court of the State of California, Los Angeles County, against NTS, the members of NTS’s board of directors, Aurora Capital Group, Parent and Merger Sub. The lawsuit asserts a claim for breach of fiduciary duty against the members of NTS’s board of directors. The lawsuit also alleges that NTS has not provided sufficient information about the merger to shareholders. The lawsuit further asserts that NTS, Aurora Capital Group, Parent and Merger Sub aided and abetted the alleged breaches of fiduciary duty. The lawsuit seeks to enjoin the consummation of the merger, damages, costs, attorneys’ and experts’ fees, and any other relief the court may deem proper. Each of the defendants believes that the lawsuit is without merit and intends to defend it vigorously. A status conference has been scheduled for November 6, 2013.

DISSENTING SHAREHOLDER RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenting shareholder rights under California law and is qualified in its entirety by reference to the full text of Chapter 13 of the California General Corporation Law, which is attached to this proxy statement as Annex C and incorporated herein by reference. Shareholders intending to exercise their dissenting shareholder rights to have NTS purchase, at the fair market value, the shares of NTS’s common stock held by them should carefully review Annex C. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX C MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS. COMPANY SHAREHOLDERS WHO ARE CONSIDERING ASSERTING AND EXERCISING DISSENTING SHAREHOLDER RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

If the merger is completed, any holder of shares of NTS’s common stock as of the record date may, by complying with the provisions of Chapter 13 of the California General Corporation Law, require NTS to purchase such holder’s shares of NTS’s common stock at the fair market value in lieu of receiving the per share merger consideration for their shares. The fair market value will be determined as of the day of, and immediately prior to, the first public announcement of the terms of the proposed merger (which occurred on the morning of August 16, 2013), excluding any appreciation or depreciation in consequence of the proposed merger. Shareholders should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger is not an opinion as to, and does not in any way address, fair market value for purposes of Chapter 13 of the California General Corporations Law.

If a Company shareholder has a beneficial interest in shares of NTS’s common stock that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenting shareholder rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record to timely and properly follow all the steps summarized below. Dissenting shareholder rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares.

Exercise of your rights as a dissenting shareholder under California law requires strict compliance with the procedures set forth in Chapter 13 of the California General Corporation Law. Failure to follow any of these procedures may result in a termination or waiver of dissenting shareholder rights under California law. The applicable provisions of California law are summarized below. NTS shareholders who choose to exercise dissenting shareholder rights under California law must fully comply with the requirements of Chapter 13 of the California General Corporation Law.

Under the California General Corporation Law, a Company shareholder may be entitled to dissenting shareholder rights with respect to the shares of NTS’s common stock held by such shareholder if:

•	such shares were outstanding on September 20, 2013, the record date of the special meeting;

•	such shares were voted “AGAINST” the merger proposal; and

•	NTS or its transfer agent has received by no later than the date of the special meeting a written demand from such shareholder that NTS purchase such shares at their fair market value (as described below).

If you desire to exercise dissenting shareholder rights and receive the fair market value of your shares of our common stock in cash instead of the per share merger consideration, your shares must be voted “AGAINST” the merger agreement proposal. It will not be sufficient to abstain from voting or for your shares to be subject to a broker non-vote. If you return a signed proxy without indicating your voting preference or with instructions to vote “FOR” the merger agreement proposal, your shares of our common stock will be voted in favor of the merger agreement proposal and you will lose any dissenting shareholder rights. In addition, a vote against the merger agreement proposal will not, in and of itself, constitute a written demand for dissenting shareholder rights within the meaning of Chapter 13 of the California General Corporation Law.

Within ten days after approval of the merger agreement proposal by NTS’s shareholders at the special meeting, each shareholder who has made a written demand for dissenter’s rights pursuant to Chapter 13 of the California General Corporation Law and is entitled to dissenting shareholder rights will receive a notice of such approval and a statement of the price determined by NTS to represent the fair market value of the shares on August 16, 2013, as of immediately prior to the first public announcement of the merger. The notice will also describe the rights to which such shareholders are entitled and shall be accompanied by a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the California General Corporation Law.

By no later than the date of the special meeting, NTS or its transfer agent must have received from any dissenting shareholder a written demand that NTS purchase such shareholder’s dissenting shares. The demand must set forth the number and class of shares that such shareholder desires to be repurchased, include a statement as to what such shareholder claims to be the fair market value of such shares as of the day of, and immediately prior to, the first public announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Dissenting shareholders should send the demand to:

National Technical Systems, Inc.

Attention: Corporate Secretary

24007 Ventura Boulevard,

Calabasas, California 91302

Such shareholder must also, within 30 days after the date on which notice of the approval of the merger agreement proposal by NTS’s shareholders is mailed to the shareholders of dissenting shares, submit to NTS (at the address set forth above) or its transfer agent, if the shares are certificated, any certificates representing any dissenting shares that the dissenting shareholder demands NTS purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed, or, if the shares are uncertificated, written notice of the number of dissenting shares that the dissenting shareholder demands that NTS purchase.

If the shareholder and NTS agree upon the fair market value and the shares held by such shareholder qualify as dissenting shares, such NTS shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement. If NTS shareholder and NTS are unable to agree upon the fair market value of the shares or whether the shares qualify as dissenting shares, the shareholder may file a complaint in California Superior Court seeking a determination by the court of the fair market value of the shares and/or whether the shares qualify as dissenting shares. The complaint must be filed within six months of the date on which the notice of the approval of the merger agreement proposal was mailed to NTS shareholders.

After determining which shareholders are entitled to dissenting shareholder rights, the court will evaluate the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair market value. The court will then direct payment of the fair value of the shares, together with interest, if any, to the dissenting shareholders. Any cash dividends declared and paid upon the dissenting shares after the date of approval of the merger agreement proposal by NTS shareholders shall be credited against the total amount to be paid to the dissenting shareholders. The costs of proceedings may be determined by the court and shared by the parties as the court deems fit. Subject to the provisions of Chapter 13 of the California General Corporation Law, NTS shareholders who have exercised their dissenting shareholder rights will not have the right at law or in equity to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had been legally voted in favor of the merger. In addition, if any of NTS shareholder initiates any action to attack the validity of the merger or to have it set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his or her shares as a holder of dissenting shares.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The board of directors is asking NTS’s shareholders to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

This section of the proxy statement summarizes some of the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. This summary is qualified entirely by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. NTS urges you to read the merger agreement carefully and in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about NTS, Parent, or Merger Sub. The merger agreement contains representations and warranties that the parties to the merger agreement made to and solely for the benefit of each other. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by certain disclosure schedules that the Company has delivered to Parent. You should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Structure of the Merger

At the effective time of the merger, as described below, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, and in accordance with the California General Corporation Law, Merger Sub will be merged with and into NTS, the separate corporate existence of Merger Sub will cease and NTS will continue NTS’s corporate existence as the surviving corporation in the merger, and as a wholly-owned subsidiary of Parent.

Closing and Effective Time of the Merger

The closing of the merger will take place at 7:00 AM pacific time on the second business day after the satisfaction or waiver of each of the conditions to closing set forth in the merger agreement or such other date and time as is agreed to in writing by Parent and NTS. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of California, or at such other time as Parent and NTS shall agree and specify in the certificate of merger. The time at which the merger becomes effective is hereinafter referred to as the “effective time.”

Articles of Incorporation; Bylaws

At the effective time, the articles of incorporation of the surviving corporation will be amended and restated to be identical to the articles of incorporation of Merger Sub immediately prior to the effective time, except that Article I of the articles of incorporation of the surviving corporation will read as follows: “The name of this corporation is National Technical Systems, Inc.”

At the effective time, the bylaws of the surviving corporation will be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the effective time, except that all references to Merger Sub in the bylaws of the surviving corporation shall be changed to refer to “National Technical Systems, Inc.”

Directors and Officers

The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

The officers of NTS immediately prior to the effective time of the merger will be from and after the effective time the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Consideration to be Received by NTS’s Shareholders in the Merger

At the effective time, each share of NTS’s common stock issued and outstanding, immediately prior to the effective time other than shares held by Parent, Merger Sub, and NTS (as treasury stock or otherwise) and any of their respective direct or indirect subsidiaries or by NTS’s shareholders who perfect their appraisal rights to the extent available under California law, will be converted automatically into the right to receive the per share merger consideration of $23.00 per share in cash, without interest and less any applicable withholding taxes. At the effective time, all shares of NTS’s common stock held by Parent, Merger Sub, and NTS (as treasury stock or otherwise) and any of their respective direct or indirect subsidiaries will automatically be cancelled and no payment will be made in respect of those shares.

Payment Procedures

Prior to the effective time, Parent will appoint Computershare Trust Company N.A. to act as exchange agent for purposes of exchanging the per share merger consideration for certificates of NTS common stock and book-entry shares.

At closing, Parent will deposit or cause to be deposited with the exchange agent sufficient funds to pay the aggregate per share merger consideration that is payable in respect of our outstanding common stock.

Promptly after and within five business days of the effective time, Parent will send or will cause the exchange agent to send a letter of transmittal to each record holder of shares of NTS common stock at the effective time. The letter of transmittal will contain instructions for exchanging shares of NTS common stock for the per share merger consideration.

Upon surrender to the exchange agent of a stock certificate representing shares of NTS stock, together with a duly completed and validly executed letter of transmittal, and any other documents as may reasonably be requested by the exchange agent, the holder of the stock certificate will be entitled to receive from the exchange agent $23.00 in cash (without interest and less any applicable withholding taxes) for each share represented by the stock certificate and that stock certificate will be cancelled. In the case of book-entry shares, by receipt of an “agent’s message” by the exchange agent, along with any additional evidence as may be reasonably requested by the exchange agent, the holder of book-entry shares will be entitled to receive from the exchange agent $23.00 in cash (without interest and less any applicable withholding taxes) for each book-entry share.

If any cash merger consideration is to be paid to a person or entity other than the registered shareholder listed on a surrendered stock certificate or a transferred book-entry share, as a condition to payment, such stock certificate must be properly endorsed or otherwise be in proper form for transfer, or such book-entry share must be properly transferred, and the person or entity requesting payment must pay to the exchange agent any transfer or other tax that may be required as a result of the payment.

No interest will be paid or accrued on the cash payable upon the surrender or transfer of any stock certificate or book-entry share. The cash paid upon conversion of NTS common stock in the merger will be issued in full satisfaction of all rights relating to those shares of NTS common stock.

The stock transfer books of NTS will be closed immediately upon the effective time and there will be no further registration or transfers of our common stock on the transfer books of the surviving corporation. If, after the effective time, stock certificates or book-entry shares are presented to the surviving corporation, such shares will be cancelled and exchanged for the per share merger consideration.

Any portion of the merger consideration made available to the exchange agent unclaimed by our shareholders six months after the effective time of the merger will be delivered to the surviving corporation, upon demand, and any shareholders who have not properly exchanged their shares of NTS common stock will thereafter look only to the surviving corporation for payment of the per share merger consideration (without interest and subject to any withholding taxes). If any stock certificates or book-entry shares are not exchanged prior to two (2) years after the effective time (or immediately prior to such earlier date on which the related per share merger consideration would otherwise escheat to or become the property of any governmental authority), any such per share merger consideration in respect thereof will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to such consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by Parent or the exchange agent post a bond in such amount as Parent or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Equity Awards

Pursuant to the merger agreement, NTS must take all required action so that each option to acquire shares of NTS common stock, restricted shares of NTS common stock and restricted stock units then outstanding and unvested and/or not exercisable (irrespective of any time- or performance-based condition or other contingency), will become fully vested and exercisable in connection with the merger. At the effective time, each equity award not previously exercised will be automatically cancelled and converted solely into the right to receive, promptly after and within five business days of the effective time, a cash payment, without interest, equal to the product of:

(i)	the excess, if any, of the per share merger consideration over any applicable exercise price per share of such equity award, and

(ii)	the number of shares of NTS common stock for which such equity award is exercisable, without interest and subject to applicable withholdings, including for income and employment taxes (with the aggregate amount rounded down to the nearest whole cent);

provided that if the exercise price per share of any such equity award is equal to or greater than the per share merger consideration, then such equity award will be cancelled without any cash payment being made.

At or immediately prior to the effective time NTS will take all actions necessary to cancel and terminate NTS’s 2002 Stock Option Plan, 2006 Equity Incentive Plan, 2006 Long Term Incentive Plan, and 2010 Long Term Incentive Plan. No further awards or other rights with respect to shares of NTS common stock will be granted under any of the foregoing plans following termination.

Treatment of Warrants

At the effective time, each warrant exercisable for shares of NTS common stock will be terminated and converted solely into the right to receive, promptly after and within five business days of the effective time, a cash payment, without interest, equal to the product of (i) the excess, if any, of the per share merger consideration over the then effective exercise price per share under the warrant, and (ii) the number of shares of common stock for which the warrant is then exercisable, provided that if the then exercise price per share under the warrant is equal to or greater than the per share merger consideration, then any such warrant shall be cancelled without any cash payment being made in respect thereof.

Dissenting Shares

Subject to the terms of the merger agreement, NTS common stock which was outstanding on the record date (other than shares held by Parent, Merger Sub or NTS), which were not voted in favor of the merger, and the holders of which:

(i)	have demanded that NTS purchase such shares at their fair market value in accordance with Section 1301 of the California General Corporation Law;

(ii)	have submitted such shares for endorsement in accordance with Section 1302 of the California General Corporation Law; and

(iii)	have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to be entitled to require NTS to purchase their shares under the California General Corporation Law, will not be converted into a right to receive the per share merger consideration allocable to such shares of common stock, but instead will be entitled to only such rights as are granted by Section 1300 et. seq. of the California General Corporation Law; provided, however, that if, after the effective time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1300 et. seq. of the California General Corporation Law or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 1300 et. seq. of the California General Corporation Law, such shares of common stock will be treated as if they had been converted as of the effective time into the right to receive the per share merger consideration allocable thereto in accordance with the merger agreement, without interest but subject to any applicable withholdings, upon surrender of such stock certificate formerly representing such shares of common stock or transfer of such book-entry share, as the case may be.

NTS will provide Parent prompt written notice (within three business days) of any demands received by NTS for appraisal of shares of common stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to NTS prior to the effective time pursuant to the California General Corporation Law that relates to such demand; provided, however, that beginning ten business days prior to the shareholders meeting, NTS will provide Parent with the written notice described above within two days of receipt by NTS of any such demand (or demand withdrawal), notice or instrument and in any event NTS will provide to Parent all such demands, withdrawals, notices and/or instruments that it is in receipt of on the day prior to the shareholders meeting and for which notice has not already been provided to Parent, and will provide notice of any such demand, withdrawal, notice or instrument received on the day of the shareholders meeting to Parent immediately following receipt. Parent will have the opportunity and right to direct all negotiations, petitions and proceedings with respect to any such demands. Prior to the effective time, NTS will not, without the prior written consent of Parent (which may be given or withheld in Parent’s sole discretion), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Representations and Warranties

Representations and Warranties of NTS

In the merger agreement, NTS made a number of representations and warranties to Parent and Merger Sub relating to, among other things:

•	organization and good standing;

•	subsidiaries;

•	corporate power and authority;

•	absence of conflicts;

•	capitalization;

•	compliance with SEC rules and regulations;

•	absence of certain litigation;

•	taxes;

•	absence of undisclosed liabilities;

•	real property and personal property matters;

•	material contracts;

•	intellectual property;

•	compliance with law and possession of material permits;

•	employment matters;

•	environmental matters;

•	government contracts and government bids;

•	merger expenses;

•	insurance matters;

•	related party transactions;

•	product liability and warranties;

•	disclosures by us in this proxy statement;

•	absence of certain material changes since April 30, 2013;

•	anti-takeover and similar laws;

•	opinion of financial advisor;

•	occupational safety and health matters; and

•	standstill provisions.

Many of these representations and warranties are qualified by materiality or material adverse effect.

For purposes of the merger agreement, “material adverse effect” means, any change, event, circumstance, occurrence, condition, state of facts or effect that (A) is, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), business, assets, liabilities, operations or results of operations of NTS and its subsidiaries, taken as a whole, or (B) materially impairs the ability of that entity to consummate, or prevents or materially delays, the consummation of the merger; provided, however, that in the case of clause (A) material adverse effect does not include any change, event, circumstance, occurrence, condition, state of facts or effect to the extent resulting from (1) actions by such entity required to be taken in accordance with the terms of the merger agreement or taken at the direction or request of another party to the merger agreement; (2) changes in general economic or political conditions globally, political systems, currencies, securities, or financial markets; (3) changes generally affecting the industry in which such entity operates; (4) acts of God, earthquakes, acts of terrorism or military actions whether or not pursuant to the declaration of a national emergency or war; (5) any change in the Company’s stock price or trading volume, in and of itself; (6) any failure to meet internal projections, forecasts or revenue or earnings projections of industry analysts for any period; or, (7) changes in applicable laws or accounting rules; provided, that with respect to subclause (5) or subclause (6) the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a “material adverse effect”).

NTS’s representations and warranties expire at the effective time of the merger or termination of the merger agreement.

Parent’s and Merger Sub’s Representations and Warranties

In the merger agreement, Parent and Merger Sub make representations and warranties to NTS relating to, among other things:

•	organization and good standing;

•	corporate power and authority;

•	absence of conflicts;

•	no prior business or other activities by Merger Sub;

•	shareholder consent and approval matters;

•	merger expenses;

•	financing commitments obtained by Parent;

•	solvency;

•	disclosures supplied to us for inclusion in this proxy statement; and

•	delivery of a limited guarantee in favor of NTS.

Certain of Parent and Merger Sub’s representations and warranties are qualified by materiality or Parent material adverse effect.

For purposes of the merger agreement, “Parent material adverse effect” means any event, change, circumstance, occurrence, effect or state of acts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the merger.

The representations and warranties of Parent and Merger Sub expire at the effective time of the merger or termination of the merger agreement.

Conduct of Business Pending the Merger

Under the merger agreement, NTS has agreed that prior to the effective time of the merger, NTS will and will cause each of its subsidiaries to:

•	carry on NTS’s business in the ordinary course consistent with past practice

•	use reasonable efforts to preserve intact its business organization, assets, rights, and properties in good repair and condition,

•	keep available the services of its current officers, employees and consultants, to preserve NTS’s business relationships

•	pay debts and taxes when due and pay or perform its other liabilities when due; and

•	use reasonable best efforts to assure that each of its contracts entered into after the date of the merger agreement will not require any consent, waiver or novation or provide for any material change in the obligations of any party, or terminate as a result of the merger.

NTS has also agreed that until the effective time of the merger, subject to certain exceptions for actions taken in the ordinary course of business consistent with past practice or below certain dollar thresholds, unless we obtain Parent’s prior written consent, as necessary to comply with legal requirements or as specified in the merger agreement, NTS will and will cause each of its subsidiaries to comply with specific restrictions limiting our ability to, among other things:

•	incur debt for borrowed money, guarantee debt of another person, or issue or sell any debt securities or guarantee any debt securities of another person;

•	lend any money, make any investments in or capital contributions, forgive or discharge in whole or in part any outstanding loans or advances, or prepay any debt;

•	enter into any material contract, or modify or waive any of the terms of any material contract;

•	enter into any material transaction;

•	place or allow the creation of any encumbrance on any of its assets or properties;

•	sell, lease, license, transfer or dispose of any assets material to NTS’s business or real estate;

•	grant, amend or change the terms of any type of compensation or benefits or pay any bonus, severance, termination or change in control payments to any current or former director, officer, employee or independent contractor,

•	pay any benefit or grant or amend any stock option awards, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or accelerate the vesting, funding or payment of any compensation or benefit under any benefit plan or other contract

•	enter into any collective bargaining agreement or adopt any new employee benefit or compensation plan, or amend, modify or terminate any existing benefit plan;

•	adopt or change any our accounting methods, principles or practices;

•	declare, or pay any cash or stock dividend or other distribution with respect to our capital stock or other equity interests, or redeem, repurchase or otherwise acquire any of its capital stock or other securities;

•	split, combine, reclassify or otherwise amend the terms of any of our capital stock;

•	terminate, waive or release any material right or claim;

•	waive, modify, fail to enforce or consent where consent is required, any confidentiality, standstill or similar agreements;

•	issue, sell, create, authorize, pledge or otherwise encumber or subject to any encumbrance any shares of its capital stock of any class or series or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of NTS capital stock on a deferred basis or other rights linked to the value of common shares, including pursuant to contracts as in effect on the date of the merger agreement;

•	merge, consolidate or reorganize with, acquire a substantial equity interest in, make an investment in or loan or capital contribution to, or enter into any other business combination with any person (other than Parent or Merger Sub);

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	incur or commit to incur any capital expenditure or authorization or commitment;

•	amend or otherwise change its articles of incorporation or bylaws (or similar organizational documents);

•	license any of its technology or intellectual property or abandon or cease to prosecute any material intellectual property;

•	agree to any tax audit assessment or closing agreement, make or change any material election in respect of taxes, adopt or change any material accounting method in respect of taxes, or file any amended tax return;

•	initiate any legal action or settle or agree to settle any legal action;

•	pay, discharge, settle or satisfy any liabilities or obligations reflected or reserved against in NTS’s unaudited balance sheet as at April 30;

•	fail to keep in force the insurance policies as currently in effect;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its subsidiaries;

•	enter into any new line of business;

•	enter into any new lease or materially amend the terms of any existing lease with respect to real property;

•	terminate or enter into any contract to terminate any of its officers;

•	take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the merger contained in the merger agreement not being satisfied; or

•	authorize any of, or commit, resolve or agree to do any of the foregoing things.

NTS has also agreed to certain other customary covenants, including, but not limited to, promptly advising Parent of certain material changes, using reasonable best efforts to obtain all permits, waivers, consents or approvals from governmental authorities and third parties as may be necessary, providing Parent and Merger Sub with reasonable access to NTS’s personnel, properties and information, and cooperating with Parent and Merger Sub with respect to Parent’s debt financing, making filings or executing further documents necessary to accomplish the merger.

Restrictions on Soliciting Other Acquisition Proposals

The merger agreement provides that NTS will not, and will not permit or authorize any of its subsidiaries or its or its subsidiaries’ representatives, directly or indirectly, to:

•	initiate, solicit, endorse, propose, encourage or take any other action to facilitate (including by way of furnishing information) any proposals, offers or inquiries with respect to, that constitute, or would reasonably be expected to lead to, an acquisition proposal (as defined on page 74);

•	enter into, engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend or propose to approve, endorse or recommend, any acquisition proposal;

•	approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any acquisition proposal or any proposal or offer that has a primary purpose of effectuating, or would reasonably be expected to lead to, an acquisition proposal;

•	make or authorize any statement, propose or resolve, proposal or agree to do any of the foregoing relating to any acquisition proposal; or

•	make a change in board recommendation (as defined on page 74).

Notwithstanding these restrictions, at any time prior to obtaining shareholder approval of the merger agreement proposal, we may provide information about us and our subsidiaries to a person making an acquisition proposal and also engage in negotiations and discussions with any such person if:

•	our board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	our board of directors determines, in good faith, based on the information then available and upon the recommendation of the special committee (after consultation with the special committee’s independent financial advisor and outside legal counsel), that such acquisition proposal constitutes a superior proposal (as defined on page 74); and

•	such acquisition proposal is bona fide, written and not a result of a breach or violation of any of the obligations summarized in this proxy statement under “The Merger Agreement — Restrictions on Soliciting Other Acquisition Proposals” on page 72 and “The Merger Agreement — Ability to Change Board Recommendation / Acquisition Proposals” on page 74.

In addition, in order to provide information to a person making an acquisition proposal and to engage in negotiations and discussions with such person, our board of directors must receive from such person, (i) a confidentiality agreement containing terms substantially similar to, and no less favorable to NTS than, those set forth in the non-disclosure agreement with Aurora Capital Group (though the confidentiality agreement need not include a standstill provision), and (ii) evidence reasonably satisfactory to our board of directors of the financial capability of such person to consummate the acquisition proposal.

NTS is also obligated to promptly, but no later than two (2) business days after receipt, advise Parent in writing of any inquiry or proposal or offer related to an acquisition proposal or any request for nonpublic information relating to NTS or its subsidiaries other than requests that are not reasonably expected to be related to an acquisition proposal (including the identity of the person making or submitting such acquisition proposal or request, and the terms thereof) that is made or submitted by any person prior to the effective time. Each such notice must include the identity of the person or group of persons making such proposal, offer, request, indication or inquiry, a copy of any written proposal, offer or draft agreement provided by such person and the material terms and conditions of any proposals or offers. NTS must also keep Parent promptly and reasonably informed of the status, details and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations (including of any amendment, modification, development, discussion or negotiation), including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. NTS is also obligated to promptly, and in advance of providing information or engaging in discussions, notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal.

NTS and the NTS board of directors may also contact a person who has made, or proposes to make an acquisition proposal and to whom NTS is permitted to provide nonpublic information pursuant to the above conditions solely to request clarifications of the terms and conditions of such acquisition proposal or to comply with certain disclosure obligations under the securities laws with regard to an acquisition proposal. Any such disclosure, other than a “stop, look and listen” communication or similar communication contemplated by Rule 14d-9(f) of the Exchange Act will be deemed a change in board recommendation (as defined on page 74) unless the board of directors reaffirms its recommendation for the merger proposal in such disclosure.

We have agreed not to terminate, waive, amend, release or modify any provision of any existing confidentiality agreement or standstill agreement to which we or any of our subsidiaries is a party with respect to any acquisition proposal or potential acquisition proposal. To the extent any such confidentiality or standstill agreement contains a provision that prohibits the counterparty to such agreement from requesting a waiver to a standstill, we are however allowed to waive our rights with respect to such prohibition.

The merger agreement defines an “acquisition proposal” as any inquiry, proposal or offer (other than from Parent or Merger Sub) relating to, in one or a series of transactions:

•	the direct or indirect, acquisition by any person or group of persons of 15% or more of the outstanding equity interests in NTS (by vote or value);

•	any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving NTS that, if consummated, would result in the acquisition of 15% or more of the outstanding equity interests in NTS (by vote or value);

•	any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in an third party acquiring an interest in assets representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of NTS and its subsidiaries, taken as a whole;

•	the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any equity interest in any person that holds assets generating or representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of NTS and its subsidiaries, taken as a whole;

•	any tender offer, self-tender or exchange offer that if consummated would result in any third party acquiring of 15% or more of the equity interests in NTS (by vote or by value); or

•	any combination of the foregoing.

The merger agreement defines a “superior proposal” as any unsolicited bona fide binding written acquisition proposal not resulting from any violation or breach of any obligation of NTS relating to an acquisition proposal as set forth in the merger agreement, that is not subject to any financing condition or, if financing is required, such financing is then fully committed or reasonably determined to be available by the NTS board of directors, which the NTS board of directors determines in good faith, upon the recommendation of the special committee (after consultation with an independent financial advisor and outside legal counsel), and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such acquisition proposal and the merger agreement (in each case taking into account any revisions to the merger agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the person or group making the acquisition proposal, breakup fee and expense reimbursement provisions and other events or circumstances, (A) is reasonably likely to be consummated in accordance with its terms and (B) is more favorable to the NTS shareholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement; provided, that for purposes of this definition of “superior proposal,” (i) all references in the term “acquisition proposal” to “15%” shall be deemed to be references to the lesser of (a) “80%” and (b) 100% minus the number of equity interests held by officers of NTS and proposed to be rolled over into the acquirer.

Ability to Change Board Recommendation / Acquisition Proposals

The NTS board of directors unanimously, and in accordance with the unanimous recommendation of the special committee, approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of NTS and its shareholders.

The merger agreement provides that, subject to certain exceptions, neither our board of directors nor any of its committees may take any of the following actions (any such action is referred to as a “change in board recommendation”):

•	withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of the merger agreement and the merger or the recommendation of the NTS board in favor thereof (the “board recommendation”) or take any action or make any statement in connection with the special meeting inconsistent with such approval or board recommendation;

•	adopt, approve, endorse, recommend, or otherwise declare advisable or propose to adopt, approve, endorse, recommend, or otherwise declare advisable, publicly or otherwise, any acquisition proposal;

•	fail to publicly reaffirm the board recommendation within three (3) business days after Parent or Merger Sub so requests in writing;

•	fail to recommend against any acquisition proposal within five (5) business days (other than an acquisition proposal described in next bullet below for which NTS shall have ten (10) business days);

•	fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act, within ten (10) business days after the commencement of any such acquisition proposal;

•	fail to include the board recommendation in the NTS proxy statement;

•	cause or permit NTS or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or contract constituting or relating to any acquisition proposal (other than a confidentiality agreement entered into in accordance with, and meeting the requirements described above under “The Merger Agreement — Restrictions on Soliciting Other Acquisition Proposals”);

•	make any other public statement that is inconsistent with the board recommendation; or

•	resolve, agree or propose to take any of the foregoing actions.

However, at any time prior to obtaining shareholder approval of the merger agreement proposal, the NTS board of directors may make a change in board recommendation, or terminate the merger agreement to enter into an alternative transaction agreement, in each case in response to a superior proposal if the following conditions are satisfied:

•	the NTS board of directors determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	NTS complied with each of the obligations in the merger agreement relating to a change in board recommendation, or resulting in the acquisition proposal that led to the superior proposal;

•	NTS provided at least five (5) business days advance written notice (such period is referred to as the “notice period”) to Parent of the acquisition proposal and the board of directors good faith conclusion that such proposal constitutes a superior proposal and the board of director’s intent to terminate the merger agreement, absent any revisions to its terms and conditions (which such notice must include the reason for such intent, the identity of the person or group of persons making the superior proposal and its terms and conditions and a copy of the definitive acquisition agreement and any other relevant transaction documents);

•	prior to effecting the termination of the merger agreement:

•	during the notice period, NTS negotiated (and caused its financial and legal advisors to negotiate) with Parent in good faith (to the extent requested by Parent) regarding any revisions to the terms of the merger agreement, and

•	if Parent made a proposal during the notice period, at the end of such notice period, the NTS board of directors, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Parent, determined in good faith, upon the recommendation of the special committee (after consultation with outside legal counsel and the special committee’s financial advisor), that:

•	the acquisition proposal continues to constitute a superior proposal;

•	after consultation with outside legal counsel, that the failure to terminate the merger agreement would be inconsistent with the board of directors fiduciary duties under applicable law; and

•	in the case of a termination of the merger agreement by NTS to enter into an alternative transaction agreement, paid to Parent concurrently with such termination of the $11.0 million termination fee.

In the event that there is a revision to the financial terms or any other material terms of a superior proposal for which NTS is seeking to effect a change in board recommendation or to terminate the merger agreement in order to enter into an alternative transaction agreement, NTS is required to deliver a new written notice to Parent in the form descried above and to comply with each of the requirements described above prior to effecting such recommendation or terminating the merger agreement.

In addition to foregoing, at any time prior to obtaining shareholder approval of the merger agreement proposal, the NTS board of directors may make a change in board recommendation in response to an intervening event (as defined below on page 76) if the following conditions are satisfied:

•	the NTS board of directors determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	NTS provided Parent with written information describing such intervening event in reasonable detail as soon as reasonably practicable after becoming aware of it;

•	NTS kept Parent reasonably informed of developments with respect to such intervening event;

•	NTS notified Parent in writing at least five (5) business days before making such a change in board recommendation and the reason for such change;

•	if Parent makes a proposal during the five (5) business day period described above to adjust the terms and conditions of the merger agreement, the NTS board of directors, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Parent, determined in good faith, after consultation with outside counsel, that the failure to make such change in board recommendation would result in a breach of the fiduciary duties of the NTS board of directors under applicable law; and

•	during such five (5) business day period, NTS negotiated (and caused its financial and legal advisors to negotiate) with Parent in good faith (to the extent requested by Parent) regarding any revisions to the terms of the merger agreement as proposed by Parent.

The merger agreement defines an “intervening event” as a material event or circumstances that was not known to the NTS board of directors prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the NTS board of directors prior to obtaining shareholder approval of the merger agreement proposal; provided, that in no event shall the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof constitute an intervening event.

Financing of the Merger

Parent has agreed to, and to cause Merger Sub to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the debt financing commitment letter, including using reasonable best efforts to:

•	maintain in effect the debt financing commitment;

•	satisfy on a timely basis all conditions applicable to Parent or Merger Sub to obtaining the debt financing (including by consummating the equity financing at or prior to closing);

•	enter into definitive agreements with respect to the debt financing on terms and conditions contained in the debt financing commitment or consistent in all material respects with the debt financing commitment, or on other terms that would not materially and adversely impact the ability of Parent to timely consummate the transactions contemplated by the merger agreement; and

•	draw down on the debt financing if the conditions to the availability of the debt financing have been satisfied or waived.

Parent has also agreed not to, and to cause Merger Sub not to, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any debt financing commitment or any definitive agreements related to the debt financing, if such amendment, supplement, modification or waiver would:

•	(i) reduce the aggregate amount of the debt financing, or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions to the receipt of the debt financing in a manner that would reasonably be expected to (a) materially delay or prevent the closing date, or (b) make the funding of the debt financing (or the satisfaction of the conditions to obtaining the debt financing) materially less likely to occur; or

•	materially adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the debt financing commitment or the definitive agreements with respect thereto, the ability of Parent and Merger Sub to consummate the closing or the likelihood of consummation of the closing, in each case, without NTS’s prior written consent.

Notwithstanding the foregoing, Parent and Merger Sub may amend the debt financing commitment or any definitive agreements related to the debt financing to add lenders, lead arrangers, bookrunners, syndication agents, other funding sources, additional equity financiers or similar entities who had not executed the debt financing commitments as of August 15, 2013. Parent is obligated, upon any amendment, supplement or modification of the debt financing commitment to provide a copy of such amendment, supplement or modification to NTS.

Parent has also agreed to (i) keep NTS reasonably apprised of developments relating to the debt financing, and (ii) provide prompt notice of any material breach or default by any party to the debt financing commitment of which Parent becomes aware or any written communication from any person with respect to any actual or purported material breach, termination or repudiation by any party to the debt financing commitment.

As an alternative to the credit facilities provided for in the debt commitment letter, Parent and Merger Sub may obtain substitute financing in the form of a single lien senior secured credit facility so long as the replacement of the credit facilities with the substitute financing would not be adverse in any material respect to NTS, taking the credit facilities and substitute financing as a whole. Parent and Merger Sub currently intend to utilize such substitute financing and expect it to be in the form of a $183.0 million senior secured credit facility, comprised of a (i) $143.0 million term loan, advanced in full on the closing date, (ii) a $30.0 million delayed draw term loan, and (iii) a $10.0 million revolving loan facility.

If any portion of the debt financing becomes unavailable on the terms and conditions described in or contemplated by the debt financing commitment, Parent has agreed to use its reasonable best efforts to arrange to obtain as promptly as practicable following the occurrence of such event, alternative financing in an amount sufficient to consummate the transactions contemplated by the merger agreement, which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the debt financing or the transactions contemplated by the merger agreement.

NTS generally has agreed to, and to cause its subsidiaries to and its and their respective representatives to, use reasonable best efforts to, provide to Parent such cooperation (including with respect to timeliness) reasonably requested by Parent in connection with the debt financing, including providing reasonable assistance in the preparation of customary disclosure documents and customary representation letters reasonably required in connection with the debt financing.

Conditions to the Merger

The merger is subject to the satisfaction or waiver of various conditions, at or prior to the effective time, which include the following with respect to each party:

•	the applicable waiting period, and any extension thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated;

•	the merger agreement proposal is approved by NTS’s shareholders; and

•	the absence of any injunction or other court order or legal or regulatory restraint that prevents the consummation of the merger or any law or order that prohibits or makes the merger illegal.

Parent and Merger Sub are not obligated to effect the merger unless the following conditions are satisfied or waived by Parent and Merger Sub, at or prior to the effective time:

•	(i) certain of the representations and warranties made by NTS contained in the merger agreement with respect to organization and good standing, subsidiaries, corporate power, authority and consents and capitalization are true and correct as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date), subject in the case to certain representations and warranties relating to capitalization to any de minimis changes in amount or significance; and (ii) the remaining representations and warranties made by NTS contained in the merger agreement that are qualified by materiality or material adverse effect are true and correct (as so qualified) and the remaining representations and warranties made by NTS contained in the merger agreement that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date);

•	NTS shall have performed, in all material respects, all obligations to be performed by it under the merger agreement on or prior to the effective time;

•	Parent shall have received a certificate, dated the date of the closing of the merger and signed by any authorized representative of NTS, certifying as to the satisfaction of the preceding two conditions;

•	there shall not be any pending action by any governmental authority or any other person which has a reasonable likelihood of success and, if successful, would result in a material adverse effect;

•	NTS shall have furnished to Parent a certificate certifying that an interest in the Company is not a real property interest and that the Company is not and has not been a United States real property holding corporation;

•	NTS shall have delivered to Parent executed copies of payoff letters with respect to certain outstanding indebtedness of NTS and a mechanism for releasing the security interests with respect to such indebtedness; and

•	since the date of the merger agreement, no event, change, circumstance, occurrence or effect shall have occurred that would or would reasonably be expected to have a material adverse effect.

NTS is not obligated to effect the merger unless the following conditions are satisfied or waived by NTS, at or prior to the effective time:

•	(i) the representations and warranties of Parent and Merger Sub contained in the merger agreement that are qualified by materiality or Parent material adverse effect are true and correct (as so qualified) as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date); and (ii) the representations and warranties of Parent and Merger Sub contained in the merger agreement that are not so qualified are true and correct in all material respects as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date);

•	Parent and Merger Sub shall have performed all obligations to be performed by them under the merger agreement on or prior to the effective time, except for obligations which, individually or in the aggregate, do not constitute a Parent material adverse effect; and

•	NTS shall have received a certificate, dated the date of the closing of the merger, signed by any authorized representative of the Parent, certifying as to the satisfaction of the preceding two conditions.

Neither Parent, Merger Sub nor the Company may rely on the failure of any of the foregoing conditions to be satisfied if such failure was caused by such party’s breach of the merger agreement.

Termination of the Merger Agreement

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement and the merger by NTS shareholders, in the following ways:

•	by mutual written consent of each of Parent and NTS;

•	by either NTS or Parent if:

•	the closing of the merger agreement shall not have been consummated by 5:00 p.m. Eastern time on February 15, 2014, referred to as the “end date,” except that such right to terminate is not available (i) to any party whose breach of any covenant or obligation under the merger agreement has been the proximate cause of, or resulted in, the failure of the closing to occur by the end date or (ii) to NTS if, at the time of such intended termination by NTS, either Parent or NTS could terminate the merger agreement because NTS shareholders shall have failed to approve the merger agreement proposal at the special meeting (after giving effect to all adjournments or postponements thereof);

•	NTS shareholders shall have failed to approve the merger agreement proposal at the special meeting (after giving effect to all adjournments or postponements thereof); or

•	(i) a court or other governmental authority shall have issued a judgment, order or taken other action enjoining or otherwise prohibiting any of the transactions contemplated in the merger agreement and such judgment, order or other action shall have become final and nonappealable or (ii) if there shall be any applicable law that makes consummation of the merger illegal or otherwise prohibits it, provided that such right to terminate is not available to any party that does not use reasonable best efforts to contest, appeal and remove such judgment, order or other action;

•	by NTS if:

•	Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect, such that the closing conditions applicable to Parent or Merger Sub would not be satisfied, if occurring or continuing at the effective time, and such breach or failure to be true and correct is not cured by the earlier of the end date or 30 calendar days following receipt of written notice of such breach or failure (or such longer period to which NTS may agree), except that such right to terminate is not available to NTS if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of NTS contained in the merger agreement;

•	before receipt of the approval of the merger agreement and approval of the merger by NTS shareholders, (i) the NTS board of directors authorizes NTS to enter into a definitive acquisition agreement with respect to a superior proposal, (ii) NTS has complied with each of its obligations concerning the consideration of other acquisition proposals and (iii) NTS simultaneously enters into a definitive acquisition agreement with respect to such superior proposal and pays the $11.0 million termination fee to Parent; or

•	all of the following three events have occurred: (i) NTS has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, (ii) NTS has indicated in writing that it is ready, willing and able to consummate the merger on the second business day after the satisfaction or waiver of all conditions to the merger, and (iii) Parent and Merger Sub fail to consummate the merger within two business days of such date;

•	by Parent if:

•	the NTS board of directors effects a change in board recommendation;

•	NTS breaches or fails to perform any of its material obligations relating to the calling the special meeting of shareholders or the consideration of other acquisition proposals, or NTS or the NTS board of directors shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

•	excluding breaches covered by the previous bullet point, NTS has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of NTS shall have become untrue or incorrect, such that the closing conditions applicable to NTS would not be satisfied, if occurring or continuing at the effective time, and such breach or failure to be true and correct is not cured by the earlier of the end date or 30 calendar days following receipt of written notice of such breach or failure (or such longer period to which Parent may agree), except that such right to terminate is not available to Parent if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent contained in the merger agreement.

Effect of Termination of the Merger Agreement

Subject to the fee and expense payment provisions described below, in the event the merger agreement is terminated, the merger agreement will become void, and there will be no liability on the part of any party or any of their respective representatives, except:

•	NTS or Parent may have liabilities as provided in the merger agreement relating to termination fees and expenses and legal expenses;

•	subject to any limitation on liability provisions set forth in the merger agreement (see “The Merger Agreement — Limitation on Liability” below), no termination will relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or for fraud; provided no party shall be liable for punitive damages.

The provisions in the merger agreement relating to merger expenses, public announcements, limitation on liability, notice of termination, notices, entire agreement, third party beneficiaries, governing law, submission to jurisdiction, limitation on suits against financing sources, assignment, binding on successors and assigns, waiver of jury trial, remedies, specific performance, severability, and interpretation and rules of construction will survive the termination of the merger agreement.

Fees and Expenses

Termination Fee.

NTS has agreed to pay Parent $11.0 million as a termination fee (less any expenses reimbursed under the conditions described in “The Merger Agreement — Expense Reimbursement”) if:

•

all of the following three events have occurred: (i) an acquisition proposal, or intention to make an acquisition proposal, is made directly to NTS shareholders or is otherwise publicly disclosed or communicated to NTS or the NTS board of directors; (ii) the merger agreement is terminated by (A) Parent or NTS because of the failure of the closing to be consummated by the end date or because of the failure of NTS’s shareholders to approve the merger agreement proposal, or (B) Parent because of a breach by NTS of any representation, warranty, covenant or agreement, or untruth or incorrectness of any representation or warranty made by NTS in the merger agreement; and (iii) within 12 months after the date of such termination NTS enters into an agreement in respect of any acquisition proposal (with each reference to “15%” in the definition of “acquisition proposal” deemed to be a reference to “50%”), or recommends or submits such an acquisition proposal to its shareholders for adoption, or a transaction in respect of such an acquisition proposal is consummated, which, in each case, need not be the same acquisition proposal that was made, disclosed or communicated prior to the termination of the merger agreement;

•	Parent terminates the merger agreement due to (i) a change in the NTS board recommendation, (ii) NTS breaches or fails to perform any of its material obligations relating to the calling the special meeting of shareholders or the consideration of other acquisition proposals, or (iii) NTS or the NTS board of directors shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

•	NTS terminates the merger agreement to enter into a definitive acquisition agreement with respect to a superior proposal.

Reverse Termination Fee.

Parent has agreed to pay NTS $19.0 million as a “reverse” termination fee if NTS terminates the merger agreement because (i) NTS has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, (ii) NTS has indicated in writing that it is ready, willing and able to consummate the merger on the second business day after the satisfaction or waiver of all conditions applicable to it to consummate merger, and (iii) Parent and Merger Sub fail to consummate the merger within two business days of such date.

Expense Reimbursement.

If the merger agreement is terminated (i) by NTS or Parent because NTS shareholders shall have failed to approve the merger agreement proposal at the special meeting (after giving effect to all adjournments or postponements thereof), or (ii) by Parent because NTS shall have breached any representation, warranty, covenant or agreement in the merger agreement or because of any untruth or incorrectness in any representation or warranty of NTS in the merger agreement in a situation where the $11.0 million termination fee is not then payable to Parent, then NTS shall reimburse Parent and its affiliates for all of the reasonable out of pocket fees and expenses incurred by Parent or Merger Sub or on their behalf in connection with the merger agreement, up to a maximum of $7.5 million.

Limited Guaranty

Concurrently with the execution of the merger agreement, Aurora Equity Partners IV L.P. and Aurora Overseas Equity Partners IV L.P. (each, a “guarantor” and, collectively, the “guarantors”) entered into a Limited Guaranty with NTS pursuant to which, among other things, each such guarantor has unconditionally agreed to guarantee, on a several and not joint basis, subject to the terms and conditions set forth in the Limited Guaranty, the obligations of Parent to make any payments required to be made by Parent under the merger agreement (other than payment of the merger consideration), up to a maximum amount equal to the guarantors’ respective pro rata portions of the $19.0 million “reverse” termination fee described above. The guarantors are affiliates of Parent.

Specific Performance

Parent and Merger Sub may sue in equity for specific performance and/or to obtain an injunction to prevent breaches of the merger agreement by NTS and to enforce specifically the terms and provisions of the merger agreement.

NTS shall be entitled to specific performance only as follows:

•	to cause Parent or Merger Sub to draw down the financing under the equity commitment letter, referred to as the “equity financing,” or to consummate the merger, but only if:

•	all conditions to closing applicable to Parent and Merger Sub (other than those conditions which by their nature are to be satisfied at the closing) have been satisfied;

•	Parent and Merger Sub have failed to complete the closing by the required date;

•	the financing contemplated by the debt commitment letter, referred to as the “debt financing,” shall have been funded or shall fund at the closing (or, if substitute financing is obtained by Parent, such substitute financing shall have been funded or shall fund at closing) if the equity financing is funded at the closing; and

•	NTS has irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then the closing will occur; and

•	to cause Parent to draw down the debt financing (or, if substitute financing is obtained, to draw down on such substitute financing), but only if:

•	all conditions to closing applicable to Parent and Merger Sub(other than those conditions which by their nature are to be satisfied at the closing) have been satisfied;

•	Parent and Merger Sub have failed to complete the closing by the required date;

•	all of the conditions to the consummation of the debt financing provided by the debt financing commitment (or, if substitute financing is being used, pursuant to commitments with respect thereto) have been satisfied (other than those conditions which by their nature are to be satisfied at the closing); and

•	NTS has irrevocably confirmed in writing to Parent that NTS is ready, willing and able to consummate the closing and if specific performance is granted and the equity financing and debt financing (or substitute financing) are funded, and Parent otherwise complies with its obligations under the merger agreement, then the closing will occur, except that Parent is not obligated to bring any action against Golub for breach of such party’s obligations under the debt commitment letter or any definitive financing agreement to enforce such party’s obligations.

Parent is under no obligation to bring an action against any of the parties to the debt commitment letter to fund the debt financing.

If the “reverse” termination fee has been paid by or on behalf of Parent, Merger Sub or the guarantors, then neither the Company nor any of its affiliates will be entitled to seek or obtain equitable relief, including specific performance to cause Parent to draw down on its financing commitments in the manner described above.

Limitation on Liability

Pursuant to the merger agreement, the liability of Parent, Merger Sub, their financing sources, the guarantors and each of their respective current, former or future affiliates, and current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents (collectively, the “Parent parties”) is limited as follows:

•	no Parent party, other than Parent, Merger Sub or the guarantors may be liable for breach of the merger agreement or failure to consummate the merger;

•	other than with respect to the limited right of the Company to seek specific performance under the circumstances described above, the maximum liability of Parent, Merger Sub and the guarantors for breach of the merger agreement or failure to consummate the merger or any other transaction or oral representation is the $19.0 million “reverse” termination fee; and

•	upon payment of the “reverse” termination fee, no Parent party (including Parent, Merger Sub and the guarantors) will have any further liability to NTS or its shareholders.

Extension, Waiver and Amendment of the Merger Agreement

We and Parent may amend the merger agreement at any time prior to the effective time of the merger; however we and Parent may not amend certain provisions in a manner that impacts or is adverse in any respect to Parent’s financing sources without the prior written consent of Parent’s financing sources. In addition, after shareholder approval of the merger agreement has been obtained, no amendment may be made that requires shareholder approval under applicable law unless such approval is obtained.

At any time prior to the effective time of the merger, to the extent authorized or permitted by applicable law, either we or Parent may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in the representations and warranties of the other party, and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. However, neither we nor Parent may waive certain provisions in the merger agreement in a manner that impacts or is adverse in any respect to Parent’s financing sources without the prior written consent of Parent’s financing sources. In addition, after shareholder approval of the merger agreement has been obtained, no waiver may be made that requires shareholder approval under applicable law unless such approval is obtained.

Vote Required for Approval and Board Recommendation

Approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of NTS common stock entitled to vote at the special meeting. Abstentions and broker-non votes will have the effect of a vote “AGAINST” the merger agreement proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION ARRANGEMENTS (PROPOSAL 2)

The Non-Binding Advisory Proposal

Section 14A of the Securities Exchange Act of 1934, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires companies to provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, certain golden parachute compensation arrangements for its named executive officers. For smaller reporting companies such as NTS, named executive officers are the principal executive officer and the company’s next two most highly paid executive officers as of the end of the most recently completed fiscal year, based on total compensation determined under relevant regulations. Disclosure must also be provided for up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the smaller reporting company at the end of the last completed fiscal year.

Therefore, NTS is asking its shareholders to indicate their approval of golden parachute compensation arrangements and payments which the named executive officers will or may be eligible to receive in connection with the merger as disclosed in the section of this proxy statement entitled “The Merger — Interests of NTS Executive Officers and Directors in the Merger” beginning on page 52. These arrangements have previously constituted part of NTS’s overall compensation program for its named executive officers and have been previously disclosed to Company shareholders in NTS’s annual proxy statements and/or the Executive Compensation section of NTS’s annual reports on Form 10-K, including the most recently filed Form 10-K which was filed with the SEC on April 30, 2013. These historical arrangements were generally adopted and approved by NTS’s board of directors or the compensation committee of NTS’s board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms. Estimated payments for these arrangements are specifically set forth in the table entitled “The Merger — Interests of NTS Executive Officers and Directors in the Merger” on page 52 of this proxy statement and the accompanying footnotes.

Accordingly, NTS is seeking approval of the following resolution at the special meeting of NTS’s shareholders to be held on [        ], 2013 (the “special meeting”):

“RESOLVED, that the shareholders of National Technical Systems, Inc. approve, solely on a nonbinding, advisory basis, the golden parachute compensation arrangements which may be paid to the named executive officers of National Technical Systems, Inc. in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in National Technical Systems, Inc.’s proxy statement for the special meeting.”

Shareholders should be aware that, consistent with applicable law, this proposal regarding certain merger-related golden parachute compensation arrangements is merely an advisory vote which will not be binding on NTS, its board of directors, or Nest Parent, Inc. Further, the underlying compensation plans and arrangements are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of this advisory vote, if the merger is consummated, the named executive officers will remain eligible to receive the various golden parachute compensation payments in accordance with the terms and conditions applicable to those payments.

Vote Required for Approval and Board Recommendation

Approval of the non-binding advisory proposal regarding the golden parachute compensation arrangements requires the affirmative vote of a majority of the shares of common stock represented either in person or by proxy and voting upon the proposal, which shares voting affirmatively must also constitute at least a majority of the required quorum. Broker non-votes and abstentions have no effect on determining whether the affirmative vote constitutes a majority of the shares represented either in person or by proxy and voting upon the proposal. However, approval of the proposal also requires the affirmative vote of a majority of the shares necessary to constitute a quorum and, therefore, broker non-votes and abstentions could prevent the approval of the proposal because they do not count as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING ADVISORY PROPOSAL TO APPROVE THE GOLDEN PARACHUTE COMPENSATION ARRANGEMENTS DESCRIBED IN THIS PROXY STATEMENT.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 3)

The board of directors is asking NTS’s shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

Even though a quorum may be present at the special meeting, it is possible that NTS may not have received sufficient votes to approve the merger agreement proposal by the time of the special meeting. In that event, NTS would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder vote to approve the merger agreement proposal.

To allow the proxies that have been received by NTS at the time of the special meeting to be voted for an adjournment if necessary, NTS is submitting this proposal to approve one or more adjournments, only under those circumstances, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment, NTS is not required to give notice of the adjourned meeting unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than forty-five (45) days from the date set for the special meeting.

Subject to the terms of the merger agreement, the NTS board of directors retains full authority to the extent sent forth in our bylaws and California law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any shareholders.

Vote Required for Approval and Board Recommendation

Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of common stock represented either in person or by proxy, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have the same effect as a vote “AGAINST” this proposal if the shares held by the broker are voted on one or both of the other proposals but not on this proposal, but broker non-votes will have no effect on the outcome of this proposal if the shares held by the broker are not voted on any of the proposals.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of NTS’s common stock as of September 13, 2013 by:

•	each person NTS known to be the beneficial owner of 5% or more of the outstanding shares of NTS’s common stock;

•	each of NTS’s named executive officers;

•	each of NTS’s directors; and

•	all of NTS’s current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, NTS believes that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. The address for each of NTS’s directors and named executive officers is c/o National Technical Systems, Inc., 24007 Ventura Boulevard, Calabasas, California 91302.

The percentage of beneficial ownership is based on 11,714,729 shares of common stock outstanding on September 13, 2013. In accordance with Securities and Exchange Commission rules, shares of NTS’s common stock subject to options that are currently exercisable or exercisable within 60 days of September 13, 2013 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
5% Shareholders
Mill Road Capital, L.P. 382 Greenwich Avenue, Suite One Greenwich, CT 06830	1,662,556	(1)	13.84%
Dr. Jack Lin 24780 Hermosilla Court Calabasas, CA 91302	1,086,997	(2)	9.25%
Sandler Capital Management 711 Fifth Avenue New York, NY 10022	682,555	(3)	5.83%
Dimensional Fund Advisors LP 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	653,790	(4)	5.58%
Luis Antonio Hernandez 3069 Misty Harbour Drive Las Vegas, NV 89117	620,160	(5)	5.29%
Sidney Meltzner 404 21st Street Santa Monica, CA 90402	608,002	(6)	5.19%

Current Directors and Named Executive Officers:
Aaron Cohen	1,328,699	(7)(8)	11.42%
Robert Lin	196,359	(8)	1.68%
William McGinnis	190,892	(7)(8)(9)	1.62%
Donald Tringali	158,322	(8)	1.35%
John Gibbons	71,944	(7)(8)(9)	*	*
Norman Wolfe	52,276	(7)(8)(9)	*	*
Daniel Yates	53,233	(8)	*	*
Dwight Moore	52,356	(7)(8)(9)	*	*
John Foster	17,933	(8)(9)	*	*
Michael El-Hillow	—	(8)	*	*
Justin Jacobs	—		*	*
Raffy Lorentzian	31,935		*	*

All current directors and executive officers as a group (13) persons)	2,200,274	(10)	18.61%

**	Indicates less than 1.0%
(1)	Based on Schedule 13D filed by this holder with the Securities and Exchange Commission on July 7, 2011. According to the Schedule 13D includes (a) 1,362,556 shares of common stock, and (b) warrants to purchase 300,000 shares of common stock that are exercisable within 60 days from the date of the Schedule 13D.
(2)	Based on Schedule 13D/A filed by this holder with the Securities and Exchange Commission on December 15, 2011. According to the Schedule 13D/A includes (a) 961,469 shares of common stock held directly by Dr. Lin, over which Dr. Lin has sole voting and dispositive power, (b) options to purchase 42,000 shares of common stock that have vested or will vest within 60 days from the date of this Schedule 13D and (c) 83,528 shares of common stock held by Dr. Lin jointly with his spouse, BettyAnn Lin, over which Dr. and Mrs. Lin share voting and dispositive power.
(3)	Based on Schedule 13D/A filed by this holder with the Securities and Exchange Commission on August 14, 2013.
(4)	Based on Schedule 13G/A filed by this holder with the Securities and Exchange Commission on February 11, 2013.
(5)	Based on Schedule 13D/A filed by this holder with the Securities and Exchange Commission on December 15, 2011. According to the Schedule 13D/A includes (a) 518,000 shares of common stock held by Mr. Hernandez jointly with his spouse, Jacqueline Hernandez, over which Mr. and Mrs. Hernandez share voting and dispositive power, and (b) an aggregate of 102,160 shares of common stock of the issuer held in the names of Mr. Hernandez’s four children, over which Mr. Hernandez and his children share voting and dispositive power. Mr. Hernandez disclaims beneficial ownership of the shares held by his children.
(6)	Based on Schedule 13D/A filed by this holder with the Securities and Exchange Commission on December 15, 2011. According to the Schedule 13D/A includes (a) 252,500 shares of common stock directly held by Mr. Meltzner, over which Mr. Meltzner has sole voting and dispositive power, (b) 17,500 shares of common stock held by Mr. Meltzner jointly with his spouse, Carole Meltzner, over which Mr. and Mrs. Meltzner share voting and dispositive power, and (c) 338,002 shares of common stock of the issuer directly held by CAS Foundation, over which Mr. Meltzner, as trustee of CAS Foundation, has sole voting and dispositive power. Mr. Meltzner disclaims beneficial ownership of the shares held by CAS Foundation.
(7)	Includes shares covered by options exercisable within 60 days of September 13, 2013, as follows: Cohen, 10,000; Gibbons, 5,000; McGinnis, 40,000; Moore, 22,500; and Wolfe, 5,000.
(8)

The holder is party to the voting and accordingly has agreed to, among other things to, (a) vote all shares of NTS common stock owned of record and beneficially by the holder, as set forth in the voting agreement, and any additional shares of common stock and any other voting securities of NTS which the holder acquire record and/or beneficial ownership of after the date of the voting agreement (collectively, the “voting agreement shares”), in favor of the merger, the merger agreement and any other matters relating to and/or necessary for consummation of the merger and the other transactions contemplated in the merger agreement; (b) vote all voting agreement shares against any acquisition proposal; (c) vote all voting agreement shares against any other actions that would or could reasonably be expected to adversely affect or delay the merger; and (d) vote all voting agreement shares in favor of any proposal to adjourn the special meeting to a later date if a quorum is not present or if there are not sufficient votes for the adoption of the merger agreement. In addition, each shareholder has granted to Parent (and its executive officers and designees), pursuant to the voting agreement, an irrevocable proxy to vote the voting agreement shares in accordance with the foregoing
(9)	Includes non-vested restricted shares as to which the holder has the power to vote but does not have the power to dispose, as follows: Foster, 5,445; Gibbons, 5,445; R. Lin, 5,445; Tringali, 10,887; Wolfe, 5,445 and Yates, 5,445.
(10)	Includes 106,800 shares covered by options exercisable within 60 days of September 13, 2013.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

NTS files annual, quarterly and current reports, proxy statements and other information with the SEC. NTS’s shareholders may read and copy the documents incorporated by reference, and any reports, statements or other information NTS has filed, at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. NTS’s filings with the SEC are also available to the public through this web site at www.sec.gov.

If you have questions about the special meeting or the transactions after reading this proxy statement, you may contact NTS’s proxy solicitor, [        ], at [        ], by telephone at [        ], or via e-mail at [        ].

NTS has not authorized anyone to give you any information or to make any representation about the transactions or any of the parties involved that differs from or adds to the information contained in this proxy statement or in the documents NTS has publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information filed with it, which means that NTS can disclose important information to you by referring you to the documents containing such information. The information incorporated by reference is an important part of this proxy statement, and information filed later by us with the SEC will automatically update and supersede this information.

NTS incorporate by reference the documents listed below and, with respect to this proxy statement, any future filings that NTS makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	NTS’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013;

•	NTS’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2013;

•	NTS’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2013; and

•	NTS’s Current Reports on Form 8-K, as filed with the SEC on July 3, 2013 and August 16, 2013.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and on or prior to the date of the special meeting are deemed to be incorporated by reference in this proxy statement, and only for the purpose of this proxy statement, from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement, and only for the purposes of this proxy statement, to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents. Requests should be directed to NTS’s proxy solicitor, solicitor, [        ], at [        ], by telephone at [(###) ###-####] (call collect) or [(###) ###-####] (call toll-free), or via e-mail at [insert email address]. A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request. To obtain timely delivery of any of this information, you must make your request at least five business days prior to the date of the special meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of NTS’s shareholders. If the merger is not completed, you will continue to be entitled to attend and participate in NTS’s shareholder meetings, and NTS will hold a 2013 annual meeting of shareholders.

Proposals which shareholders wish to be considered for inclusion in NTS’s proxy statement and form of proxy for NTS’s 2013 annual meeting of shareholders must be received by NTS’s Secretary by [        ], 2013 and must comply with the requirements of Rule 14a-8 under the Exchange Act.

For any proposal, including a nomination for election to the board of directors, that is not submitted for inclusion in NTS’s 2013 proxy statement, but is instead sought to be presented directly from the floor at NTS’s 2013 annual meeting, NTS’s bylaws require, and SEC rules permit, that the proposal be received by NTS’s Secretary at NTS’s principal executive offices not later than [        ], 2013. NTS’s bylaws also provide that the notice must contain certain information regarding the proposal and/or the nomination.

OTHER MATTERS

Other Business

As of this time, NTS’s board of directors knows of no other matters to be brought before the special meeting. However, if other matters properly come before the special meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

Other Proxy Statement Matters

A form of proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States, or submit your proxy by telephone or over the Internet following the instructions on the proxy card. A prompt submission of your proxy will be appreciated.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

By order of the Board of Directors,

Michael El-Hillow, Secretary

[ ], 2013

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NEST PARENT, INC.,

NEST MERGER SUB, INC.,

AND

NATIONAL TECHNICAL SYSTEMS, INC.

AUGUST 15, 2013

ARTICLE I CERTAIN DEFINITIONS		A-1
1.1	Certain Defined Terms	A-1
1.2	Table of Definitions	A-8

ARTICLE II THE MERGER		A-9
2.1	The Merger	A-9
2.2	Closing	A-10
2.3	Effective Time	A-10
2.4	Effects of the Merger	A-10
2.5	Articles of Incorporation; Bylaws	A-10
2.6	Directors	A-10
2.7	Officers	A-10

ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK		A-10
3.1	Effect of the Merger on Capital Stock	A-10
3.2	Surrender and Payment	A-11
3.3	Dissenting Shares	A-13
3.4	Adjustments	A-13
3.5	Withholding Rights	A-13
3.6	Lost Certificates	A-14
3.7	Treatment of Equity Awards	A-14
3.8	Warrants	A-14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-15
4.1	Organization and Good Standing	A-15
4.2	Subsidiaries	A-15
4.3	Power, Authority and Consents	A-16
4.4	No Conflict	A-17
4.5	Capitalization of the Company	A-17
4.6	Company SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance	A-19
4.7	Litigation	A-21
4.8	Taxes	A-21
4.9	No Undisclosed Liabilities	A-23
4.10	Real Property and Personal Property Matters	A-23
4.11	Contracts, Agreements, Arrangements, Commitments and Undertakings	A-26
4.12	Intellectual Property	A-27
4.13	Compliance with Laws; Permits	A-29
4.14	Employees, ERISA and Other Compliance	A-30
4.15	Environmental Compliance and Conditions	A-31
4.16	Government Contracts and Government Bids	A-32
4.17	Merger Expenses	A-33
4.18	Insurance	A-33
4.19	Related Party Transactions	A-33
4.20	Product Liability and Warranty	A-34
4.21	Company Proxy Statement	A-34
4.22	Absence of Certain Changes or Events	A-34
4.23	Anti-Takeover Provisions	A-34
4.24	Opinion of Financial Advisor	A-34
4.25	Occupational Safety and Health Matters	A-35
4.26	Standstill	A-35

A-i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-35
5.1	Organization and Good Standing	A-35
5.2	Power, Authority and Consents	A-35
5.3	No Conflict	A-36
5.4	Interim Operations of Merger Sub	A-36
5.5	Shareholders Consent	A-36
5.6	Merger Expenses	A-37
5.7	Financing	A-37
5.8	Solvency	A-37
5.9	Proxy Statement	A-37
5.10	Limited Guaranty	A-38

ARTICLE VI COMPANY COVENANTS		A-38
6.1	Advice of Changes	A-38
6.2	Maintenance of Business	A-38
6.3	Conduct of Business	A-38
6.4	Reasonable Best Efforts; Regulatory Approvals	A-41
6.5	Acquisition Proposals	A-42
6.6	Preparation of Company Proxy Statement; Approval of Company Shareholders	A-45
6.7	Litigation	A-46
6.8	Access to Information	A-46
6.9	Company Cooperation with Debt Financing Efforts	A-47
6.10	Discharge of Company Funded Indebtedness and Release of Encumbrances	A-47
6.11	Satisfaction of Condition`s Precedent	A-47
6.12	Section 16 Matters	A-47
6.13	Directors	A-47
6.14	Public Announcements	A-48

ARTICLE VII PARENT COVENANTS		A-48
7.1	Advice of Changes	A-48
7.2	Regulatory Approvals; Reasonable Best Efforts	A-48
7.3	Parent Financing	A-49
7.4	Indemnification of Company Directors and Officers	A-50
7.5	Employees; Benefit Plans	A-51
7.6	Public Announcements	A-51

ARTICLE VIII CONDITIONS TO CLOSING OF MERGER		A-52
8.1	Conditions to Each Party’s Obligation to Effect the Merger	A-52
8.2	Additional Conditions to Obligations of Parent and Merger Sub	A-52
8.3	Additional Conditions to Obligations of the Company	A-53
8.4	Frustration of Closing Conditions	A-53

ARTICLE IX TERMINATION OF AGREEMENT		A-53
9.1	Termination by Mutual Consent	A-53
9.2	Termination by Either Parent or the Company	A-53
9.3	Termination by the Company	A-54
9.4	Termination by Parent	A-54
9.5	Notice of Termination; Effect of Termination and Abandonment	A-55
9.6	Termination Fee and Expenses	A-55
9.7	Acknowledgement	A-56
9.8	Limitation on Liability	A-56

A-ii

ARTICLE X MISCELLANEOUS		A-57
10.1	Survival	A-57
10.2	Governing Law	A-57
10.3	Submission to Jurisdiction; Limitation on Suits Against Financing Sources	A-57
10.4	Waiver of Jury Trial	A-58
10.5	Assignment; Binding Upon Successors and Assigns	A-58
10.6	Severability	A-58
10.7	Counterparts	A-58
10.8	Remedies; Specific Performance	A-58
10.9	Amendments and Waivers	A-59
10.10	Expenses	A-59
10.11	Attorneys’ Fees	A-60
10.12	Notices	A-60
10.13	Interpretation; Rules of Construction	A-61
10.14	Third Party Beneficiary Rights	A-61
10.15	Entire Agreement	A-61

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2013 (the “Agreement Date”), by and among Nest Parent, Inc., a Delaware corporation (“Parent”), Nest MergerSub, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and National Technical Systems, Inc., a California corporation (the “Company”).

RECITALS

A. The parties intend that, pursuant to the terms and subject to the conditions set forth in this Agreement, the California General Corporation Law (the “CGCL”) and other Applicable Laws (as defined below), Merger Sub shall merge with and into the Company, with the Company to be the surviving corporation of the Merger.

B. The Boards of Directors of Parent and Merger Sub have (i) determined that it is in the best interests of their respective entities and shareholders, and declared it advisable, to enter into this Agreement and (ii) have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C. The Board of Directors of the Company (the “Company Board”), acting on the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend adoption of this Agreement by the shareholders of the Company.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Aurora Equity Partners IV L.P. and Aurora Overseas Equity Partners IV L.P. (each, a “Guarantor” and, collectively, the “Guarantors”) have provided a limited guaranty (the “Limited Guaranty”), on a several, and not joint basis, with respect to certain of Parent’s obligations under this Agreement.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are entering into an agreement pursuant to which each such shareholder has agreed, among other things, to vote the Common Shares held by such Person in favor of the Merger.

F. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) relating to, in one or a series of transactions (A) the direct or indirect purchase or acquisition of 15% or more of the Equity Interests in the Company (by vote or by value), (B) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company that, if consummated, would result in the acquisition of 15% or more of the outstanding Equity Interests in the Company (by vote or value), (C) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any Third Party acquiring an interest in assets representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (D) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any Person that holds assets generating or representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (E) any tender offer, self-tender or exchange offer that if consummated would result in any Third Party acquiring of 15% or more of the Equity Interests in the Company (by vote or by value), or (F) any combination of the foregoing.

“Affiliate” has the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws (including common law), statutes, ordinances, regulations, codes, and rules (including rules of any applicable national securities exchange), and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Balance Sheet Date” means April 30, 2013.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other stock option, stock appreciation right, phantom stock, stock purchase, change-in-control, bonus, long- or short-term incentive, or deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, agreements, policies, programs, and arrangements, in effect and that covers any employees of the Company or the beneficiaries or dependents of any such Persons and any current employment or executive compensation or severance agreements, written or otherwise, that are maintained, sponsored, or contributed to by the Company, or under which the Company has or could have any present or future Liabilities.

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Los Angeles, California are authorized or required by Applicable Law or other governmental action to close.

“Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of California in such appropriate form as shall be required by the CGCL.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning ascribed to it in the preamble.

“Company Balance Sheet” means the Company’s unaudited interim balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Board” has the meaning ascribed to it in the recitals.

“Company Business” means the business of the Company and its Subsidiaries as presently conducted.

“Company Bylaws” means the bylaws of the Company, as amended to date.

“Company Charter” means the Company’s Articles of Incorporation, filed with the California Secretary of State on May 29, 1996, as amended to date.

“Company Common Stock” means the common stock, no par value of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of this Agreement Date and delivered by the Company to Parent concurrent with the execution of this Agreement.

“Company Financial Statements” means (A) the Company’s audited financial statements for the fiscal year ended January 31, 2013; and (B) the Company’s unaudited interim financial statements for the quarterly period ended April 30, 2013.

“Company’s Knowledge” means, with respect to a particular fact, circumstance, event or other matter in question, (a) the actual knowledge of William C. McGinnis, Michael El-Hillow, Dwight Moore, Derek Coppinger and Douglas Briskie or (b) which any of the foregoing persons would reasonably be expected to know given their title and responsibilities.

“Company LTIP Plans” means the Company’s 2006 Long Term Incentive Plan and 2010 Long Term Incentive Plan, each as amended.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 4.11.

“Company Options” means options to purchase shares of Company Common Stock issued pursuant to the Company Stock Plans.

“Company Preferred Stock” means the Preferred Stock, no par value of the Company.

“Company Stock Plans” means the 2002 Stock Option Plan of the Company and the 2006 Equity Incentive Plan of the Company, each as amended to date.

“Company Shareholders” means the holders of shares of Company Common Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, obligation, arrangement, permit, concession, franchise, commitment, understanding or undertaking (including leases, licenses, mortgages, bonds, notes, debenture, guarantees, sublicenses, subcontracts purchase or sale orders).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equity Award” means, any Unvested Equity Award and any Vested Equity Award.

“Equity Interest” of any Person means any (a) capital stock, membership, joint venture or partnership interest or other equity or voting interest of or in such Person; (b) securities directly or indirectly convertible into or exchangeable for any of the foregoing; (c) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into, exercisable for or exchangeable for any of the foregoing; or (d) Contracts, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in

Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means the facilities, improvements, buildings, transportation, and storage facilities and other structures owned by the Company that are located on Leased Real Property or Owned Real Property and all fixtures attached or appurtenant thereto or located thereon, and all licenses, privileges and rights relating to the foregoing (other than those included in the Leased Real Property or Owned Real Property), in each case to the extent predominately used in the operation of the Company Business.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitments and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Financing Commitments) relating thereto.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local or foreign court or tribunal, governmental, judicial, arbitral, legislative, executive or regulatory body (or subdivision thereof), administrative agency, self-regulatory authority, instrumentality, agency commission or other governmental authority or body.

“Government Bid” means any offer made by the Company or any of its Affiliates (including its Subsidiaries) prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract arising out of the operation of the Company Business, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company or any of its Subsidiaries on the one hand, and (a) the United States. Government, (b) any prime contractor to the United States Government in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Independent Accounting Firm” means Ernst & Young, LLP.

“Intellectual Property” means, collectively, whether protected, created or arising under any Applicable Law, all industrial and intellectual property rights arising anywhere in the world, including patents, utility models, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records, and together with the goodwill associated with any of the foregoing.

“Intervening Event” means a material event or circumstances that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to obtaining the Requisite Company Vote; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Lease” means all written or oral leases, subleases and other agreements under which the Company or any Subsidiary leases, subleases or otherwise uses or occupies, or has the right to lease, use or occupy, any real property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

“Leased Real Property” means all real property that the Company or any Subsidiary leases, subleases or otherwise uses or occupies, or has the right to lease, use or occupy, pursuant to a Lease.

“Liabilities” means debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Applicable Law, Action or order issued or promulgated by a Governmental Authority and those arising under any Contract.

“License Agreement” means any Contract that provides for the grant of a license or other right with respect to or otherwise involving any Company IP Rights, except for commercially available off-the-shelf software licensed to the Company or any Subsidiary in object code form solely for internal use for an aggregate license fee of less than $50,000 or non-exclusive internal use licenses granted to customers or end users in the ordinary course of business based on the Company’s standard form agreements.

“Material Adverse Effect” means any change, event, circumstance, occurrence, condition, state of facts or effect that (A) is, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), business, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of that entity to consummate, or prevents or materially delays, the Merger; provided, however, that in the case of clause (A) above only, Material Adverse Effect shall not include any change, event, circumstance, occurrence, condition, state of facts or effect to the extent resulting from (1) actions by such entity required to be taken in accordance with the terms of this Agreement or taken at the direction or request of another party to this Agreement; (2) changes in general economic or political conditions globally, political systems, currencies, securities, or financial markets; (3) changes generally affecting the industry in which such entity operates; (4) acts of God, earthquakes, acts of terrorism or military actions whether or not pursuant to the declaration of a national emergency or war; (5) any change in the Company’s stock price or trading volume, in and of itself; (6) any failure to meet internal projections, forecasts or revenue or earnings projections of industry analysts for any period; or, (7) changes in Applicable Laws or accounting rules; provided, that with respect to subclause (5) or subclause (6) the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

“Merger Consideration” means the product of (i) the Per Share Consideration, multiplied by (ii) the number of Common Shares issued and outstanding immediately prior to the Effective Time (excluding the shares of Company Common Stock owned by Parent, Merger Sub or the Company or any of their respective Subsidiaries, and, subject to Section 3.3, also excluding Dissenting Shares).

“Merger Sub” has the meaning ascribed to it in the preamble.

“NDA” means the Confidentiality Agreement entered into between Aurora Management Partners LLC and the Company on June 5, 2013.

“Occupation Safety and Health Law” means any Applicable Law of any Governmental Authority enacted or promulgated which requires or relates to Occupational Safety and Health Matters.

“Occupational Safety and Health Liabilities” means cost, damage, expense, liability, obligation, duty to indemnify, defend or reimburse, or other responsibility consisting of or relating to (a) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, remedial costs, and expenses arising under Occupational Safety and Health Law; (b) financial responsibility for corrective action, including without limitation any investigation, or abatement action including but not limited to engineering or administrative controls, or the use of required personal protective equipment, required by any applicable Occupational Safety and Health Law, or by any final order, writ, judgment, injunction or decree of any applicable federal or state Occupational Safety and Health authority; and (c) any other compliance, corrective, or remedial measures required under Occupational Safety and Health Law.

“Occupational Safety and Health Matters” means all matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors at the Facilities.

“Owned Real Property” means all real property that the Company or any Subsidiary owns.

“Parent Disclosure Schedule” means the disclosure schedule attached hereto and dated as of this Agreement Date and delivered by Parent and Merger Sub to the Company concurrent with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of acts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Merger.

“Parent Parties” collectively, (i) Parent, Merger Sub, the Guarantors, the Financing Sources and any of their respective current, former or future Affiliates and (ii) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents if any of the Persons listed in the foregoing clause (i).

“Permitted Encumbrances” means (a) statutory liens for taxes that are not yet due and payable and water, sewer and other assessments not yet due and payable; (b) statutory liens to secure obligations to landlords under leases or rental agreements incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (e) Encumbrances, matters of record, including easements, rights-of-way, covenants, restrictions, conditions, setbacks, encroachments, gaps and gores, and other imperfections of title that are typical for the applicable property type and locality, none of which, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the use of such property in the conduct of the Company Business (excluding, however, any mortgage lien or other similar security interest securing any financing relating directly to the Owned Real Property or any Company’s leasehold estate in any Leased Real Property, which mortgage liens and other similar security interests shall be released and which financings shall be satisfied in full at Closing, and (f) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Representatives” means any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor or representative.

“Santa Clarita Property” means the property comprising approximately 118 acres of undeveloped land and located at the northeast corner of Golden Valley Road and Via Princessa, Santa Clarita, California, or as otherwise included in any portion of the parcels of land comprising Los Angeles County Assessors Parcel Numbers 2836-014-062 and 2836-014-063.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Committee” has the meaning ascribed to it in the recitals.

“Subsidiary” of a Person means a corporation or other Person in which such first Person owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such Person (which shall be deemed the case if such first Person has the power to elect more than 50% of the board of directors or other governing body of such Person), or is or would be consolidated in such party’s financial statements pursuant to GAAP.

“Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal not resulting from any violation or breach of any obligation of the Company set forth in Section 6.5, that is not subject to any financing condition or, if financing is required, such financing is then fully committed or reasonably determined to be available by the Company Board, which the Company Board determines in good faith, upon the recommendation of the Special Committee (after consultation with an independent financial advisor and outside legal counsel), and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances, (A) is reasonably likely to be consummated in accordance with its terms and (B) is more favorable to the Company Shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement; provided, that for purposes of this definition of “Superior Proposal,” (i) all references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to the lesser of (a) “80%” and (b) 100% minus the number of Equity Interests held by officers of the Company and proposed to be rolled over into the acquirer.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, lease, service, ad valorem, transfer, recording, escheat, franchise, profits, net worth, gains, license, withholding, payroll, employment, unemployment, social security, retirement, estimated, excise, severance, stamp, occupation, premium, real or personal property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign); (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period (including pursuant to Treasury Regulations § 1.1502-6 or comparable provisions of state, local or foreign tax law); and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement, claim for refund or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Governmental Authority in connection with any Tax, and shall include any amendment to any of the foregoing.

“Taxable Period” means any taxable year (or portion thereof) or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any Applicable Law.

“Third Party” shall mean any Person or group other than the Company, the Subsidiaries, Parent or any Affiliate of Parent.

“Vested Equity Award” means each option to acquire shares of Company Common Stock and restricted stock units then outstanding and vested and/or exercisable.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below.

Action	Section 4.7
Agreement	Preamble
Agreement Date	Preamble
Alternative Financing	Section 7.3(b)
Board Recommendation	Section 6.5(d)
Book-Entry Shares	Section 3.1(c)
Certificate	Section 3.1(c)
CGCL	Recitals
Change in Board Recommendation	Section 6.5(d)
Closing	Section 2.2
Closing Date	Section 2.2
Common Share(s)	Section 3.1(a)
Company	Preamble
Company Board	Recitals
Company Continuing Employees	Section 7.5(a)
Company Indemnifications Provisions	Section 7.4(a)
Company Indemnified Parties	Section 7.4(a)
Company IP Rights	Section 4.12(a)
Company Proxy Statement	Section 4.21
Company SEC Reports	Section 4.6(a)
Company Subsidiary Securities	Section 4.2(c)
Company-Owned IP Rights	Section 4.12(a)
Consent	Section 4.3(b)

Debt Financing	Section 5.7
Debt Financing Commitments	Section 5.7
Dissenting Shares	Section 3.3
Effective Time	Section 2.3
End Date	Section 9.2(a)
Environmental and Safety Requirements	Section 4.15(a)
Equity Financing	Section 5.7
Equity Financing Commitments	Section 5.7
Exchange Agent	Section 3.2(a)
FAR	Section 4.16(a)
Financing	Section 5.7
Financing Commitments	Section 5.7
Governmental Permits	Section 4.13(b)
Guarantor	Recitals
Guarantors	Recitals
Hazardous Substance	Section 4.15
HSR Act	Section 4.3(b)
Insurance Policies	Section 4.18)
Letter of Transmittal	Section 3.2(a)
Limited Guaranty	Recitals
Merger	Section 2.1
Merger Sub	Preamble
Notice Period	Section 6.5(e)(ii)
Parent	Preamble
Parent Benefit Plans	Section 7.5(b)
Parent Expenses	Section 9.6(d)
Payment Fund	Section 3.2(a)
Payoff Letters	Section 6.10
Per Share Consideration	Section 3.1(b)
Personal Property Leases	Section 4.10(e)
Requisite Company Vote	Section 4.3(a)
Reverse Termination Fee	Section 9.6(e)
Sarbanes-Oxley Act	Section 4.6(c)
Shareholders Meeting	Section 6.6(a)
Special Committee	Recitals
Substitute Financing	Section 7.3(b)
Substitute Financing Commitments	Section 7.3(b)
Surviving Corporation	Section 2.1
Termination Fee	Section 9.6(c)
Unvested Equity Award	Section 3.7(a)
Warrant	Section 3.8

ARTICLE II

THE MERGER

2.1 The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the CGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 7:00 AM Pacific time on the second Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to and in accordance with Article IX or another date and time is agreed to in writing by Parent and the Company. The Closing shall be held at the offices of Sheppard, Mullin, Richter & Hampton LLP located at 333 South Hope Street, Forty-Third Floor, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company, Parent and Merger Sub will cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL. The parties hereto shall make all other filings, recordings or publications required by the CGCL in connection with the Merger. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of the State of California or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the CGCL, including Section 1107 of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.5 Articles of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended and restated to be identical to the articles of incorporation of Merger Sub immediately prior to the Effective Time, except that Article I of the articles of incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is National Technical Systems, Inc.”; and (b) the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to “National Technical Systems, Inc.”

2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

3.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company, the following shall occur:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock (each, a “Common Share” and collectively, the “Common Shares”) that is held by Parent, Merger Sub or the Company

(as treasury stock or otherwise) or any of their respective direct or indirect Subsidiaries will automatically be cancelled and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares to be cancelled in accordance with Section 3.1(a), and (ii) Dissenting Shares) will be converted, subject to Section 3.2(g), into the right to receive in cash $23.00 per Common Share, payable to the holder thereof, without interest and less any applicable withholding taxes (the “Per Share Consideration”).

(c) Cancellation of Common Shares. At the Effective Time, all Common Shares will no longer be outstanding and all Common Shares will automatically be cancelled and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Common Shares (each, a “Certificate”) and book-entry shares which immediately prior to the Effective Time represented Common Shares (the “Book-Entry Shares”) will cease to have any rights with respect thereto, except only the right to receive the Merger Consideration allocable thereto in accordance with this Article III.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

3.2 Surrender and Payment.

(a) Prior to the Effective Time, Parent, at its sole expense, shall appoint Computershare Trust Company N.A. or such other exchange agent as mutually agreed to in writing by the Company and Parent (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) Book-Entry Shares. At the Closing, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Common Shares, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares (the “Payment Fund”). The Payment Fund shall be invested for the benefit of the holders of Common Shares by the Exchange Agent as directed by Parent; provided, however, that: (A) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Shares represented by the Certificates and the Book-Entry Shares; and (B) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). If the Payment Fund is inadequate to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares due to any loss in the Payment Fund or otherwise, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly (and in any case, within five (5) Business Days) to deposit in trust additional cash with the Exchange Agent sufficient to make all remaining payments required to be made pursuant to Section 3.1(b) hereof, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 3.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred in connection with the exchange of Common Shares for the Merger Consideration. The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares. Promptly after the Effective Time (and in any case, within five (5) Business Days), Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Common Shares at the Effective Time, a letter of transmittal in a customary form to be mutually agreed to by the Company and Parent (the “Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Common Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Per Share Consideration allocable to such holder in respect of each Common Share held by such holder and represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.3, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the allocable Merger Consideration payable in respect thereof or the right to demand to be paid the “fair market value” of the Common Shares represented thereby as contemplated by Section 3.3. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share.

(c) If any of the Per Share Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such Certificate or Book-Entry Shares.

(e) The stock transfer books of the Company shall be closed immediately upon the Effective Time and thereafter there shall be no further registration of transfers of Common Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(g) Any portion of the Payment Fund which remains undistributed to the holders of Common Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Common Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon but subject to any applicable withholdings. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect thereof shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Common Shares for any cash from the Payment Fund delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(i) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, Common Shares which were outstanding on the date for the determination of shareholders entitled to vote on the Merger (other than Common Shares cancelled in accordance with Section 3.1(a)), which were not voted in favor of the Merger, and the holders of which (i) have demanded that the Company purchase such Common Shares at their fair market value in accordance with Section 1301 of CGCL (ii) have submitted such Common Shares for endorsement in accordance with Section 1302 of CGCL and (iii) have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to be entitled to require the corporation to purchase their shares under CGCL (such Common Shares being referred to collectively as the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration allocable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 1300 et. seq. of the CGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1300 et. seq. of the CGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 et. seq. of the CGCL, such Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration allocable thereto in accordance with Section 3.1(b), without interest thereon but subject to any applicable withholdings, upon surrender of such Certificate formerly representing such Common Share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice (and in any event within three (3) Business Days) of any demands received by the Company for appraisal of Common Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL that relates to such demand; provided, however, that commencing ten (10) Business Days prior to the Shareholders Meeting, the Company shall provide Parent with the aforementioned written notice within two (2) days of receipt by the Company of any such demand (or demand withdrawal), notice or instrument and in any event the Company shall provide to Parent all such demands, withdrawals, notices and/or instruments that it is in receipt of on the day prior to the Shareholders Meeting and for which notice has not already been provided to Parent, to Parent on the day prior to the Shareholders Meeting and shall provide notice of any such demand, withdrawal, notice or instrument received on the day of the Shareholders Meeting to Parent immediately following receipt. Parent shall have the opportunity and right to direct all negotiations, petitions and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which may be given or withheld in Parent’s sole discretion), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.4 Adjustments. Without limiting the other provisions of this Agreement, if, at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as expressly permitted by this Agreement) by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Per Share Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock and to provide to the holders of Common Shares the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 3.4 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.5 Withholding Rights. Notwithstanding anything herein to the contrary, each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the allocable Merger Consideration to be paid in respect of the Common Shares formerly represented by such Certificate as contemplated under this Article III, without any interest thereon but subject to any applicable withholdings.

3.7 Treatment of Equity Awards.

(a) The Company shall take all requisite action so that, immediately prior to the Effective Time, each option to acquire shares of Company Common Stock, restricted shares of Company Common Stock, and restricted stock units set forth on Section 3.7(a) of the Company Disclosure Schedule then outstanding and unvested and/or not exercisable (irrespective of any time- or performance-based condition or other contingency) (each, an “Unvested Equity Award”), shall become fully vested and exercisable. At the Effective Time, each Equity Award not previously exercised shall be, by virtue of the Merger and without any action on the part of Parent or Merger Sub, cancelled and converted into solely the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any case, within five (5) Business Days), an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Per Share Consideration over any applicable exercise price per share of such Equity Award, and (ii) the number of shares of Company Common Stock for which such Equity Award is exercisable, without interest and subject to applicable withholdings, including for income and employment Taxes (with the aggregate amount rounded down to the nearest whole cent); provided that if the exercise price per share of any such Equity Award is equal to or greater than the Per Share Consideration, then such Equity Award shall be canceled without any cash payment being made in respect thereof.

(b) At or prior to the Effective Time, the Company, the Company Board and the Company’s Compensation Committee shall adopt such resolutions and take such other actions, which may, to the extent required under the terms of the applicable Equity Awards, include obtaining consents of employees, officers, directors and any other holders of Equity Awards, as may be necessary to effectuate the provisions of Section 3.7(a). The Company shall take all actions necessary to cancel and terminate the Company Stock Plans and Company LTIP Plans effective no later than immediately prior to the Effective Time (it being understood and agreed that no further awards or other rights with respect to shares of Company Common Stock shall be granted thereunder following such termination).

3.8 Warrants. At the Effective Time, each warrant exercisable for shares of Company Common Stock (“Warrant”), shall by virtue of the Merger be terminated and shall be converted solely into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any case, within five (5) Business Days), an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Per Share Consideration over the then effective exercise price per share under the Warrant, and (ii) the number of shares of Company Common Stock for which the Warrant is then exercisable, provided that if the then exercise price per share under the Warrant is equal to or greater than the Per Share Consideration, then any such Warrant shall be canceled without any cash payment being made in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the Company Disclosure Schedule (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company hereby makes to Parent and Merger Sub the representations and warranties contained in this Article IV.

4.1 Organization and Good Standing. The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company (i) is a corporation, limited partnership or limited liability company (as applicable), duly organized, validly subsisting or existing, (ii) in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not be material to the Company as a whole, and (iii) has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted in all material respects. Each of the Company and each of its Subsidiary is duly qualified or licensed as a foreign corporation, limited partnership, or limited liability company (as applicable) to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary (each such jurisdiction is set forth on Section 4.1 of the Company Disclosure Schedule) except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of the currently effective Company Charter and Company Bylaws and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries listed on Section 4.2 of the Company Disclosure Schedule, each as amended to date. The Company is not in violation of any provision of the Company Charter or Company Bylaws. No Subsidiary of the Company is in violation of its respective organizational documents, each as amended to date, in any material respect. The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the Agreement Date) of all meetings of the Company Board and each committee of the Company Board for the past five years.

4.2 Subsidiaries.

(a) Section 4.2(a) of the Company Disclosure Schedule lists with respect to each Subsidiary of the Company: (i) the name, (ii) jurisdiction of organization, (iii) authorized and issued and outstanding shares, partnership interests, membership interests or other equity interests, as the case may be, and (iv) the record and beneficial owner of its equity interests.

(b) (i) Except for the entities listed on Section 4.2(a) of the Company Disclosure Schedule, the Company does not have any Subsidiaries, or any Equity Interest in any Person, and (ii) the Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(c) All of the outstanding capital stock of, or other equity or voting securities or ownership or voting interests in, each Subsidiary of the Company, is (1) duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights and (2) owned by the Company or other Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting securities or ownership or voting interests) and not subject to or issued in violation of any purchase option, call option, right of first refusal, subscription right or any similar right under any Applicable

Law, the Company Charter, Company Bylaws and equivalent organizational documents of any Subsidiary or any Contract to which the Company or any Subsidiary is a party or is otherwise bound. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of or ownership or voting interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights, commitments, agreements or understandings of any character to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other equity or voting securities of or ownership or voting interests in, or any securities convertible into or exchangeable for any capital stock or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in any Subsidiary of the Company, or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by any Subsidiary of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with respect to the voting of any Company Subsidiary Securities (including voting trusts and proxies) or sale or transfer of any Company Subsidiary Securities. There are no registration rights, rights agreement, “poison pill” anti-takeover plan or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any Company Subsidiary Securities. There is no outstanding class of Company Subsidiary Securities registered under the Securities Act or the Exchange Act.

4.3 Power, Authority and Consents.

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote (as defined below) and the filing of the Certificate of Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company and no other shareholder votes are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote (and the filing of the Certificate of Merger and any other merger documents required by the CGCL and the filing of certain documents with the SEC and The NASDAQ Stock Market in order to delist and deregister the Company Common Stock). The affirmative vote or consent of the holders of at least a majority of the Common Shares outstanding on the record date of the Shareholders Meeting, voting together as a single class, to adopt this Agreement and approve the Merger (the “Requisite Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

(b) No Consents. Subject to the receipt of the Requisite Company Vote, no consent, approval, waiver, order or authorization of, or registration, notice, declaration, or filing with (any of the foregoing being a

“Consent”) (i) any Governmental Authority; or (ii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger, except for (v) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of California, (w) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (x) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (y) such Consents as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market, and (z), such other Consents the failure of which to be obtained or made, individually or in the aggregate, have not had and would reasonably be expected to have Material Adverse Effect.

(c) Company Board Approval. The Company Board, at a meeting duly called and held at which a majority of the directors of the Company were present, acting on the unanimous recommendation of the Special Committee duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption and approval and (iv) resolving to recommend that the Company Shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.5.

4.4 No Conflict. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not conflict with, or (with or without notice or lapse of time, or both) result in or give rise to a right of a termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, breach, impairment or violation of, constitute a default under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitled under, or require any Consent of any Person pursuant to: (a) any provision of the Company Charter or Company Bylaws (or similar organizational documents of any Subsidiary of the Company), each as currently in effect, (b) subject to the governmental filings and other matters referred to in Section 4.3 any Applicable Law or any rule or regulation of The NASDAQ Stock Market applicable to the Company, any of its Subsidiaries any of their respective material assets or properties; or (c) any Company Material Contract.

4.5 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock. A total of 11,697,729 shares of Company Common Stock and no shares of preferred stock are issued and outstanding as of the Agreement Date. As of the Agreement Date, no shares of Company Common Stock were held by the Company in treasury. The shares of preferred stock previously designated as Series A Junior Participating Preferred Stock that were reserved for issuance upon the exercise of the preferred stock purchase rights issuable pursuant to the Rights Agreement dated September 21, 2010 between the Company and Computershare Trust Company, N.A. are no longer so designated or reserved following the expiration of the Rights Agreement on August 24, 2012. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b) Company Options.

(i) The Company has reserved an aggregate of 198,991 shares of Company Common Stock for issuance pursuant to the Company Stock Plans (including shares subject to outstanding Equity Awards). A total of 194,500 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date.

(ii) All of the outstanding Company Options (A) were granted in compliance with the terms of the Company Stock Plans, (B) have an exercise price per share of Company Common Stock equal to or greater than the fair market value of a Company Common Stock on the date of such grant, (C) have a grant date that is not earlier than the date on which the Company Board or the Company’s Compensation Committee actually awarded such Company Options.

(iii) A total of 38,112 shares of Company Common Stock are subject to unvested restricted stock awards issued pursuant to the Company Stock Plans as of the Agreement Date. All such outstanding Company Options and restricted stock awards have been issued and granted in material compliance with Applicable Law.

(iv) Section 4.5(b)(iv) of the Company Disclosure Schedule sets forth a true and complete list of (A) each holder of Company Options, and Company restricted stock awards, (B) the number of shares of Company Common Stock subject to each such Company Option and restricted stock award held by such holder as of the Agreement Date, (C) the exercise price of each such Company Option, (D) the vesting schedule for each such Company Option and restricted stock award, and (E) whether each restricted share of Company Common Stock constitutes substantially nonvested property within the meaning of Section 83 of the Code and the Treasury regulations thereunder and whether an election under Section 83(b) has been timely made with respect to such shares.

(c) Phantom Stock Appreciation Rights.

(i) A total of 965,000 phantom stock appreciation rights are outstanding as of the Agreement Date.

(ii) All such outstanding phantom stock appreciation rights (A) are in compliance with the terms of the Company LTIP Plans, (B) have a grant or base price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and (C) have a grant date that is not earlier than the date on which the Company Board or the Company’s Compensation Committee actually awarded such phantom stock appreciation rights.

(iii) There are no awards outstanding under the Company LTIP Plans other than the phantom stock appreciation rights described in this Section 4.5(c).

(iv) All of the outstanding phantom stock appreciation rights have been issued and granted in material compliance with Applicable Law.

(v) Section 4.5(c)(v) of the Company Disclosure Schedule sets forth a true and complete list of (A) each holder of phantom stock appreciation rights, (B) the number of shares of Company Common Stock with respect to each such phantom stock appreciation right held by such holder as of the Agreement Date, (C) the grant or base price of each such phantom stock appreciation right, and (D) the vesting schedule for each such phantom stock appreciation right.

(d) Debt. Except as set forth on Section 4.5(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any Indebtedness.

(e) Except as set forth above in this Section 4.5 and except for changes since the close of business on the Agreement Date resulting from the exercise of Company Stock Options described in Section 4.5(b) or resulting from the conversion of phantom stock appreciation rights described in Section 4.5(c), as of the Agreement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries. There are no registration rights, rights agreements, “poison pill” anti-takeover plans or other similar agreements, arrangements or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any securities of the Company.

4.6 Company SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance.

(a) Company SEC Filings. The Company has timely filed with or furnished to, as applicable, all of the forms, reports (including reports on Forms 8-K, 10-Q and 10-K), statements (including proxy statements), schedules and registration statements of the Company, and other documents required to be filed or furnished by the Company with the SEC since January 31, 2011 together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference (collectively, the “Company SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Agreement Date), each Company SEC Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder applicable to such Company SEC Report. None of the Company SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Agreement Date), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the Company’s Knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Company SEC Reports: (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries; (ii) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates; (iii) was prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) applied on a consistent basis during the period involved; and (iv) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount, all in accordance with GAAP and the applicable rules and regulations of the SEC. Except as set forth on Section 4.6(b) of the Company Disclosure Schedule, since January 1, 2012, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements except as required by GAAP, SEC rule or policy or Applicable Law. The books and records of the Company and the Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young, LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company or any Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Sarbanes-Oxley Act Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, with respect to the Company SEC Reports, and the statements contained in such certifications were true and accurate in all respects as of the date they were made.

(d) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(e) Internal Controls. The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is designed to provide, and as of January 31, 2013, was effective in providing, reasonable assurance regarding the reliability of the Company’s and its consolidated Subsidiaries’ financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP. There are no, and no disclosure has been made prior to the Agreement Date to the Independent Accounting Firm or Audit Committee of the Company Board of any, (i) significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) instances of fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.

(f) Off-balance Sheet Arrangements. Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act),) where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports or in the Company’s or such Subsidiary’s published financial statements.

(g) Auditing Complaints. Since January 1, 2010, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(h) SEC Comment Letters. As of the Agreement Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2010.

(i) Subsidiary SEC Filings. No Subsidiary of the Company any is required to file any form, report, schedule, statement or other document with the SEC.

4.7 Litigation.

There is no litigation, action, suit, proceeding, claim, arbitration, inquiry, grievance or investigation (each, an “Action”) (or basis therefor) pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, assets, products or services, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individuals capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $150,000, (b) does not seek material injunctive or other non-monetary relief and (c) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company, nor any of its Subsidiaries nor any of their respective properties, assets, products or services is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority. There is no Action pending or, to the Company’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

4.8 Taxes.

(a) All United States federal Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries for all Taxable Periods (or portions thereof) ending on or before the Closing Date have been duly and timely filed (taking into account any extension of time within which to file) with the appropriate Governmental Authorities. All such Tax Returns (i) were prepared in the manner required by Applicable Law and (ii) are true, correct, and complete in all material respects.

(b) All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of Taxable Periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return have been timely paid (to the extent they have become due or payable) or will be timely paid.

(c) The Company and each of its Subsidiaries (i) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), and (ii) has no Liability for Taxes prior to the Balance Sheet Date in excess of the amount so paid or accruals or reserves so established. All Taxes of the Company and each of its Subsidiaries since the Balance Sheet Date have been incurred in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years, taking into account any changes in the operating results of such entities.

(d) No material deficiencies for Taxes have been claimed, proposed or assessed against the Company or any of its Subsidiaries in writing by any taxing or other Governmental Authority, and none of the Company or any of its Subsidiaries has received any notice, or otherwise has any Knowledge, of any potential material claim, proposal or assessment against the Company or any of its Subsidiaries for any such deficiency for Taxes. There are no pending or, to the Company’s Knowledge, threatened audits, investigations or claims for or relating to any material liability of the Company or any of its Subsidiaries in respect of Taxes, and there are no matters under discussion between the Company or any of its Subsidiaries on the one hand and any Governmental Authority on the other hand with respect to material Taxes. No Tax Return of the Company or any of its Subsidiaries is currently being examined by the Internal Revenue Service, and to the Company’s Knowledge, no Tax Return of the Company or any of its Subsidiaries is currently being examined by any state, local or foreign Governmental Authorities. All such past examinations and audits of the Tax Returns of the Company and its Subsidiaries (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit and all Taxes determined by such audit to be due from the Company or relevant Subsidiary have either been paid in full to the applicable Governmental Authority or adequate reserves therefore have been established and are reflected in the Company Balance Sheet. None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code.

(e) No claim has ever been made by any Governmental Authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(f) There are no liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, other than liens that arise by operation of law for Taxes not yet due and payable.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes.

(h) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code.

(j) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

(k) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any Taxable Period, other than Contracts entered into in the ordinary course of business that do not primarily relate to Taxes.

(l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the Agreement Date or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(m) Neither the Company nor any of its Subsidiaries has any deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale or receipt of prepaid income) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date.

(n) None of the indebtedness of the Company or any of its Subsidiaries constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(o) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation §1.6011-4(b)(2).

(q) None of the Equity Interests of the Company is “substantially nonvested” for purposes of Section 83 of the Code, except for the Company Options and Equity Interests with respect to which an election under Section 83(b) of the Code has been timely made and Unvested Equity Awards.

(r) None of the Company’s Subsidiaries organized outside of the United States (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States, (ii) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code, (iii) generates “Subpart F income” as defined in Section 952 of the Code, (iv) is or has been a “passive foreign investment company” as defined in Section 1297 of the Code, or (v) has an investment in any “United States real property interest,” as defined in Section 897(c) of the Code.

(s) No material Tax ruling, Tax holiday or other agreement with any Governmental Authority with respect to Taxes will expire, be revoked or otherwise terminate prior to the stated or applicable term thereof as a result of the Merger. The Company and its Subsidiaries are in compliance with each such Tax ruling, Tax holiday, and other agreement in all material respects.

All references to the Company and any of its Subsidiaries shall include references to any Person which merged with and into or liquidated into the Company or such Company Subsidiary, as applicable.

4.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the Company Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date that are not material to the Company and its Subsidiaries, taken as a whole.

4.10 Real Property and Personal Property Matters.

(a) Owned Real Property. Section 4.10(a) of the Company Disclosure Schedule contains a true and correct list of each parcel of Owned Real Property, including the street address of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(i) The Company or the applicable Subsidiary of the Company has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(ii) Neither the Company nor any of its Subsidiaries has entered into with any other Person any lease, license or similar agreement to lease, use or occupy any Owned Real Property, or any agreement to lease, license or grant any similar rights to lease, use or occupy the Owned Real Property.

(iii) The Company has made available to Parent true, correct and complete copies of the deeds and other instruments (as recorded) in its possession by which the Companies and its Subsidiaries, as applicable, have acquired the Owned Real Property and copies of all title insurance policies, opinions, abstracts and all (American Land Title Association in the case of Owned Real Property in the United States) surveys in the possession of such party and relating to such Owned Real Property.

(iv) Each parcel of Owned Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel.

(v) Except as set forth on Section 4.10(a)(v) of the Company Disclosure Schedule, (i) the Company has not granted, and the Owned Real Property is not subject to, any options or rights to purchase or any rights of first refusal to any Person, directly or indirectly, other than pursuant to this Agreement with respect to the Owned Real Property and (ii) neither the Company nor any of its Subsidiaries is obligated to purchase any Real Property.

(b) Leased Real Property. Section 4.10(b) of the Company Disclosure Schedule contains a true and correct list of each parcel of Leased Real Property, including the street address and unit/suite # of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has delivered to Parent a true and correct copy of each Lease for each parcel of Lease Property. With respect to each parcel of Leased Real Property:

(i) The Company and each Subsidiary has good leasehold title to the Leased Real Property free and clear of any Encumbrances other than Permitted Encumbrances. To the Company’s Knowledge, each Lease with respect to the Leased Real Property is legal, valid, binding, enforceable and in full force and effect against each of the parties thereto.

(ii) All Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms. Neither the Company nor any Subsidiary, as applicable, has exercised, or prior to the Closing expects to exercise, any option or right of renewal with respect to any Leased Real Property for which the Lease is set to expire during the 2013 or 2014 calendar years.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has received any written notice (A) of a breach or default under any Lease that has not been cured or waived or (B) that any security deposit or portion thereof deposited with respect to any such Lease has been applied that has not been re-deposited in full.

(iv) Neither the Company nor any of its Subsidiaries has entered into with any other Person (other than another Subsidiary) any sublease, sublicense or similar agreement to sublease any Leased Real Property.

(v) The transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing.

(vi) The counter-party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries.

(vii) Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any Encumbrance in such Lease or any interest therein.

(viii) Neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease other than in connection with an option to extend the term of the Lease or expand the premises with respect to such Lease.

(ix) Except as set forth on Section 4.10(b)(ix) of the Company Disclosure Schedule, the Company is not the guarantor of any Leases.

(c) Real Property. With respect to each parcel of Real Property:

(i) Neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of such parcel of Real Property has been disturbed and there are no disputes in writing with respect to such parcel of Real Property.

(ii) All buildings, structures, fixtures and improvements included within such Real Property are in good repair and operating condition, subject only to ordinary wear and tear, and to Company’s Knowledge, there are no facts or conditions affecting such buildings, structures, fixtures or improvements that would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(iii) To the Company’s Knowledge, the Real Property is used and operated in compliance, in all material respects, with all requirements of Applicable Law. Neither Company nor any Subsidiary has received written notice of a material violation of any requirements of Applicable Law relating to the operations of the Company Business on the Real Property, other than those violations that have been fully resolved.

(iv) Neither Company nor any Subsidiary has received any notice from any Governmental Authority, which is still unresolved, of any failure to obtain any certificate, permit, license or approval with respect to the Real Property, or any intended revocation, modification or cancellation of same.

(v) To Company’s Knowledge no part of the Real Property is subject to any pending suit for condemnation or other taking by any public authority or other Person, and no such condemnation or other taking is currently being threatened in writing.

(vi) Neither the Company nor any Subsidiary is party to or bound by any Contract for the purchase of Real Property.

(d) Former Leased Real Property. Section 4.10(d) of the Company Disclosure Schedule contains a true and correct list of all real property that the Company or any of its Subsidiaries currently or in the past five (5) years leased, subleased or otherwise used or occupied. With respect to each of the properties set forth on Section 4.10(d)(i) of the Company Disclosure Schedule, the Facilities at each such property has been closed and any Leases relating thereto have been terminated or expired by their terms.

(e) Personal Property.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary of the Company has good title to, or a valid and binding ownership interest in, all the personal property owned by it, except for that personal property that is no longer used or useful in the conduct of their businesses, and in each case free and clear of all Encumbrances other than Permitted Encumbrances. Section 4.10(e) of the Company Disclosure Schedule contains a list of each lease or other agreement or right under which Company or any Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, that is material to the Company Business (the “Personal Property Leases”). Neither the Company nor any Subsidiary has received any written notice of a claim of breach of any of its obligations under any Personal Property Lease.

(ii) All personal property owned or leased by the Company or any of its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

4.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Section 4.11 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound:

(a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(b) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $150,000 or more other than customer Contracts entered into in the ordinary course of business;

(c) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement, other than sales agent and referral agreements in each case entered into in the ordinary course of business;

(d) any Contract for or relating to the employment by it of any director or officer (other than Contracts with course instructors entered into in the ordinary course of business) or any other type of Contract with any of its directors or officers that is not immediately terminable by it without cost or other Liability, including any Contract requiring it to make a payment to any director or officer as a result of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(e) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(f) any Leases;

(g) any Contract that restricts it from (i) engaging in any aspect of its business; (ii) participating or competing in any line of business, market or geographic area; (iii) selling or purchasing from any Person, (iv) hiring any Person, or (v) freely setting prices for its products, services or technologies (including most favored customer pricing provisions);

(h) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(i) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing Equity Awards under the Company Stock Plans;

(j) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k) any Contract of guarantee, support, or assumption with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(l) any other Contract in which its officers, directors, employees or shareholders or any member of their immediate families is a party or has a direct or indirect interest;

(m) any License Agreement;

(n) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or Equity Interests for aggregate consideration (in one or a series of transactions) under such Contract of $150,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(o) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payment in excess of $150,000;

(p) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $150,000;

(q) any Contract with any Governmental Authority; or

(r) any Contract that requires a Consent to or contains a provision relating to a “change of control” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement.

All Company Material Contracts are in written form. Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms. The Company and each of its Subsidiaries, and, to the Company’s Knowledge, each other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract; or (ii) give any Third Party (1) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (2) the right to cancel or terminate any Company Material Contract, nor has the Company or any of its Subsidiaries received any notice or any such default, event, occurrence, condition or act. The Company has made available to Parent true and complete copies of all Company Material Contracts including all amendments thereto.

4.12 Intellectual Property.

(a) The Company or one of its wholly-owned Subsidiaries owns or has the valid right or license to all Intellectual Property used in the conduct of the Company Business by the Company or any of the Subsidiaries (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). To the Company’s Knowledge, such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned or purportedly owned by the Company or any of the Subsidiaries.

(b) Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms: (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, or result in any other modification of any kind to, any Company IP Right; or (ii) materially impair the right of the Company or the Surviving Corporation or any of the Subsidiaries to use, make, market, license, sell, copy, distribute, commercially exploit or dispose of any Company IP Right or portion thereof. Upon the consummation of the Closing, Parent (indirectly through the Company and its Subsidiaries) shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company Business and all of such rights shall be exercisable by Parent (indirectly through the Company and the Subsidiaries) to the same extent as by the Company and the Subsidiaries prior to the Closing. No loss or expiration of any of the material Intellectual

Property used by the Company or any of the Subsidiaries in the conduct of the Company Business is pending or, to the Company’s Knowledge, threatened. There are no royalties, honoraria, fees or other payments payable by the Company or any of the Subsidiaries to any Third Party (other than salaries payable to employees, independent contractors and course instructors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, commercial exploitation or disposition of any Company IP Rights by the Company or any of the Subsidiaries, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) The Company has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company’s and its Subsidiaries’ interests, proprietary rights and trade secrets in the Company IP Rights, including by requiring all employees and contractors who have participated in the development of any material Intellectual Property that is used in the conduct of the Company Business to execute and deliver agreements that assign to the Company all rights in inventions developed by such employee or contractor in the course or scope of such employee’s or contractor’s employment or engagement by the Company. To the Company’s Knowledge, no current or former employee, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(d) Section 4.12(d) of the Company Disclosure Schedule contains a true and complete list of (i) all registrations made by or on behalf of the Company or any of the Subsidiaries anywhere in the world of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs with any Governmental Authority or quasi-governmental authority, including Internet domain name registries; (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any of the Subsidiaries to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered; and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights. All issued or registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs, copyrights and mask work rights that are Company-Owned IP Rights are subsisting and the Company is the record owner thereof and, to the Company’s Knowledge, are valid and enforceable. The Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business. The Company or one of the Subsidiaries owns exclusively, and has good title to, all copyrighted works and all other Intellectual Property that the Company or any Subsidiaries purports to own, including all Intellectual Property developed by employees or contractors of the Company or any Subsidiaries within the scope of their employment or engagement by the Company or the relevant Subsidiary.

(e) During the prior three (3) years, neither the Company nor any of its Subsidiaries have received any written notices of infringement, misappropriation, dilution or violation from any Person with respect to the use of any Intellectual Property by the Company or any of the Subsidiaries or any of the customers of the Company or any of the Subsidiaries (including any request for indemnification relating to a third party infringement claim asserted against a customer) or challenging the validity or enforceability of any Company-Owned IP Rights, nor has the Company or any Subsidiary received any written request that the Company or any of the Subsidiaries consider taking a license under any patents owned by another Person. To the Company’s Knowledge, the conduct of the Company Business, including the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of the Subsidiaries, have not infringed, misappropriated, diluted or violated, and the Company Business does not infringe, misappropriate, dilute or violate, any Intellectual Property of any Person.

(f) The Company owns all right, title and interest in and to all Intellectual Property listed in Section 4.12(d) of the Company Disclosure Schedule and all other Company-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances). To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any Company-Owned IP Rights by any Third Party or any current or former employee of the Company or any Subsidiary.

(g) Neither the Company nor any of the Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, stipulation or agreement restricting in any manner the use, enforceability, transfer or licensing by the Company or any of the Subsidiaries of any Company-Owned IP Rights.

(h) The Company and each of the Subsidiaries (i) takes reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information and (ii) complies and has complied with applicable data protection, privacy and similar laws, directives and codes of practice in any jurisdiction relating to any data processed by the Company or any of the Subsidiaries. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of any information technology systems of the Company or any of the Subsidiaries.

(i) The Company and its Subsidiaries are not currently participating and have not participated in any standards setting or organization or industry body, consortium, other multi-party special interest group or any other collaborative or other similar group that involves or involved any obligation to license or assign any Intellectual Property owned by the Company or any of the Subsidiaries.

(j) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any material Company-Owned IP Rights. To the Company’s Knowledge, no employee of the Company or a Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights was performing services for any Governmental Authority, university, college, or other educational institution or research center relating to the subject matter of such Company-Owned IP Rights during the period of time such employee was also performing services for the Company or such Subsidiary.

4.13 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are and, at all times have been, in compliance in all material respects with all Applicable Laws to their businesses, operations, properties and assets. None of the Company or any of its Subsidiaries has received, since January 1, 2010, a notice or other written communication alleging or relating to a possible material violation of any Applicable Laws to their businesses, operations, properties or assets.

(b) The Company and each of its Subsidiaries holds all material permits, licenses, variances, exemptions, authorizations, consents, operating certificates, franchises, orders and approvals from, and has made all material filings with, Governmental Authorities, that are necessary, advisable, or legally required to be held by them to own, lease or operate their properties and assets and to conduct the Company Business and their operations as now conducted and to perform all obligations under the agreements to which it is a party (“Governmental Permits”), and (ii) all such Governmental Permits are valid and in full force and effect. There has not occurred a violation of, default (with or without notice or lapse of time, or both) under or event giving to others any right of revocation, suspension, non-renewal, adverse modification or cancellation or termination of, with or without notice or lapse of time or both, any Governmental Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit; or (ii) any actual or possible revocation, withdrawal, suspension, non-renewal, adverse modification, cancellation, or termination of any Governmental Permit.

(c) Neither the Company, nor any Company Subsidiary or any director or officer of the Company or any Company Subsidiary has, for or on behalf of the Company or any Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

4.14 Employees, ERISA and Other Compliance.

(a) The Company is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment. To the Company’s Knowledge, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities. All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of Applicable Law.

(b) The Company is not now, nor has ever been, subject to a union organizing effort. The Company is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, or subject to any current labor disputes. Since January 1, 2010, there has not been, and as of the Agreement Date there is not pending or, to the Company’s Knowledge threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(c) There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Company’s Knowledge no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(d) Section 4.14(d) of the Company Disclosure Schedule contains a true and complete list of each of the Benefit Plans. The Company has provided or made available to Parent a current, accurate and complete copy of all Benefit Plans. With respect to each Benefit Plan, the Company has made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter, if applicable; (iii) the most recent summary plan description and summaries of material modifications; (iv) the three most recent Forms 5500 and attached schedules; and (v) actuarial valuation reports and audited financial statements for the past three years.

(e) Each Benefit Plan has been operated and administered in accordance with its terms and in compliance in all material respects with Applicable Laws, including ERISA and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Benefit Plan is so qualified or is based on a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service. No Benefit Plan is maintained outside of the United States for the benefit of employees employed outside of the United States.

(f) No Benefit Plan is (i) a “pension plan” that is subject to Code Section 412 or Title IV of ERISA, or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed or been obligated to contribute to or incurred any Liability with respect to any “pension plan” subject to Code Section 412 or Title IV of ERISA, or a “multiemployer plan” as defined in Section 3(37) of ERISA. No Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B, the full cost of which is borne by the current or former employee or director.

(g) Other than claims for benefits in the ordinary course, there is no claim, proceeding or litigation pending against, or, to the Company’s Knowledge, threatened with respect to any Benefit Plan.

(h) Except as disclosed in Section 4.14(h) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant to severance pay or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant. Except as disclosed in Section 4.14(h) of the Company Disclosure Schedule, the Company is not a party to any Contract or plan (including any Benefit Plan) that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company is a party or by which it is otherwise bound to compensate any person in respect of taxes or other penalties pursuant to Section 4999 of the Code.

(i) Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(j) To the Company’s Knowledge, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

4.15 Environmental Compliance and Conditions. Except as set forth on Section 4.15 of the Company Disclosure Schedule:

(a) The Company and its Subsidiaries have obtained and possess all permits, licenses and other authorizations required for the operation of their business under federal, state and local laws and regulations concerning environmental health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”).

(b) The Company and its Subsidiaries are in, and during the last five (5) years have been in compliance with all terms and conditions of such permits, licenses and authorizations and with all other Environmental and Safety Requirements and any written notice or demand letter issued, entered, promulgated or approved thereunder except for any non-compliance which, individually or in the aggregate, has or is reasonably likely, to result in a liability of less than $150,000.

(c) Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved.

(d) There has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental and Safety Requirements.

(e) No Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental and Safety Requirements, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental and Safety Requirements, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the Company’s Knowledge, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental and Safety Requirements.

As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental and Safety Requirements, including petroleum.

4.16 Government Contracts and Government Bids.

(a) To the Company’s Knowledge, with respect to each and every Government Contract to which the Company is currently a party or has received final payment within three years prior to the date hereof: (i) the Company has complied in all material respects with all material terms and conditions of such Government Contract; (ii) the Company complied in all material respects with all requirements of Applicable Law pertaining to such Government Contract including but not limited to The Truth in Negotiations Act is 10 U.S.C., 2306a, Federal Acquisition Regulation, Title 48 of the U.S. Code of Federal Regulations (“FAR”) and the Cost Accounting Standards, Title 48 of the U.S. Code of Federal Regulations, Chapter 99; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were current, accurate and complete as of their effective date and the Company complied in all material respects with all such representations and certifications; and (iv) no termination for default, cure notice or show cause notice was or has been issued against the Company by any Governmental Authority or prime contractor or subcontractor to a Governmental Authority.

(b) (i) There is no pending or, to the Company’s Knowledge, threatened material claim by a Governmental Authority or a prime contractor or subcontractor to a Governmental Authority for fraud (as such concept is defined under the state or federal laws of the United States) or false statements or false claims in connection with any Government Contract to which the Company is currently a party or has received final payment within three years prior to the date hereof, and (ii) there is no pending or, to the Company’s Knowledge threatened, investigation or audit of the Company by a Governmental Authority related to performance of any Government Contract to which the Company is currently a party or has received final payment within three years prior to the date hereof. Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, and excluding routine indirect rate audits within the past three years, there has not been any material audit, inspection, survey or examination of records by a Governmental Authority of the Company or any of its Subsidiaries or any of its Government Contracts or Government Bids, or any of their respective employees or representatives with respect to such Government Contracts or Government Bids, nor, to the Company’s Knowledge, has the Company or any of its Subsidiaries received written or oral notice of any such audit, inspection, survey, examination of records or investigation that is reasonably likely to result in any material liability for the Company or any of its Subsidiaries.

(c) To the Company’s Knowledge, except as set forth on Section 4.16(c) of the Company Disclosure Schedule, with respect to any current Government Contract or completed Government Contract under which final payment was received by the Company within three years prior to the date hereof, the Company does not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company has committed a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company has not conducted and are not conducting an investigation to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company has committed any such violations. The Company has not been and is not now a party to any administrative or civil litigation involving alleged material false statements, false claims or other violations of federal law, nor, to the Company’s Knowledge, is there any basis for any such proceeding.

(d) To the Company’s Knowledge, none of the Company nor its officers, directors or employees, has been or is under indictment, or civil, administrative or criminal investigation involving a Government Contract or Government Bid, including but not limited to any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity. Within the past three (3) years, the Company has not entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid that has had or would reasonably be expected to result in a Material Adverse Effect.

(e) Neither the Company nor any of its respective directors or officers have been suspended or debarred by a Governmental Authority, or proposed for suspension or debarment by a Governmental Authority.

(f) The employees of the Company possess all United States Government security clearances required to perform the current Government Contracts of the Company, and the Company possesses all facility security clearances required to perform the current Government Contracts of the Company. To the Company’s Knowledge, the Company has complied in all material respects with all material requirements of any Government Contract and any Applicable Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Applicable Laws other than the state or federal laws of the United States, the functional equivalent thereof, if any); and, all violations of the Company’s policies or such Applicable Laws relating to the safeguarding of, and access to, classified information have been reported to the appropriate Governmental Authority and contracting parties as required by any Government Contract or any Applicable Law relating to the safeguarding of, and access to, classified information.

4.17 Merger Expenses. The Company is not obligated for the payment of any fees, commissions or expenses of any investment banker, broker, financial advisor, finder or other Person in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transactions contemplated by this Agreement other than as set forth on Section 4.17 of the Company Disclosure Schedule. The Company has furnished to Parent a true and complete copy of any Contract among the Special Committee, the Company and Houlihan Lokey Capital, Inc. pursuant to which Houlihan Lokey Capital, Inc. could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

4.18 Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 4.18 of the Company Disclosure Schedule sets forth, as of the Agreement Date, a true and complete list of all insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force (the “Insurance Policies”). With respect to each such Insurance Policy, (a) such policy is in full force and effect and all premiums due and payable under all such policies have been timely paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Company’s Knowledge, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any Insurance Policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Except as disclosed on Section 4.18 of the Company Disclosure Schedule, there is no material claim pending under any of such policies.

4.19 Related Party Transactions. Except as disclosed in Section 4.19 of the Company Disclosure Schedule, (a) no present officer, director or employee of the Company or any of its Subsidiaries or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property or assets owned or leased by the

Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months and (b) no former officer or director of the Company is a party to any Contract described in clause (a) above that is material to the Company and its Subsidiaries, considered as a whole.

4.20 Product Liability and Warranty.

(a) During the past three (3) years the products and services of the Company and each of its Subsidiaries have conformed in all material respects with all applicable contractual commitments and express and implied warranties given in respect of such products or services, industry and governmental standards and specifications and all Applicable Laws.

(b) Neither the Company nor any of its Subsidiaries have, or had at any time during the last three (3) years, any liability in excess of $150,000 for (x) for replacement or repair of, or any other remedial action taken for, any of their products and services or other damages in connection therewith, (y) arising out of any injury to persons or property as a result of any such product or services of the Company or any of its Subsidiaries.

(c) During the last three (3) years, neither the Company nor any of its Subsidiaries have received any written notices or claims of a potential liability in excess of $150,000 related to the matters described in Section 4.20(b) above. No such claim is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

4.21 Company Proxy Statement. The Company Proxy Statement will not, at the time it is first mailed to the Company Shareholders, at the time of any amendments or supplements thereto and at the time of the Shareholders Meeting, contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. For purposes of this Agreement, the letter to shareholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to stockholders in connection with the Merger (including any amendments or supplements) and any schedule required to be filed with the SEC in connection therewith are collectively referred to as the “Company Proxy Statement.”

4.22 Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the Agreement Date, would constitute a breach of any of the covenants set forth in Section 6.2.

4.23 Anti-Takeover Provisions. The Company Board has taken all necessary actions so that no takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Applicable Law will apply to this Agreement, the Merger or the other transactions contemplated hereby.

4.24 Opinion of Financial Advisor. The Special Committee has received the opinion of Houlihan Lokey Capital, Inc., dated the date of the Agreement, to the effect that, as of date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Per Share Consideration to be received by holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will provide a signed true and complete copy of such opinion to Parent solely for informational purposes after receipt thereof by the Company.

4.25 Occupational Safety and Health Matters. Except as set forth on Section 4.25 of the Company Disclosure Schedule:

(a) the Company is in compliance with, and is not in violation of, or liable under, any applicable Occupational Safety and Health Laws, and no reason exists why the Company would not be capable of continued operation of the business in compliance with applicable Occupational Safety and Health Laws without undue expense or burden;

(b) the Company has not received any written notice or other communication from any Governmental Authority or any other Person regarding (i) any failure to comply in any material respect with any applicable Occupational Safety and Health Law, or (ii) any obligation to undertake or bear any material cost of any Occupational Safety and Health Liabilities, including, without limitation, any Occupational Safety and Health Liabilities with respect to any of the Facilities, with respect to any Leased Real Property or Owned Real Property at, to, or from which Hazardous Substance have been generated, manufactured, refined, transferred, used or processed, transported, treated, stored, handled, transferred, disposed of, recycled, or received by the Company;

(c) there is no reason to believe that any closure of any Facility is required pursuant to any Occupational Safety and Health Law; and

(d) the Company has made available to Parent copies of any occupational and safety assessment or audit reports or similar studies or analysis relating to the Company or the Facilities that has been prepared on behalf of the Company in the past five years.

4.26 Standstill. As of the date hereof, all Persons who are currently party to a confidentiality, nondisclosure or similar agreement with the Company, any of its Subsidiaries and/or its Representatives with respect to a potential Acquisition Proposal are subject to standstill provision (which such provision is currently in effect and has not been waived, modified or amended in any respect) similar in scope and duration to the standstill provision included in the NDA.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Parent Disclosure Schedule (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent and Merger Sub hereby make to the Company the representations and warranties contained in this Article V.

5.1 Organization and Good Standing. Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, except in the case of clause (b) above as individually or in the aggregate, has not had and would not reasonably be executed to have a Parent Material Adverse Effect. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Parent has made available to the Company true and complete copies of the currently effective certificate of incorporation and bylaws of Parent and articles of incorporation and bylaws of Merger Sub. Neither Parent nor Merger Sub is in violation of its respective certificate of incorporation (or, articles of incorporation, in the case of Merger Sub) or bylaws.

5.2 Power, Authority and Consents.

(a) Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Parent of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub and no other corporate proceedings on the part of the Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.

(b) No Consents. No Consent of any Governmental Authority is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger, except for (i) such Consents, if any, that if not made or obtained by Parent or Merger Sub would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, (ii) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of California, (iii) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iv) such Consents as may be required under any Antitrust Laws, or (v) such Consents as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market.

(c) Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming due execution and delivery by the Company, constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

5.3 No Conflict. The execution and delivery of this Agreement by Parent or Merger Sub, does not, and the consummation of the Merger or any other transaction contemplated hereby, will not conflict with, or (with or without notice or lapse of time, or both) result in or give rise to a right of a termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, breach, impairment or violation of, constitute a default under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitled under, or require any Consent of any Person pursuant to: (a) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, each as currently in effect; (b) subject to the governmental filings and other matters referred to in Section 5.2(b), any Applicable Law or any rule or regulation of The NASDAQ Stock Market applicable to Parent, Merger Sub or any of their respective material assets or properties; or (c) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound.

5.4 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business activities other than the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

5.5 Shareholders Consent. No consent or approval of the shareholders of Parent is required or necessary for Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

5.6 Merger Expenses. Neither Parent, Merger Sub nor any Affiliate of Parent or Merger Sub is obligated for the payment of any fees, commission or expenses of any investment banker, broker, finder, financial advisor or similar Person in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

5.7 Financing. Parent has delivered to the Company true and complete copies of (a) the commitment letter, dated as of August 15, 2013, between Parent and Merger Sub and GCI Capital Markets LLC (the “Debt Financing Commitments”), pursuant to which GCI Capital Markets LLC has committed to lend, subject only to the terms and conditions set forth therein, the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement and (b) the equity commitment letter, dated as of August 15, 2013 between Parent and Aurora Pacific Equity Partners. Inc. (the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Aurora Pacific Equity Partners, Inc. has committed to invest, subject solely to the terms and conditions set forth therein, the amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with cash and cash equivalents available to Parent, will, in the aggregate, be sufficient for Parent to consummate the Merger, to pay the total Merger Consideration, to repay or refinance in full existing Indebtedness of the Company and its Subsidiaries in accordance with the Payoff Letters, to pay the fees and expenses incurred in connection with the transactions contemplated hereby, and to provide for the working capital needs of the Surviving Corporation following the Effective Time. The Financing Commitments, in the forms provided to the Company, are legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). None of the Financing Commitments has been amended or modified prior to the Agreement Date, except as consistent with Section 7.3. As of the Agreement Date, the Financing Commitments are in full force and effect and have not been withdrawn or rescinded in any respect. There are no conditions precedent or contingencies, whether oral or written, related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the Agreement Date, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent under the Financing Commitments, and, assuming the satisfaction of the conditions set forth in Sections 8.1 and 8.2, as of the Agreement Date, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date.

5.8 Solvency. Assuming the accuracy of the representations and warranties contained in Article IV and compliance with the Company’s obligations in this Agreement, at the Effective Time, the Surviving Corporation and each of its Subsidiaries, considered as a whole, after taking into account consummation of the Merger, the transactions contemplated by this Agreement, and the way Merger Sub intends that the businesses of the Company and its Subsidiaries be operated after the Effective Time, (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged, and (c) will be solvent.

5.9 Proxy Statement. None of the information included or incorporated by reference in the Company Proxy Statement supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation therein and expressly identified as such will, at the date it is first mailed to the Company Shareholders or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statements included or incorporated by reference in the Company Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

5.10 Limited Guaranty. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company the Limited Guaranty, dated as of the Agreement Date, in favor of the Company, a true and complete copy of which has been made available by Parent to the Company. The Limited Guaranty is in full force and effect as of the Agreement Date.

ARTICLE VI

COMPANY COVENANTS

Except as set forth specifically in this Article VI, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

6.1 Advice of Changes. The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article IV to be untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied; (b) any material breach of any covenant or obligation of the Company pursuant to this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied; (c) any Material Adverse Effect; or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect or cause any of the conditions set forth in Section 8.2 not to be satisfied.

6.2 Maintenance of Business.

(a) The Company shall, and shall cause each of its Subsidiaries to, carry on the Company Business in the ordinary course consistent with past practice, use its reasonable best efforts to preserve intact its business organization, its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and business relationships with customers, suppliers, employees and others with whom the Company and/or its Subsidiaries have business dealings.

(b) The Company shall (i) pay all of its debts and Taxes when due and (ii) pay or perform its other Liabilities when due, subject in the case of the debts, taxes and Liabilities identified on Section 6.2 of the Company Disclosure Schedule, resolution of the disputes relating thereto.

(c) The Company shall use its reasonable best efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

6.3 Conduct of Business. Without limiting the generality of Section 6.2, except as set forth on Section 6.3 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices; (ii) make any investments in or capital contributions to, any Person; (iii) forgive or discharge in whole or in part any outstanding loans or advances; or (iv) prepay any indebtedness;

(c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the terms of any Company Material Contract,

(d) enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(e) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(f) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products or services in the ordinary course of business consistent with its past practices);

(g) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose in whole or in part of any of its Owned Real Property (including the Santa Clarita Property notwithstanding any reference to the Santa Clarita Property in the Company Disclosure Schedule), Leased Real Property, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

(h) (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Benefit Plan or awards made thereunder) except as required to comply with any Applicable Law or any Benefit Plan in effect as of the Agreement Date, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Benefit Plan or other Contract or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Benefit Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by Applicable Law;

(i) adopt or change any of its accounting methods, principles or practices;

(j) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its Equity Interests, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to the Company Stock Plans);

(k) split, combine, reclassify or otherwise amend the terms of any of its Equity Interests or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for its Equity Securities;

(l) terminate, waive or release any material right or claim;

(m) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; provided, however, that to the extent any such agreement contains a provision that prohibits the counterparty to such agreement from requesting a waiver to a standstill, the Company shall be permitted to waive its rights with respect to such prohibition.

(n) issue, sell, create, authorize, pledge or otherwise encumber or subject to any Encumbrance any shares of its capital stock of any class or series or any securities convertible into, exchangeable for or exercisable for any such shares or other Equity Interests, or any rights, warrants or options to acquire, any such shares or other Equity Interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Common Shares, including pursuant to Contracts as in effect on the Agreement Date, other than as provided for by this Agreement;

(o) merge, consolidate or reorganize with, acquire (directly or indirectly) a substantial Equity Interest in, make an investment in or loan or capital contribution to or in any other manner, or enter into any other business combination with any Person (other than Parent or Merger Sub), acquire (directly or indirectly) a substantial portion of the assets of any such Person or any assets that are otherwise material to the Company and its Subsidiaries, or enter into any negotiations, discussions or Contracts for such purpose;

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(q) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto in excess of $300,000 individually, or $1,850,000 in the aggregate;

(r) amend or otherwise change its articles of incorporation or bylaws (or similar organizational documents);

(s) license any of its technology or Intellectual Property (except for licenses under its standard customer agreements or licenses of Company trademarks for marketing purposes made in the ordinary course of business consistent with its past practices) or abandon or cease to prosecute any of the Intellectual Property set forth on Section 4.12(d) of the Company Disclosure Schedule that is material to the conduct of the Company Business;

(t) (i) agree to any Tax audit assessment by any Governmental Authority; (ii) except as required by Applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes; (iii) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (iv) file any Tax Return other than on a basis consistent with past practice; or (v) file or cause to be filed any amended Tax Return;

(u) (i) initiate any Action; or (ii) settle or agree to settle any Action;

(v) pay, discharge, settle or satisfy, in an amount in excess of $100,000 in any one case or $300,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business consistent with past practice or as required by its terms as in effect on the Agreement Date with respect to claims, liabilities or obligations reflected or reserved against in the Company Balance Sheet (or the notes thereto) (for amounts not in excess of such reserves) or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(w) fail to keep in force the Insurance Policies as currently in effect;

(x) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries

(y) enter into any new line of business outside of the Company Business;

(z) enter into any new Lease or materially amend the terms of any existing Lease with respect to Real Property;

(aa) terminate or enter into any Contract to terminate any of the officers of the Company or any of its Subsidiaries;

(bb) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(cc) authorize any of, or commit, resolve or agree to do any of the things described in the preceding clauses (a)-(bb).

6.4 Reasonable Best Efforts; Regulatory Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and its Subsidiaries shall use their reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the obtaining of all permits, waivers, consents, approvals and actions or nonactions required of the Company from Governmental Authorities and the making of all necessary registrations and filings with Governmental Authorities, including filings under the HSR Act, and the taking of all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) promptly execute and file, or join Parent in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement; (iii) the obtaining of all consents or waivers from third Parties required pursuant to Company Material Contracts, including without limitation the Contracts set forth on Section 6.4(a)(iii) of the Company Disclosure Schedule; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. The Company shall, subject to Applicable Law, promptly (x) cooperate and coordinate with Parent and Merger Sub in the taking of the actions contemplated by clauses (i), (ii), (iii) and (iv) immediately above and (y) supply Parent and Merger Sub with any information that may be necessary in order to effectuate the taking of such actions. Subject to applicable Law and the instructions of any Governmental Authority, the Company shall keep Parent and Merger Sub reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including (A) informing Parent and Merger Sub in writing of any communication (whether written or oral) between the Company and any Governmental Authority regarding any of the transactions contemplated hereby, (B) to the extent practicable under the circumstances, providing Parent and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby, and (C) providing Parent and Merger Sub with copies of any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, and make, or cause to be made, as promptly as practicable, a response in compliance with such request; provided that the Company shall provide Parent and its Representatives with a reasonable opportunity to review and comment on such response. The Company shall not commit to or agree (or permit its Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed).

(b) Without limiting the generality of the undertakings pursuant to Section 6.4(a) hereof, the Company shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Authorities with jurisdiction over the Antitrust Laws information and documents requested by any such Governmental Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional Consents under any other Antitrust Laws as promptly as practicable following the Agreement Date (provided that in the case of the filing under the HSR Act, such filing shall be made within five (5) Business Days of the Agreement Date) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c) In the event that any administrative or judicial action or proceeding is instituted by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall reasonably cooperate in all respects with Parent and Merger Sub and shall contest and resist any such action or proceeding and seek to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that could prohibit, prevent or restrict consummation of the Merger and the other transactions contemplated by this Agreement.

6.5 Acquisition Proposals.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any Representatives of the Company or its Subsidiaries, directly or indirectly, to (i) initiate, solicit, endorse, propose, encourage or take any other action to facilitate (including by way of furnishing information) any proposals, offers or inquiries with respect to, that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or any proposal or offer that has a primary purpose of effectuating, or would reasonably be expected to lead to, an Acquisition Proposal, or (v) make or authorize any statement, propose or resolve, propose or agree to do any of the foregoing relating to any Acquisition Proposal.

(b) Notwithstanding Section 6.5(a), nothing contained in this Agreement shall prevent the Company or the Company Board from (i) contacting a Person who has made, or proposes to make an Acquisition Proposal and to whom the Company is permitted to provide non-public information pursuant to Section 6.5(c) solely to request clarifications of the terms and conditions of such Acquisition Proposal, or (ii) complying with its disclosure obligations under Exchange Rules 14d-9 and 14e-2(a) with regard to an Acquisition Proposal; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Exchange Act Rule 14d-9(f)) shall be deemed to be a Change in Board Recommendation unless the Company Board reaffirms the Board Recommendation in such disclosure.

(c) Notwithstanding any provisions of Section 6.5(a) to the contrary, nothing contained in this Section 6.5 shall prevent the Company or any of its Subsidiaries, or the Company Board from, at any time prior to obtaining the Requisite Company Vote, (x) providing information with respect to the Company and its Subsidiaries to a Person making an Acquisition Proposal after the Agreement Date, in response to a request therefor; provided, however, that any non-public information provided or made available to such Person or its Representatives receiving such information, whether before or after such Person’s making of an Acquisition Proposal, shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person; provided, further that the Company Board receives from such Person, prior to providing any information or engaging in any negotiations or discussions, (i) a confidentiality agreement with the Company containing terms substantially similar to, and no less favorable to the Company than those set forth in the NDA taken as a whole (provided, that such confidentiality agreement need not include a standstill provision), and (ii) evidence reasonably satisfactory to the Company Board, which demonstrates the financial capability of such Person to consummate the Acquisition Proposal; provided, further that prior to taking any action described in clause (x) above or clause (y) below, (A) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take the actions referred to in clause (x) above or clause (y) below, as applicable, would be inconsistent with the fiduciary duties of the Company Board to the Company Shareholders under Applicable Law, (B) the Company Board shall have determined in good faith, based on the information then available and upon the recommendation of the Special Committee (after consultation with the Special Committee’s independent financial advisor and outside legal counsel), that such Acquisition Proposal constitutes a Superior Proposal, and (C) such Acquisition Proposal is bona fide, written and not a result of a breach or violation of this Section 6.5, or (y) engaging in any negotiations or discussions with the Person making an Acquisition Proposal described in and satisfying the requirements of clause (x) regarding such Acquisition Proposal. The Company shall promptly (and in no event later than two (2) Business Days after receipt by the Company) advise Parent in writing of any inquiry or proposal or offer related to an Acquisition Proposal or any request for nonpublic information relating to the Company or its Subsidiaries other than requests that are not reasonably expected to be related to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person prior to the Effective Time.

(d) Except as expressly permitted by Section 6.5(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement and the Merger or the recommendation of the Company Board in favor thereof (the “Board Recommendation”) or take any action or make any statement in connection with the Shareholders Meeting inconsistent with such approval or Board Recommendation, (ii) adopt, approve, endorse, recommend, or otherwise declare advisable or propose to adopt, approve, endorse, recommend, or otherwise declare advisable, publicly or otherwise, any Acquisition Proposal, (iii) fail to publicly reaffirm the Board Recommendation within three (3) Business Days after Parent or Merger Sub so requests in writing, (iv) fail to recommend against any Acquisition Proposal within five (5) Business Days (other than an Acquisition Proposal described in clause (v) next below for which the Company shall have ten (10) Business Days), (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, within ten (10) Business Days after the commencement of any such Acquisition Proposal, (vi) fail to include the Board Recommendation in the Company Proxy Statement, (vii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or Contract constituting or relating to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with, and meeting the requirements of, Section 6.5(c)), (viii) make any other public statement that is inconsistent with the Board Recommendation, or (ix) resolve, agree or propose to take any such actions (any action described in clauses (i) through (ix), and the action expressly referred to in Section 6.5(b), a “Change in Board Recommendation”).

(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Company Vote, if the Company Board determines in good faith after consultation with outside legal counsel that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company Shareholders under Applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.5 (x) the Company Board may effect a Change in Board Recommendation in response to either (1) a Superior Proposal or (2) an Intervening Event or (y) solely if the Company has received an unsolicited bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal and did not otherwise result from a breach of this Section 6.5, terminate this Agreement pursuant to Section 9.3(b) and concurrently enter into a binding definitive acquisition agreement with respect to such Superior Proposal;

provided, however, that the Company may take the action set forth in the preceding clause (y) or make a Change in Board Recommendation in response to a Superior Proposal if and only if:

(i) the Company shall have complied with each of its obligations under this Section 6.5 relating to such Change in Board Recommendation, or resulting in the Acquisition Proposal that led to such Superior Proposal;

(ii) (A) the Company shall have provided written notice to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received an unsolicited bona fide written Acquisition Proposal that is not withdrawn and that the Company Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to terminate this Agreement pursuant to this Section 6.5(e), which notice shall specify the basis and reasons for such resolution, including the identity of the Person or group of Persons making the Superior Proposal and the terms and conditions thereof, and shall have contemporaneously furnished to Parent a copy of the proposed definitive acquisition agreement and any other relevant transaction documentation; (B) prior to effecting such termination of this Agreement, (1) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent requested by Parent) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent, and (2) if Parent makes a proposal during the Notice Period, at the end of such Notice Period, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, still determines in good faith, upon the recommendation of the Special Committee (after consultation with outside legal counsel and the Special Committee’s financial advisor), that the Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to terminate this Agreement would be inconsistent with the fiduciary duties of the Company Board to the Company Shareholders under Applicable Law; provided that, in the event of any revisions to the financial terms or any other material terms of such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.5 (including this Section 6.5(e)) with respect to such new written notice, and there shall be a new Notice Period; and

(iii) in the case of any action as contemplated by clause (y) of this Section 6.5(e) above, the Company shall have validly terminated this Agreement in accordance with Section 9.3(b), including the payment of the Termination Fee (as defined below) to Parent in accordance with Section 9.6(a);

provided, further, that the Company Board may not effect a Change in Board Recommendation in response to an Intervening Event unless:

(i) the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(ii) the Company keeps Parent reasonably informed of developments with respect to such Intervening Events;

(iii) the Company notifies Parent in writing at least five (5) Business Days before making such a Change in Board Recommendation with respect to such Intervening Event of its intention to do so and specifies the reasons therefor;

(iv) if Parent makes a proposal during such five (5) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith, after consultation with outside counsel, that the failure to make such Change in Board Recommendation would result in a breach of the fiduciary duties of the Company Board to the Company Shareholders under Applicable Law; and

(v) during such five (5) Business Day period, the Company shall, and shall cause its financial and legal advisors to negotiate with Parent in good faith (to the extent requested by Parent) regarding any revisions to the terms of the transaction contemplated by this Agreement as proposed by Parent.

(f) The Company agrees that it shall (i) immediately cease and cause to be terminated any existing investigation, discussions or negotiations with any Person (other than Parent and Merger Sub) with respect to any Acquisition Proposal or potential Acquisition Proposal, (ii) request as promptly as practicable after the execution of this Agreement (but in any event on the day after the Agreement Date) the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (iii) deliver as promptly as practicable after the execution of this Agreement (but in any event on the day after the Agreement Date) a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the Agreement Date.

(g) Subject to the terms of any applicable confidentiality agreement, the Company agrees that it shall promptly (and, in any event, within two (2) Business Days of receipt) notify Parent of (i) the receipt of any Acquisition Proposal or any indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, and (iii) any inquiry, offer or request for discussions or negotiations regarding an Acquisition Proposal or that is reasonably likely to lead to an Acquisition Proposal, in each case including, with such notice, the identity of the Person or group of Persons making such proposal, offer, request, indication or inquiry, a copy of any written proposal, offer or draft agreement provided by such Person and the material terms and conditions of any proposals or offers, and thereafter shall keep Parent promptly and reasonably informed of the status, details and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations (including of any amendment, modification, development, discussion or negotiation), including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the generality of the foregoing, the Company shall promptly notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal permitted pursuant to this Section 6.5 and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(h) The Company will not terminate, waive, amend, release or modify any provision of any existing confidentiality agreement or standstill agreement to which the Company or any of its Subsidiaries is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, will enforce the terms thereof, and will not permit any counterparty to any such Contract to deviate from compliance with the terms thereof; provided, however, that to the extent any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party contains a provision that prohibits the counterparty to such agreement from requesting a waiver to a standstill, the Company shall be permitted to waive its rights with respect to such prohibition. The Company shall promptly notify Parent of any breach of any existing confidentiality agreement by the counterparty thereto.

6.6 Preparation of Company Proxy Statement; Approval of Company Shareholders.

(a) As promptly as practicable following the date on which the Company Proxy Statement is cleared by the SEC for mailing to the Company Shareholders, the Company shall, in accordance with Applicable Law and the Company Charter and the Company Bylaws, duly call, give notice of, convene and hold a meeting of the Company Shareholders to consider and vote upon approval of this Agreement (the “Shareholders Meeting”); provided, however, that in no event shall such meeting be held later than 75 calendar days following the date on which the Company Proxy Statement is cleared by the SEC for mailing, and any adjournments or postponements of the Shareholders Meeting shall require the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) other than in the case the Company is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which is required by court order or under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Shareholders prior to the Shareholders Meeting. Except in the case of a Change in Board Recommendation specifically permitted by Section 6.5(e), the Company, through the Company Board, shall (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement in accordance with the CGCL, (ii) recommend to the Company Shareholders that they adopt this Agreement and the transactions contemplated hereby, (iii) include such recommendation in the Company Proxy Statement.

(b) In connection with the Shareholders Meeting, the Company shall, as promptly as practicable following the Agreement Date, (i) prepare and file with the SEC the Company Proxy Statement to seek the Requisite Company Vote in preliminary form as required by the Exchange Act and (ii) in consultation with Parent, set a record date for the Shareholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Once the Company has established a record date for the Shareholders Meeting, the Company shall not change such record date or establish a different record date for the

Shareholders Meeting without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), unless required to do so by Applicable Law or the Company Bylaws. The Company shall use all reasonable efforts to have the Company Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall respond as promptly as practicable to any comments made by the SEC with respect to the Company Proxy Statement and shall cause the Company Proxy Statement in definitive form to be mailed to the Company Shareholders as promptly as reasonably practicable after the Company Proxy Statement is cleared by the SEC. The Company shall notify Parent as promptly as practicable of any request by the SEC or its staff for an amendment or revisions to the Company Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide to Parent copies of any written comments received from the SEC or its staff. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Company’s proposed responses to any comments to the Company Proxy Statement from the SEC or its Staff prior to the Company responding to any such comments and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Parent shall cooperate fully with the Company in the preparation of the Company Proxy Statement or any amendment or supplement thereto and shall furnish the Company, promptly upon the Company’s request, all information relating to Parent and Merger Sub reasonably requested by the Company for inclusion in, or otherwise in respect of, the Company Proxy Statement. The Company shall provide Parent and Merger Sub and their counsel a reasonable opportunity to review and comment on the Company Proxy Statement (including any amendment or supplement thereto) and all other materials used in connection with the Merger that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC and the mailing/dissemination thereof to the Company Shareholders, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c) If, at any time prior to the Requisite Company Vote, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an appropriate amendment or supplement to the Company Proxy Statement and, to the extent required by Applicable Law, disseminate such amendment or supplement to the Company Shareholders.

(d) Subject only to a Change in Board Recommendation in compliance with Section 6.5(d), the Board Recommendation shall be included in the Company Proxy Statement.

6.7 Litigation. The Company shall notify Parent in writing promptly but in any event no later than three (3) Business Days after learning of any material Action or mediation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened against the Company or any of its officers or directors in their capacity as such.

6.8 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford Parent, Merger Sub and their respective Representatives access during regular business hours, so long as 24 hour advance notice is provided, to all of their respective files, books, records, Contracts, personnel, properties, assets and offices of the Company, including without limitation any and all information relating to the Company’s taxes, Contracts, Liabilities, financial condition and real, personal and intangible property (which such access shall expressly exclude the right for Parent, Merger Sub and their respective Representatives to conduct environmental testing of the Company’s and its Subsidiaries’ properties), and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors). All such information shall be held subject to the terms of the NDA. Notwithstanding the foregoing, the Company in its sole discretion may restrict Parent’s access to (i) documents that are attorney-client privileged or confidential, or (ii) documents that relate to the Company Board’s consideration of this Agreement or alternatives thereto. No investigation pursuant to this Section 6.8 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

6.9 Company Cooperation with Debt Financing Efforts. From the Agreement Date through the Closing Date or the termination of this Agreement, the Company shall, and shall cause its Subsidiaries to and its and their respective Representatives to, use reasonable best efforts to, provide to Parent such cooperation (including with respect to timeliness) reasonably requested by Parent in connection with the Debt Financing (provided that such requested cooperation is consistent with Applicable Law and does not unreasonably interfere with the operations of the Company or any of its Subsidiaries) including providing reasonable assistance in the preparation of customary disclosure documents and customary representation letters reasonably required in connection with the Debt Financing. The Company hereby consents to the use of its and its Subsidiary’s names, logos and trademarks solely in connection with the Debt Financing. Neither the Company nor the Subsidiaries shall be required, under the provisions of this Section 6.9 or otherwise in connection with the Debt Financing, (x) to pay any commitment or other similar fee prior to the Closing Date that is not advanced or substantially simultaneously reimbursed by Parent or (y) to incur any out of pocket cost or expense unless such expense is reimbursed by Parent on the earlier of the Closing Date or termination of this Agreement in accordance with Article IX. Nothing contained in this Section 6.9 shall require the Company or its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing or to authorize or approve the Debt Financing prior to the Closing. All material, non-public information regarding the Company and the Subsidiaries provided to Parent or its Representatives pursuant to this Section 6.9 shall be kept confidential by them in accordance with the NDA except for disclosure to potential lenders and investors as required in connection with the Debt Financing subject to customary confidentiality protections.

6.10 Discharge of Company Funded Indebtedness and Release of Encumbrances. Prior to the Closing Date, the Company shall obtain from each lender or holder of Indebtedness set forth on Schedule 4.5(d) a letter, in form and substance reasonably satisfactory to Parent, (i) specifying the amount of such indebtedness owed to such lender or holder, and (ii) agreeing that, upon such lender’s or holder’s receipt of the applicable payoff amount, (A) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable indebtedness shall be repaid and discharged in full and (B) any Encumbrance’s such lender or holder may have in connection therewith shall be released (collectively, the “Payoff Letters”).

6.11 Satisfaction of Condition`s Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1 and 8.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.12 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.13 Directors. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

6.14 Public Announcements. The Company shall consult with Parent before issuing, and give Parent a reasonable opportunity to review and comment upon, any employee communication, press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such communication, press release or make any public announcement without the prior consent of Parent, which consent shall not be unreasonably withheld, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

ARTICLE VII

PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, Parent covenants and agrees with the Company as follows:

7.1 Advice of Changes. Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article V untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, or (b) any breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied.

7.2 Regulatory Approvals; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including without limitation those contained in this Section 7.2), each of Parent, Merger Sub and their respective Subsidiaries shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the obtaining of all permits, waivers, consents, approvals and actions or nonactions required of Parent and/or Merger Sub, as applicable, from Governmental Authorities and the making of all necessary registrations and filings with Governmental Authorities, including filings under the HSR Act, and the taking of all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) promptly execute and file, or join the Company in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement; (iii) the obtaining of all consents or waivers from third Parties required pursuant to material contracts to which Parent and/or Merger Sub is a party, (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent and Merger Sub shall, subject to Applicable Law, promptly (x) cooperate and coordinate with the Company in the taking of the actions contemplated by clauses (i), (ii), (iii) and (iv) immediately above and (y) supply the Company with any information that may be necessary in order to effectuate the taking of such actions. Subject to Applicable Law and the instructions of any Governmental Authority, Parent shall keep the Company reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including (A) informing the Company in writing of any communication (whether written or oral) between Parent and any Governmental Authority regarding any of the transactions contemplated hereby, (B) to the extent practicable under the circumstances, providing the Company and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby, and (C) providing the Company with copies of any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, and make, or cause to be made, as promptly as practicable, a response in compliance with such request; provided that Parent shall provide the Company and its Representatives with a reasonable opportunity to review and comment on such response. Neither Parent nor Merger Sub shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

(b) Without limiting the generality of the undertakings pursuant to Section 7.2(a) hereof, Parent and Merger Sub shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Authorities with jurisdiction over the Antitrust Laws information and documents requested by any such Governmental Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional Consents under any other Antitrust Laws as promptly as practicable following the Agreement Date(provided that in the case of the filing under the HSR Act, such filing shall be made within five (5) Business Days of the Agreement Date) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c) In the event that any administrative or judicial action or proceeding is instituted by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and Merger Sub shall cooperate in all respects with the Company and shall contest and resist any such action or proceeding and seek to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that could prohibit, prevent or restrict consummation of the Merger and the other transactions contemplated by this Agreement.

(d) Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.2 will require, or be construed to require, Parent, Merger Sub or any of their respective Affiliates to agree or proffer to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent or any of its Affiliates, or assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Common Shares), or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

7.3 Parent Financing.

(a) Debt Financing. Parent shall, and shall cause Merger Sub to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent or Merger Sub to obtaining the Debt Financing (including by consummating the Equity Financing at or prior to Closing), (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Debt Financing Commitments or consistent in all material respects with the Debt Financing Commitments, or on other terms that would not materially and adversely impact the ability of Parent to timely consummate the transactions contemplated hereby, and (iv) draw down on the Debt Financing if the conditions to the availability of the Debt Financing have been satisfied or waived. Parent shall not, and shall cause Merger Sub to not, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Debt Financing Commitment or any definitive agreements related to the Debt Financing, if such amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Debt Financing, or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions to the receipt of the Debt Financing, in the case of either clause (A) or

(B) above in a manner that would reasonably be expected to (1) materially delay or prevent the Closing Date, (2) make the funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (C) materially adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent and Merger Sub to consummate the Closing or the likelihood of consummation of the Closing, in each case, without the Company’s prior written consent; provided, however, that Parent and Merger Sub may amend the Debt Financing Commitments or any definitive agreements related to the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents, other funding sources, additional equity financiers or similar entities who had not executed the Debt Financing Commitments as of the Agreement Date. Upon any such amendment, supplement or modification of the Debt Financing Commitments in accordance with this Section 7.3(a), Parent shall provide a copy thereof to the Company and the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as so amended, supplemented or modified. Parent shall keep the Company reasonably apprised of developments relating to the Debt Financing and will provide prompt notice of any material breach or default by any party to the Debt Financing Commitment of which Parent becomes aware or any written communication from any Person with respect to any actual or purported material breach, termination or repudiation by any party to the Debt Financing Commitment.

(b) Substitute Financing. As an alternative to the Debt Financing, Parent and Merger Sub may obtain substitute financing consistent with the section in the Debt Financing Commitments entitled “Alternative Financing Structure” (the “Substitute Financing”) so long as the replacement of the Debt Financing Commitments with commitments for the Substitute Financing (the “Substitute Financing Commitments”) would not be adverse in any material respect to the Company, taking the Debt Financing Commitments and the Substitute Financing Commitments as a whole. In the event the Debt Financing is so replaced, the term “Debt Financing Commitments” shall mean the Substitute Financing Commitments and the term “Debt Financing” shall mean the “Substitute Financing”.

(c) Alternative Financing. In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Financing Commitments for any reason, Parent shall use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement. To the extent the Debt Financing is so replaced, the term “Debt Financing Commitments” shall mean the Debt Financing Commitments, if any, and the commitments for the Alternative Financing, together, and the term “Debt Financing” shall mean the Debt Financing, if any, and the Alternative Financing, in the aggregate.

7.4 Indemnification of Company Directors and Officers.

(a) If the Merger is consummated, then until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Charter, Company Bylaws and any indemnification agreement which has been provided to Parent between the Company and such Company Indemnified Parties, as in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring prior to the Effective Time. Any claims for indemnification made under this Section 7.4(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b) This Section 7.4 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and, notwithstanding Section 10.12 shall be enforceable by the Company Indemnified Parties.

(c) Prior to the Effective Time, Parent shall purchase directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time for the Company’s current directors and officers for acts or omissions occurring prior to the Effective Time, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the Agreement Date and provided further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 7.4(c) in excess of 200% of the amount of the annual premiums paid by the Company for fiscal year 2013 for such purpose (which fiscal year 2013 premiums are hereby represented and warranted by the Company to be as set forth in Section 7.4(c) of the Company Disclosure Schedule), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 200% amount.

7.5 Employees; Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the date which is twelve (12) months after the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary and target cash bonus opportunities (but not, for the avoidance of doubt, equity-based compensation) that are, in the aggregate, no less favorable to the base salary and target cash bonus opportunities provided by the Company and its Subsidiaries on the Agreement Date. The employees covered by this provision will remain at-will employees in all respects. Nothing contained in this Agreement shall confer upon any employee any right with respect to continued employment by Parent or Surviving Corporation, nor shall anything herein interfere with the right of Parent or Surviving Corporation to terminate the employment of any employee (including any Company Continuing Employee) at any time, with or without cause, following the effective date of his or her employment with Parent or Surviving Corporation.

(b) With respect to any employee benefit plan, program, policy or arrangement that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees are or may become eligible to participate in on or following the Effective Time, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to, to the extent permitted by the terms of the applicable employee benefit plans, programs, policies, or arrangements, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent or any of its Subsidiaries, for purposes of eligibility to participate, vesting and benefit levels based on seniority; provided, that, such service shall not be recognized (i) for benefit accrual purposes under any Parent Benefit Plan that is a defined benefit pension plan, or (ii) to the extent that such recognition would result in a duplication of benefits.

(c) Nothing contained in this Agreement shall create any third party beneficiary rights in any Company Continuing Employee or other employee of the Company, or any beneficiary or dependents thereof, with respect to any right of employment (including, without limitation, the compensation, terms and conditions of employment and benefits) or any other legal or equitable right, benefit or remedy of any nature. Nothing in this Agreement, expressed or implied, shall amend, or be deemed to amend, any benefit plan of Parent or the Surviving Corporation or any Benefit Plan, and nothing in this Agreement, express or implied, is intended to, or does, constitute the establishment of, or an amendment to, any benefit plan of Parent or the Surviving Corporation or any Benefit Plan.

7.6 Public Announcements. Parent shall consult with Company before issuing, and give the Company a reasonable opportunity to review and comment upon, any employee communication, press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such communication, press release or make any public announcement without the prior consent of the Company, which consent shall not be unreasonably withheld, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. For the avoidance of doubt, this Section shall not restrict Parent’s disclosure of information regarding the transactions contemplated hereby, including any information related to Parent’s determination to enter into this Agreement, to investors or prospective investors in Parent so long as such disclosures are made pursuant to a confidentiality agreement containing customary terms.

ARTICLE VIII

CONDITIONS TO CLOSING OF MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

(a) Governmental Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b) Requisite Company Vote. The Requisite Company Vote shall have been obtained and shall be in full force and effect.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall there be any statute, rule, regulation, law or order enacted, entered, promulgated enforced or deemed applicable to the Merger which prohibits or makes the consummation of the Merger illegal.

8.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, any of which may be waived in writing exclusively by Parent and Merger Sub:

(a) Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization and Good Standing), Sections 4.2(a) and (b)(i) (Subsidiaries), Section 4.3(a) (Power, Authority and Consents), and Sections 4.5(a), (b)(i), (iii) and (iv)(A)-(D), (c)(i), (c)(iii) and (c)(v) (Capitalization of the Company), shall be true and correct in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, however, in the case of Sections 4.5(a), (b)(i), (b)(iii), (b)(iv)(A)-(D), (c)(i), (c)(iii) and (c)(v), subject to any changes that are de minimis in amount or significance; and (ii) the remaining representations and warranties of the Company set forth in this Agreement that are qualified by materiality or “Material Adverse Effect” shall be true and correct (as so qualified) and each of the remaining representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and Parent shall have received a certificate signed on behalf of the Company by an authorized representative of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by an authorized representative of the Company to such effect.

(c) Litigation. There shall not be pending any Action by any Governmental Authority, or by any other Person (i) having a reasonable likelihood of success, and that (ii) if successful would result in a Material Adverse Effect.

(d) FIRPTA Certificate. The Company shall have furnished to Parent a certification in accordance with Treasury Regulation § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and an associated form of notice to the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and otherwise in form and substance reasonably satisfactory to Parent.

(e) Payoff Letters/Encumbrance Releases. The Company shall have delivered to Parent duly executed copies of the Payoff Letters with respect to all outstanding Indebtedness set forth on Section 4.5(d) of the Company Disclosure Schedule and providing a mechanism for obtaining and/or filing any necessary UCC termination statements, authorizations or other releases as may be reasonably required to evidence the satisfaction of such indebtedness.

(f) Absence of Material Adverse Effect. Since the Agreement Date there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions at or prior to the Effective Time, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality or “Parent Material Adverse Effect” shall be true and correct (as so qualified), and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Effective Time except for such obligations which individually or in the aggregate do not constitute a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

8.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote shall have been obtained, by mutual written consent of the Company and Parent.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) the Requisite Company Vote shall have been obtained, by action taken or authorized by Parent or the Company if:

(a) the Closing shall not have been consummated by 5:00 p.m. Eastern time on February 15, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to (i) any party whose breach of any covenant or obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to occur prior to the End Date, and (ii) the Company if, at the time of any such intended termination by the Company, either Parent or the Company shall be entitled to terminate this Agreement pursuant to Section 9.2(b);

(b) the Requisite Company Vote shall have failed to have been obtained at the Shareholders Meeting (after giving effect to all adjournments or postponements thereof at which this Agreement has been voted upon); or

(c) if (i) any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable, or (ii) if there shall be any Applicable Law that makes the consummation of the Merger illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.2(c) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Sections 6.4(c) and 7.2(c), as applicable.

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) the Requisite Company Vote shall have been obtained, by the Company if:

(a) (i) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or (ii) any such representations or warranty shall have become untrue or incorrect, such that as a result of such breach or untruth the conditions set forth in Section 8.3(a) would not be satisfied, if occurring or continuing at the Effective Time, and such breach or failure to be true and correct is not cured by the earlier of (1) the End Date and (2) thirty (30) calendar days following receipt of written notice from the Company of such breach or failure (or such longer period to which the Company shall agree, during which Parent or Merger Sub exercises reasonable commercial efforts to cure); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement;

(b) prior to the Requisite Company Vote having been obtained, (i) the Company Board has authorized the Company to enter into a definitive acquisition agreement with respect to a Superior Proposal, (ii) the Company has complied with each of its obligations under Section 6.5, and (iii) simultaneously with the termination of this Agreement, the Company enters into a definitive acquisition agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the right of the Company to terminate this Agreement pursuant to this Section 9.3(b) is conditioned on and subject to the prior or concurrent payment to Parent by the Company of the Termination Fee in accordance with Section 9.6(a); or

(c) the Company has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement pursuant to Sections 8.1 and 8.2 hereof, and the Company has indicated in writing to Parent that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement on the date required by Section 2.2 and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2.

9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote shall have been obtained, by Parent if:

(a) (i) there has been a Change in Board Recommendation, (ii) the Company shall have breached or failed to perform any of its material obligations set forth in Section 6.5 or 6.6(a), or (iii) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

(b) (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement (other than with respect to a breach of Section 6.5 or 6.6(a), as to which Section 9.4(a)(iii) shall apply), or (ii) any such representation or warranty shall have become untrue or incorrect, such that as a result of such breach or untruth the conditions set forth in Section 8.2(a) would not be satisfied, if occurring or continuing at the Effective Time, and such breach or failure to be true and correct is not cured by the earlier of (1) the End Date and (2) thirty (30) calendar days following receipt of written notice from Parent of such breach or failure (or such longer period to which Parent shall agree, during which the Company exercises reasonable commercial efforts to cure); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(b) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement.

9.5 Notice of Termination; Effect of Termination and Abandonment. The party hereto desiring to terminate this Agreement pursuant to this Article IX shall give written notice of such termination to the other parties hereto specifying the provision or provisions of this Article IX pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination. If this Agreement is terminated pursuant to this Article IX, this Agreement shall become void and of no effect, without any liability on the part of any party hereto or any of their respective representatives; provided that, (i) the NDA, the Limited Guaranty (only to the extent reflected therein) and the provisions of Section 4.17 and 5.6 (Merger Expenses), Sections 6.14 and 7.6 (Public Announcements), Section 9.8 (Limitation on Liability), this Section 9.5, Section 10.10 (Expenses), Section 10.12 (Notices), Section 10.15 (Entire Agreement), Section 10.14 (Third Party Beneficiaries), Section 10.2 (Governing Law), Section 10.3 (Submission to Jurisdiction; Limitation on Suits Against Financing Sources), Section 10.5 (Assignment; Binding Upon Successors and Assigns), Section10.8 (Remedies; Specific Performance), Section 10.4 (Waiver of Jury Trial), Section 10.6 (Severability) and Section 10.13 (Interpretation; Rules of Construction) shall survive the termination hereof, (ii) the Company or Parent shall have such liability as provided for in Sections 9.6 below and 10.10 (Expenses), and (iii) subject to Section 9.8, (including the limitation on liability set forth therein), no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. Notwithstanding the forgoing, in no event shall any party hereto be liable for punitive damages.

9.6 Termination Fee and Expenses.

In the event that:

(a) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company Shareholders or is otherwise publicly disclosed or otherwise communicated to the Company or the Company Board, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(a) or Section 9.2(b) or by Parent pursuant to Section 9.4(b), and (C) within 12 months after the date of such termination the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(b) this Agreement is terminated by Parent pursuant to Section 9.4(a); or

(c) this Agreement is terminated by the Company pursuant to Section 9.3(b);

then, in any such event, the Company shall pay to Parent a fee of $11.0 million (the “Termination Fee”) less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 9.6(b), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, that the payment by the Company of the Termination Fee pursuant to this Section 9.6 shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account designated by Parent (i) promptly after (and, in any event, within fifteen (15) Business Days of) the earliest to occur of any of the events requiring the payment of the Termination Fee pursuant to Section 9.6(a), (ii) promptly (and, in any event, within fifteen (15) Business Days of termination), in the case of termination by Parent pursuant to Section 9.4(a), or (iii) at the time required by Section 9.3(b), in the case of a termination by the Company pursuant to Section 9.3(b).

(d) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.2(b) or by Parent pursuant to Section 9.4(b) under circumstances in which the Termination Fee is not then payable pursuant to Section 9.6(a), then the Company shall reimburse Parent and its Affiliates for all of their reasonable out of pocket fees and expenses (including all fees and expenses of Financing Sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $7.5 million; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 9.6(d), (i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.6(a) except to the extent indicated in such Section, and (ii) shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. Payment of the Parent Expenses shall be made by wire transfer of same day funds to the account designated by Parent promptly (and, in any event, within fifteen (15) Business Days) after the Company has been notified of the amounts thereof by Parent.

(e) In the event this Agreement is terminated by the Company pursuant to Section 9.3(c), Parent shall pay to the Company a termination fee equal to $19.0 million (the “Reverse Termination Fee”) promptly (and, in any event, within fifteen (15) Business Days after the date of such termination).

9.7 Acknowledgement. Each Party acknowledges that (a) the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement, and (b) without the agreements contained in this Article IX, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to Section 9.6 or and, in order to obtain such payment, the Company, Parent and/or Merger Sub commences a suit that results in a judgment against the Company or Parent, as the case may be, for the amount set forth in Section 9.6 or any portion thereof, the prevailing party in such suit shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) incurred by it and its Affiliates in connection with such suit, together with interest on such amount or portion thereof until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

9.8 Limitation on Liability. Notwithstanding anything to the contrary in this Agreement:

(a) No Parent Party, except Parent, Merger Sub and the Guarantors (but only to the extent set forth in the Limited Guaranty), shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect shareholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guaranty or the Financing Commitments (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(b) Without limiting the right of the Company to seek specific performance in accordance with Section 10.8, the maximum aggregate liability of Parent, Merger Sub and the Guarantors for any loss suffered as a result of any breach of this Agreement, the Limited Guaranty or the Financing Commitments (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Reverse Termination Fee (inclusive of the payment of the Reverse Termination Fee), and in no event shall the Company seek to, and the Company shall cause its Affiliates and its and their direct and indirect shareholders not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount; and

(c) Without in any way limiting the generality of Section 9.8(a), upon payment of the Reverse Termination Fee, no Parent Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guaranty or the Financing Commitments, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from any Parent Party.

ARTICLE X

MISCELLANEOUS

10.1 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein which by their terms apply, or that are to be performed in whole or in part, after the Effective Date, which shall survive the consummation of the Merger until fully performed.

10.2 Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

10.3 Submission to Jurisdiction; Limitation on Suits Against Financing Sources. Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of California in the event any dispute arises out of this Agreement or the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any Action relating to this Agreement or the Merger in any court other than a court in the State of California, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action related to or arising out of this Agreement or the Merger, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Notwithstanding the foregoing or anything else to the contrary and without limiting the generality of Section 9.8(a), each of the parties hereto agrees that it will not bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or the transactions contemplated by this Agreement, including without limitation any dispute arising out of or relating to the Equity Commitment, Debt Financing Commitment, the Alternative Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, and that the provisions of Section 10.4 relating to the waiver of jury trial shall apply to any such Action.

10.4 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.5 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign or delegate, in whole or in part, any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.6 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable under any Applicable Law or jurisdiction, then (a) such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the (b) remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.7 Counterparts. This Agreement may be executed in any number of original, facsimile or .PDF counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

10.8 Remedies; Specific Performance.

(a) Subject to Section 9.8, if any party should breach its covenants or agreements under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the parties agree that, in addition to any other available rights or remedies they may have under this Agreement, (i) Parent may sue in equity for specific performance and/or to obtain an injunction or injunctions to prevent or restrain breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of such parties in any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith and (ii) the Company shall be entitled to specific performance only to the extent described in Section 10.8(b) and (c).

(b) Subject to Section 9.8, the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to draw down the Equity Financing or to consummate the Merger only if:

(i) all conditions in Sections 8.1 and 8.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied;

(ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.2;

(iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; and

(iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

(c) Subject to Section 9.8, prior to any termination of this Agreement in accordance with Section 9.3, the Company shall be entitled to seek specific performance of the obligation of Parent pursuant to the terms of this Agreement to draw down on the Debt Financing if the conditions to the availability of the Debt Financing have been satisfied or waived, but only in the event that each of the following conditions has been satisfied:

(i) all of the conditions set forth in Sections 8.1 and 8.2 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing);

(ii) Parent fails to complete the Closing by the date the Closing is required to occur pursuant to Section 2.2;

(iii) all of the conditions to the consummation of the Debt Financing provided by the Debt Financing Commitments (or, if Alternative Financing is being used, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing); and

(iv) the Company has irrevocably confirmed in writing to Parent that the Company is ready, willing and able to consummate the Closing and if specific performance is granted and the Equity Financing and Debt Financing (or Alternative Financing) are funded, and Parent otherwise complies with its obligations hereunder, then the Closing will occur; provided, however, that in no event shall Parent be obligated to bring any Action against any of the other parties to the Debt Financing Commitment for breach of such party’s obligations under any Debt Financing Commitment or definitive financing agreement in order to enforce such party’s obligation.

10.9 Amendments and Waivers. Any term or provision of this Agreement may be amended, modified or supplemented, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 10.9 at any time before or after adoption of this Agreement by the Requisite Company Vote, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Shareholders without obtaining such further approval. Notwithstanding anything to the contrary contained herein, Sections 9.5, 9.8, 10.1, 10.3, 10.4, 10.14(a) and this Section 10.9 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 9.5, 9.8, 10.1, 10.3, 10.4, 10.14(a) and this Section 10.9) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources. At any time prior to the Effective Time, each of Company and Parent, may, to the extent authorized by their respective Board of Directors and to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein; provided, however, that after the Requisite Company Vote has been obtained, no waiver may be made that pursuant to Applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure or delay of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

10.10 Expenses. Except as otherwise provided in Section 9.6, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, whether or not the Merger is consummated. Notwithstanding the foregoing, (a) Parent and the Company shall share equally all filing fees required in connection with filings made under the HSR Act, and (b) in the event this Agreement is terminated for any reason other than by the Company pursuant to Section 9.3(b), or Parent pursuant to 9.4(a) or 9.4(b), Parent shall reimburse the Company for half of the aggregate fees (other than attorneys’ fees) and expenses incurred in connection with filing the Company Proxy Statement and calling the Shareholders Meeting.

10.11 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.12 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile or email, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be deemed duly given (a) upon receipt, if hand delivered, (b) upon written confirmation of receipt by facsimile or email, if delivered by facsimile or email, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.12:

If to Parent or Merger Sub:

Nest Parent, Inc.

c/o Aurora Capital Group

10877 Wilshire Blvd., 21st Floor

Los Angeles, CA 90024

Attention: Timothy J. Hart

Email address: thart@auroracap.com

with a copy (which shall not constitute notice pursuant to this Section 10.12) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

40th Floor

Los Angeles CA 90067

Attention: Ari B. Lanin

Email address: alanin@gibsondunn.com

Facsimile: (310) 552-7046

If to the Company:

National Technical Systems, Inc.

24007 Ventura Blvd., Suite 200

Calabasas, California 91302

Attention: Chief Executive Officer

Email: bill.mcginnis@nts.com

with a copy (which shall not constitute notice pursuant to this Section 10.12) to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street

Forty-Third Floor

Los Angeles, CA 90071

Attention: Lawrence Braun, Esq. and James A. Mercer III, Esq.

Email: lbraun@sheppardmullin.com; jmercer@sheppardmullin.com

10.13 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The headings and table of contents contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.14 Third Party Beneficiary Rights.

(a) Except as expressly provided herein, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement. Notwithstanding the foregoing, (i) the provisions of Section 9.8(a) and 9.8(c) shall be enforceable against the Company (but not Parent or Merger Sub) by each Financing Source and its successors and assigns, (ii) each Parent Party shall be a third party beneficiary of Sections 9.8(a), 9.8(c) and 10.9, (iii) the provisions of this Section 10.14, the last sentence of Section 10.3 and Section 10.4 shall be enforceable against all parties to this Agreement by each Financing Source and its successors and assigns and no amendment or modification to such provisions including without limitation this Section10.14 in any respect relating to any Financing Source may be made without the prior consent of such provider of such Financing Source and (iv) the Guarantors shall be a third party beneficiary of Section 9.8(b).

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

10.15 Entire Agreement. This Agreement, the exhibits and schedules hereto, the NDA, and the Limited Guaranty constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA, which Parent and the Company agree shall continue to be in full force and effect following the execution of this Agreement; provided, however, the parties agree that no provision of the NDA shall limit in any respect the rights of Parent, the Guarantors or any of their Affiliates to assign or syndicate any portion of their Equity Financing, subject to the terms of the Equity Financing Commitment Letter. In the event of any conflict between the terms of this Agreement and the terms of the NDA, the terms of this Agreement shall control. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEST PARENT, INC.		NATIONAL TECHNICAL SYSTEMS, INC.

By:	/s/ Timothy J. Hart	By:	/s/ William C. McGinnis
Name:	Timothy. J. Hart	Name:	William C. McGinnis
Title:	Vice President, Secretary and General Counsel.	Title:	Chief Executive Officer

NEST MERGER SUB, INC.

By:	/s/ Timothy J. Hart
Name:	Timothy J. Hart
Title:	Vice President, Secretary and General Counsel.

ANNEX B

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

August 15, 2013

The Special Committee of the Board of Directors

National Technical Systems, Inc.

24007 Ventura Boulevard, Suite 200

Calabasas, California 91302

Dear Special Committee:

We understand that National Technical Systems, Inc. (the “Company”), Nest Parent, Inc. (“Acquiror”), a newly-formed entity in which certain investment funds affiliated with Aurora Capital Group (“Aurora Capital”) will be controlling stockholders, and Nest Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Acquiror, propose to enter into the Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and, in connection with the Transaction, (a) each outstanding share of common stock, no par value (“Company Common Stock”), of the Company will be converted into the right to receive $23.00 in cash (the “Consideration”), and (b) the Company will become a wholly owned subsidiary of Acquiror.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed an execution version of the Agreement and Plan of Merger, dated as of August 15, 2013, to be entered into by (a) the Company, a California corporation, (b) Acquiror, a Delaware corporation, and (c) Merger Sub, a California corporation (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company for the fiscal years ending 2014 through 2018;

4.	spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for Company Common Stock, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

The Special Committee of the Board of Directors

National Technical Systems, Inc.

August 15, 2013

8.	considered the third-party solicitation process conducted by the Committee, with our assistance, with respect to a possible sale of the Company, including the Committee’s authorization of negotiations with Aurora Capital leading to the Transaction while such process was otherwise at a less advanced stage with other potential buyers; and

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, we have relied upon, without independent verification, the assessments of the management of the Company as to defense spending and other industry trends and prospects and the potential impact thereof on the Company, and have assumed, at the direction of the Company, that there will be no developments with respect to any such matters that would affect our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the Agreement, when executed, will not differ in any respect from the execution version of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. With respect to the Company’s excess property located in Santa Clarita, California, we have relied upon, without independent verification, the proposed purchase price offered in a non-binding letter of intent received by the Company from a third party for purposes of our analyses and this Opinion. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have

The Special Committee of the Board of Directors

National Technical Systems, Inc.

August 15, 2013

undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to the price or range of prices at which Company Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Committee (in its capacity as such) and, at the request of the Committee, the Board (in its capacity as such) in connection with their evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, one or more affiliates of Aurora Capital or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

An affiliate of Houlihan Lokey has in the past provided certain financial advisory services to an affiliate of Aurora Capital, for which such affiliate of Houlihan Lokey received and is entitled to receive compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Acquiror, Aurora Capital or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Aurora Capital (collectively, “Aurora”), other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Aurora Capital, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Aurora, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Acquiror, Aurora, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, the principal portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a

The Special Committee of the Board of Directors

National Technical Systems, Inc.

August 15, 2013

fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction or the conclusion contained in this Opinion. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders, Acquiror or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

ANNEX C

Chapter 13 of the California General Corporation Law

§ 1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX D

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2013

SPECIAL MEETING OF SHAREHOLDERS OF

NATIONAL TECHNICAL SYSTEMS, INC.

[                    ], 2013

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

▼  Please detach along perforated line and mail in the envelope provided.  ▼

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1,2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To approve the Agreement and Plan of Merger, dated as of August 15, 2013 (the “merger agreement”), by and among Nest Parent, Inc. (“Parent”), Nest Merger Sub, Inc. (“Merger Sub”) and National Technical Systems, Inc. (the “Company”) and the transactions contemplated thereby, including the merger of Merger Sub with and into NTS, as a result of which NTS will be the surviving corporation in the merger and a wholly-owned subsidiary of Parent.

2. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

☐ FOR ☐ AGAINST ☐ ABSTAIN	☐ FOR ☐ AGAINST ☐ ABSTAIN

3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

4. In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

☐ FOR ☐ AGAINST ☐ABSTAIN PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.	The undersigned revokes any prior proxies to vote the shares covered by this proxy.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

D-1

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NATIONAL TECHNICAL SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NATIONAL TECHNICAL SYSTEMS, INC. (THE “COMPANY”)

FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY

TO BE HELD AT [            ] PACIFIC TIME, ON [                    ], [            ], 2013

The undersigned hereby appoints William McGinnis and Donald J. Tringali, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of NTS held of record by the undersigned on [            ], 2013 at the Special Meeting of Shareholders of NTS to be held on [            ], [    ], 2013 at [            ] local time, at [                    ], and at any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

SPECIAL MEETING OF SHAREHOLDERS OF

NATIONAL TECHNICAL SYSTEMS, INC.

[                    ], 2013

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE - Call toll-free [ ] from any touch-tone telephone and follow the instructions.	COMPANY NUMBER

Have your proxy card available when you call.	ACCOUNT NUMBER

-OR-

INTERNET - Access [www. .com] and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at [                    ] or [www.            .com] up until 11:59 PM local time the day before the cut-off or meeting date.

▼  Please detach along perforated line and mail in the envelope provided IF  ▼

you are not voting via telephone or the internet.

D-2

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To approve the Agreement and Plan of Merger, dated as of August 15, 2013 (the “merger agreement”), by and among Nest Parent, Inc. (“Parent”), Nest Merger Sub, Inc. (“Merger Sub”) and National Technical Systems, Inc. (the “Company”) and the transactions contemplated thereby, including the merger of Merger Sub with and into NTS, as a result of which NTS will be the surviving corporation in the merger and a wholly-owned subsidiary of Parent.

2. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

☐ FOR ☐ AGAINST ☐ ABSTAIN	☐ FOR ☐ AGAINST ☐ ABSTAIN

3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

4. In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

☐ FOR

☐ AGAINST

☐ ABSTAIN

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

D-3